EXECUTION VERSION

AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT
Dated as of August 5, 2022
among
VISTA OUTDOOR INC.,
as the Parent Borrower,
THE ADDITIONAL BORROWERS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and

CAPITAL ONE, NATIONAL ASSOCIATION,
as the Administrative Agent

CAPITAL ONE, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC,
and
THE HUNTINGTON NATIONAL BANK

as Joint Lead Arrangers and Joint Bookrunning Managers

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Schedules

1.01(a)    –    Administrative Agent’s Account
1.01(b)    –    Designated Account
1.01(c)     –    Existing Letters of Credit
1.01(d)    –    Guarantors
1.01(e)    –    Commitments and Pro Rata Shares
4.01    –    Opinion Jurisdictions
5.06    –    Litigation
5.09(c)    –    Environmental Matters
5.13    –    Subsidiaries; Equity Interests; Excluded Subsidiaries; Immaterial Subsidiaries
6.02(h)    –    Reports
6.17    –    Deposit Accounts; Securities Accounts
6.18    –    Locations of Eligible Inventory
6.19    –    Post-Closing Covenants
7.01(b)    –    Existing Liens
7.02(e)    –    Existing Indebtedness
7.03(d)    –    Existing Investments
10.02    –    Addresses for Notices

Exhibits

Exhibit 1.01(b)    –    Form of Notice of Borrowing
Exhibit 1.01(c)    –    Form of Notice of Conversion/Continuation
Exhibit 2.02(a)    –    Form of Swingline Request
Exhibit 2.03    –    Form of Request for Letter of Credit
Exhibit B    –    Form of Borrowing Base Certificate
Exhibit C    –    Form of Note
Exhibit D    –    Form of Compliance Certificate
Exhibit E    –    Form of Assignment and Acceptance
Exhibit F    –    Form of Solvency Certificate
Exhibit G-1–G-4 –     Forms of U.S. Tax Compliance Certificates
Exhibit I    –    Form of Notice of Additional Borrower
Exhibit J    –    Form of Borrower Termination Notice
Exhibit L    –    Form of Bank Product Provider Agreement
Exhibit M    –    Form of Intercompany Subordination Agreement

AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT
This AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 5, 2022, among VISTA OUTDOOR INC., a Delaware corporation (the “Parent Borrower”), the ADDITIONAL BORROWERS from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders”), each L/C Issuer (as hereinafter defined) from time to time party hereto and CAPITAL ONE, NATIONAL ASSOCIATION, as the Administrative Agent (as hereinafter defined).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrowers have entered into a Credit Agreement, dated as of March 31, 2021 (as amended and in effect immediately prior to the Closing Date, the “Existing Credit Agreement”), among the Borrowers, the “Lenders” as defined therein, and Capital One, National Association, as Administrative Agent.
WHEREAS, pursuant to the terms of the Share Purchase Agreement dated as of June 30, 2022 (the “Fox Acquisition Agreement”), among Fox Parent Holdings, LLC, a Delaware limited liability company (“Seller”), Fox (Parent) Holdings, Inc., a Delaware corporation (the “Target”), and the Parent Borrower, the Parent Borrower will acquire, directly or indirectly, all of the issued and outstanding shares of common stock of the Target (the “Fox Acquisition”).
WHEREAS, in connection with the Fox Acquisition, the Borrowers have requested, and the Lenders have agreed, to enter into this Agreement in order to provide commitments for the Lenders to extend credit from time to time subject to the conditions set forth herein in the form of Loans in an initial aggregate principal amount of up to $600,000,000 to the Borrowers during the Availability Period of which, at any time, not more than $75,000,000 in aggregate principal, notional or stated amount may be in the form of L/C Credit Extensions provided by the L/C Issuers.
WHEREAS, in accordance with Section 10.01 of the Existing Credit Agreement, the parties hereto (including all of the “Lenders” under the Existing Credit Agreement) desire to amend and restate the Existing Credit Agreement as provided herein.
WHEREAS, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement shall be amended and restated in the form of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set forth in Section 4.01 and Section 4.02, as applicable, the Lenders and each L/C Issuer are willing to extend such credit to the Borrowers. Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by the Administrative Agent (a) from an appraisal
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company reasonably satisfactory to the Administrative Agent and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are reasonably satisfactory to the Administrative Agent, in each case, in the Administrative Agent’s Permitted Discretion.
“Account” means an “account” as such term is defined in Article 9 of the UCC and any and all “supporting obligations” (as defined in Article 9 of the UCC) in respect thereof.
“Account Debtor” means any “account debtor” as such term is defined in Article 9 of the UCC.
“Account Party” has the meaning specified in Section 2.03(h).
“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of greater than 50% of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
“Act” has the meaning specified in Section 10.21.
“Activation Instruction” has the meaning specified in Section 6.17(d).
“Additional Borrower” mean each wholly-owned Domestic Subsidiary that is added as an additional Borrower hereunder in accordance with the provisions set forth in Section 10.24(a), until such Domestic Subsidiary ceases to be an Additional Borrower in accordance with the provisions set forth in Section 10.24(b).
“Additional Lender” means any Eligible Assignee who agrees to provide Commitments in accordance with the provisions of Section 2.14 in connection with a request for a Revolving Credit Commitment Increase.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Capital One, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Administrative Agent’s Account” means the Deposit Account of the Administrative Agent identified on Schedule 1.01(a) to this Agreement (or such other Deposit Account of the Administrative Agent that has been designated as such, in writing, by the Administrative Agent to the Borrowers and the Lenders).
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (i) any EEA Financial Institution and (ii) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent Parties” has the meaning specified in Section 10.02(d).
“Agent Report” means any audit or other report provided by the Administrative Agent or its Related Parties.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Agreement Currency” has the meaning specified in Section 10.23.
“Alternative Currency” means each of (a) Euro, (b) Sterling, (c) Yen and (d) any other currency that is readily available and freely transferable and convertible into Dollars that is approved by the Administrative Agent in its Permitted Discretion and the applicable L/C Issuer (such approval not to be unreasonably withheld).
“Anti-Corruption and Anti-Money Laundering Laws” means the FCPA, the U.K. Bribery Act 2010, as amended, and all other applicable laws, regulations and ordinances concerning or relating to bribery, money laundering (including any financial record keeping and reporting requirements related thereto) or corruption in any jurisdiction applicable to any Loan Party or any of its Subsidiaries.
“Applicable Rate” means, for any day, with respect to Base Rate Loans and SOFR Loans, the applicable rate per annum set forth below under the captions “Base Rate Percentage” and “SOFR Percentage”, respectively, based upon the Average Excess Availability for the fiscal quarter most recently ended prior to such day:

Pricing Level	Average Excess Availability	SOFR Percentage	Base Rate Percentage
1	Greater than or equal to 66.67% of the Line Cap	1.25%	0.25%
2	Less than 66.67% of the Line Cap but greater than or equal to 33.33% of the Line Cap	1.50%	0.50%
3	Less than 33.33% of the Line Cap	1.75%	0.75%

The Applicable Rate shall be the rate set forth as Pricing Level 2 from the Closing Date until the end of the first full fiscal quarter following the Closing Date and thereafter shall be determined at the commencement of each subsequent fiscal quarter, with any changes in the Applicable Rate resulting from a change in Average Excess Availability calculated for the preceding fiscal quarter becoming effective on the first day of such subsequent fiscal quarter; provided, however, that if an Event of Default shall have occurred, then, at the Administrative Agent’s election, effective as of the date on which such Event of Default occurs and continuing through the date as of which such Event of Default is waived, if any, the Applicable Rate shall equal the highest

Applicable Rate specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Swing Loans may not be SOFR Loans.
In the event that any Borrowing Base Certificate delivered pursuant to Section 6.02(h) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate applied for that period, then (i) the Borrowers shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Rate shall be determined based on the corrected Borrowing Base Certificate for that period and (iii) the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Rate for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default or Event of Default under Section 8.01(a) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.08(b) and Article VIII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans and the termination of the Commitments.
“Application Event” means the occurrence of (a) a failure by the Borrowers to make Payment in Full of the Obligations on the Maturity Date or (b) an Event of Default and the election by the Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 8.03 of this Agreement.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means, collectively, each of (a) Capital One, (b) JPMorgan Chase Bank, N.A., (c) PNC Capital Markets LLC and (d) The Huntington National Bank, each in its capacity as a joint lead arranger and a joint bookrunner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii)) in substantially the form of Exhibit E hereto.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease.
“Audited Financial Statements” has the meaning specified in Section 4.01(d).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligations of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).
“Average Excess Availability” means, with respect to any period, (a) the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by the Administrative Agent as of the end of each such period) divided by (b) the number of days in such period.
“Average Revolver Usage” means, with respect to any period, (a) the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each such day) divided by (b) the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) foreign exchange facilities, (f) Cash Management Services or (g) transactions under Hedge Agreements.
“Bank Product Agreement” means any agreement entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any Bank Products.
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations and (c) all amounts that the

Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or any of their Subsidiaries.
“Bank Product Provider” means (a) any Lender or any of its Affiliates or (b) any Person who was a Lender or an Affiliate of a Lender at the time such Bank Product Agreement was entered into, in each case in its capacity as a party to a Bank Product Agreement (including any of the foregoing in its capacity, if applicable, as a Hedge Provider); provided, that no such Person (other than the Administrative Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Administrative Agent receives a Bank Product Provider Agreement from such Person.
“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit L to this Agreement, duly executed by the applicable Bank Product Provider, the Parent Borrower (on behalf of the Loan Parties) and the Administrative Agent.
“Bank Product Reserves” means, as of any date of determination, those reserves that the Administrative Agent deems necessary in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of the Loan Parties and their Subsidiaries in respect of Bank Product Obligations) in respect of the Bank Products Obligations then provided or outstanding.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Administrative Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Administrative Agent to any customer and such rate is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate and (c) the sum of (x) Adjusted Term SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Rate for SOFR Loans over the Applicable Rate for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Administrative Agent’s prime commercial lending rate, the Federal Funds Rate or Adjusted Term SOFR for an Interest Period of one month.
“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)     in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulations” means 31 C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 10.02(d).
“Borrower Termination Notice” means a Borrower Termination Notice, substantially in the form of Exhibit J.
“Borrowers” means, collectively, the Parent Borrower and any Additional Borrowers.
“Borrowing” means a borrowing consisting of (a) Revolving Credit Loans of the same Type, and, in the case of SOFR Loans, having the same Interest Period, made on the same day by the Lenders (or the Administrative Agent on their behalf), (b) Swing Loans made by the Swing Lender or (c) an Extraordinary Advance made by the Administrative Agent.
“Borrowing Base” means, at any time of calculation, an amount equal to, without duplication:
(a)    the sum of:
(i)    the lesser of (A) 100% of Qualified Cash and (B) $80,000,000; plus
(ii)    (A) 92.5% of the Eligible Investment Grade Accounts; plus (B) 90% of the Eligible Accounts (excluding any Eligible Account included in the Borrowing Base pursuant to clause (ii)(A) above), less (C) the amount, if any of the Dilution Reserve; plus
(iii) the product of 92.5% multiplied by the Net Orderly Liquidation Value of Eligible Inventory at such time; plus
(iv) the lesser of (A) the product of 92.5% multiplied by the Net Orderly Liquidation Value of Eligible In-Transit Inventory at such time and (B) $55,000,000; less
(b)    the aggregate amount of the Reserves.
The Administrative Agent may establish and modify Reserves in respect of the Borrowing Base, in each case in its Permitted Discretion, and any newly-established or modified Reserves shall become effective on the third Business Day after delivery of notice thereof to the Borrowers and the Lenders; provided that (A) no Borrower may obtain any new Revolving Credit Loans or Letters of Credit to the extent that such Revolving Credit Loan or Letter of Credit would cause an Overadvance or Event of Default after giving effect to the establishment or increase of any Reserve as set forth in such notice, (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized by the Administrative Agent, (C) no such prior notice shall be required during the continuance of any Event of Default and (D) no such prior notice shall be required with respect to any Reserve established in respect of any Lien on Collateral that has priority over the Administrative Agent’s Lien on such Collateral; provided, however, that (x) a Reserve shall not be established to the extent it is duplicative of any other Reserve or items that are otherwise excluded through eligibility criteria and (y) the amount of any Reserve shall have a reasonable relationship to the circumstance, event, condition, contingencies or other matter that is the basis therefor; provided that, notwithstanding anything herein to the contrary, (A) from and including the Closing Date until the earlier of (x) the date of completion and delivery to the Administrative Agent of the applicable field examinations and inventory appraisals that are reasonably satisfactory to the Administrative Agent and (y) the 120th day after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Accounts and Inventory of the Target and its Subsidiaries shall be deemed Eligible Investment Grade Accounts, Eligible Accounts or Eligible Inventory (as applicable), with the advance rate for such Accounts and Inventory equal to 50% of the book value of such Accounts and Inventory, as applicable; provided that, in the event that the applicable field examinations and inventory appraisals that are reasonably satisfactory to the Administrative Agent have not been completed and delivered to the Administrative Agent on or prior to the 120th day after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Accounts and Inventory of the Target and its Subsidiaries shall be deemed to be equal to $0 commencing on the 121st day after the Closing Date until such time as the applicable field examinations and inventory appraisals that are reasonably satisfactory to the Administrative Agent have been completed and delivered to the Administrative Agent. A Reserve established by the Administrative Agent with respect to any circumstance, event, condition, contingency or other matter shall be promptly released or reduced upon such circumstance, event, condition, contingency or other matter ceasing to exist or otherwise being addressed by the Loan Parties, in each case, to the satisfaction of the Administrative Agent in its Permitted Discretion. In addition, the Administrative Agent may modify the Borrowing Base, in each case in its Permitted Discretion, to adjust for decreases or increases of the amount of Qualified Cash since the delivery of the most recent Borrowing Base Certificate, and in connection therewith the Administrative Agent shall deliver notice of such adjustment to the Parent Borrower on the date of any such adjustment. Subject to the preceding provisions of this paragraph and any other provisions hereof expressly permitting the Administrative Agent to adjust the Borrowing Base, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(h) or Section 7.05(i) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(c)(iii)).
The Loan Parties hereby acknowledge and agree that no assets of any Loan Party shall at any time be included in the Borrowing Base unless and until the Administrative Agent shall have received an executed legal opinion, in form and substance reasonably satisfactory to the Administrative Agent with respect to such Loan Party (it being understood and agreed that as of the Closing Date, such opinions have been received for all Loan Parties other than Fiber Energy Products AR LLC).
“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit B.
“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of. or are in fact closed in, the State of New York and (ii) if the applicable Business Day is with respect to any borrowing, continuation or conversion of any Credit Extension that bears interest based on Term SOFR, a day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of, without duplication, all expenditures (whether paid in cash or financed) of such Person during such period that have been or should be, in accordance with GAAP, included as additions to property, plant or equipment on the consolidated balance sheet of such Person; provided, however, that Capital Expenditures shall not include: (a) expenditures to the extent they are made with the proceeds from the issuance of Equity Interests of the Parent Borrower after the Closing Date; (b) expenditures with proceeds of casualty insurance or condemnation awards in respect of lost, destroyed, damaged or condemned assets or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent Borrower and its Subsidiaries;

(c) interest capitalized during such period; (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent Borrower and any Subsidiary thereof) and for which neither of the Parent Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period); (e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase or (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; (f) investments in respect of an Acquisition permitted hereunder; or (g) the purchase of property, plant or equipment to the extent made with the proceeds of any Disposition within 12 months of the receipt of such proceeds.
“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Collateralize” or “Cash Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has a first priority perfected Lien in such cash collateral)) to be held by the Administrative Agent for the benefit of the Lenders in an amount equal to 105% of the then applicable Letter of Credit Usage, (b) delivering to the Administrative Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, terminating all of such beneficiaries’ rights under the applicable Letters of Credit or (c) providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank reasonably acceptable to the Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage.
“Cash Dominion Period” means any period (a) commencing on the date on which (i) a Specified Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (A) 10.0% of the Line Cap then in effect and (B) $57,000,000, for a period of 5 consecutive Business Days and (b) ending on the first date thereafter on which (i) Excess Availability has been equal to or greater than the greater of (A) 10.0% of the Line Cap then in effect and (B) $57,000,000, at all times for a period of 30 consecutive days and (ii) any such Specified Event of Default is no longer continuing.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and Specified Statutory Liens and, solely for purposes of Investments under Section 7.03(a), any other Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody’s or at least A-1 from S&P;

(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed “bank” under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(d)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(e)    Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;
(f)    repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above;
(g)    tax exempted instruments, including municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short-term ratings by either Moody’s or S&P or a long-term rating of Aaa by Moody’s or AAA by S&P maturing within 360 days after the acquisition thereof; and
(h)    foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a U.S. Person that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    a “change of control” or any comparable term defined or used in, or comparable event described under, any Material Debt Documents, shall have occurred in respect of the Parent Borrower.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Fox Acquisition Agreement as in effect on June 30, 2022.
“Code” means the Internal Revenue Code of 1986 as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the express terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Access Agreement” means any landlord waiver, collateral access agreement, warehouseman or bailee letter or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any landlord for any leased real property where any Eligible Inventory or Eligible Equipment (as defined in the Term Loan Credit Agreement) or books and records related to Collateral are located or any warehouseman, bailee or consignee in possession of, having a Lien upon, or having rights or interests in respect of any Eligible Inventory or Eligible Equipment.
“Collateral Documents” means, collectively, the Security Agreement, the IP Security Agreements, the Collateral Access Agreements, the Security Agreement Supplements, the IP Security Agreement Supplements, and any other security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent or otherwise for the benefit of the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Report” has the meaning specified in Section 6.12(a).
“Collection Account” means a Deposit Account of a Loan Party located in the United States which is used exclusively for deposits of collections and proceeds of Collateral and not as a disbursement or operating account upon which check or other drafts may be drawn.
“Commitment” means, with respect to each Lender, its “Revolving Credit Commitment”, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.01(e) to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement and with respect to all Lenders, the aggregate amount of all such “Revolving Credit Commitments” on Schedule 1.01(e), as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 10.06 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolving Credit Commitments made in accordance with Section 2.06 hereof. The aggregate principal amount of the Commitments on the Closing Date is $600,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and the regulations promulgated from time to time thereunder.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Confirmation Agreement” has the meaning specified in the definition of “Loan Documents”.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, the amount of Consolidated Interest Charges paid in cash during such period.
“Consolidated EBITDA” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (without duplication) the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) income tax expense for such period, (c) depreciation and amortization for such period, (d) non-recurring or unusual expenses or charges or extraordinary expenses or charges for such period, including restructuring charges, accruals and reserves, severance costs (including severance or stay bonuses paid to employees, including related employee benefits attributable to such payments), relocation costs, retention and completion bonuses and integration costs, including any restructuring charges and integration costs related to any acquisition, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business), contract termination costs and recruiting, signing and completion bonuses and expenses, in each case for such period; provided that (i) all amounts added back to Consolidated EBITDA pursuant to this clause (d) shall not exceed 25% of Consolidated EBITDA for such period calculated without giving effect to this clause (d) and (ii) the Parent Borrower shall provide the Administrative Agent with supporting information reasonably requested with respect to amounts added back to Consolidated EBITDA pursuant to this clause (d); (e) amortization or write off of deferred financing costs, (f) non-cash charges related to stock-based employee compensation, (g) non-cash charges associated with the mark-to-market of Swap Contracts, (h) impairment charges or write-offs with respect to goodwill and other intangible assets, (i) losses due solely to fluctuations in currency values and the related tax effects and (j) fees, costs and expenses in an aggregate amount not to exceed $20,000,000 incurred within 6 months of the Closing Date in connection with the Transactions during such period, and minus the following to the extent included in calculating such Consolidated Net Income: (1) gains due solely to fluctuations in currency values and the related tax effects; (2) non-recurring or unusual gains or extraordinary gains and (3) non-cash gains associated with the mark to market of Swap Contracts.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Consolidated EBITDA for such period, minus (ii) the aggregate amount of all Capital Expenditures made by the Parent Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any incurrence of Indebtedness) to (b) Consolidated Fixed Charges for such period. Notwithstanding the foregoing, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any applicable period after a permitted Disposition of a line of business of the Parent Borrower, including the fiscal quarter in which such Disposition occurred, the components of Consolidated Fixed Charges set forth in clauses (a) and (b) of this definition shall be calculated after giving pro forma effect thereto (provided that, with respect to clause (a)(ii) of this definition, the Parent Borrower has provided the Administrative Agent with reasonable back-up demonstrating such Capital Expenditures are attributable to the line of business subject to such Disposition).
“Consolidated Fixed Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) Consolidated Cash Interest Charges, plus (b) scheduled payments in cash of principal on Indebtedness for borrowed money required to be paid during such period (excluding, for the avoidance of doubt, payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or another Subsidiary (other than any such scheduled payments owing from a Loan Party to any Subsidiary that is not a Loan Party)), plus (c) the aggregate amount of income taxes required to be paid in cash by the Parent Borrower and its Subsidiaries during such period plus (d) all Restricted Payments made in cash during such period.

“Consolidated Interest Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write-off of the costs of issuance) of the Parent Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Parent Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Leverage Ratio” means, with respect to any period, the ratio of (a) Consolidated Total Debt as of the last day of such period to (b) Consolidated EBITDA for such period.
“Consolidated Net Income” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the net income of the Parent Borrower and its Subsidiaries determined in accordance with GAAP (excluding (i) all extraordinary noncash gains and (ii) extraordinary noncash losses).
“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Parent Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, Section 5.05(b)) calculated on a pro forma basis after giving effect to any Subject Disposition, Acquisition or Investment.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the type described in clauses (a), (b) (solely with respect to any drawn and unreimbursed amounts thereof), (f), (g) and, solely to the extent relating to the foregoing, clauses (e) and (h) of the definition thereof, of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the applicable Loan Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a SOFR Loan or a SOFR Loan to a Base Rate Loan.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed NOLV” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined and agreed between the Parent Borrower and the Administrative Agent prior to the Closing Date, and expressed as a recovery percentage with respect to each such category of assets.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (it being understood that if any default is cured or waived prior to becoming an Event of Default, such default shall no longer constitute a Default).
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Loans or Extraordinary Advances) within 2 Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, the applicable L/C Issuer and each other Lender promptly following such determination.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to

Revolving Credit Loans that are Base Rate Loans (inclusive of the Applicable Rate applicable thereto).
“Deposit Account” means a “deposit account” as such term is defined in Article 9 of the UCC.
“Designated Account” means the Deposit Account of the Parent Borrower identified on Schedule 1.01(b) to this Agreement (or such other Deposit Account of the Parent Borrower or another Borrower that has been designated as such, in writing, by the Parent Borrower to the Administrative Agent).
“Dilution” means, as of any date of determination, a percentage, based upon the 12 most recently ended full fiscal months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to the Loan Parties’ Accounts during such period by (b) the Loan Parties’ total gross billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Investment Grade Accounts or any other Eligible Accounts by the extent to which Dilution at such time is in excess of 5% (and, for the avoidance of doubt, no Dilution Reserve shall be imposed on the first 5% of Dilution of Eligible Accounts and, thereafter, no Dilution Reserve shall exceed 1% for each incremental whole percentage in Dilution of Eligible Accounts over 5%).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, on or prior to the date that is 91 days after the scheduled Maturity Date; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid-in-kind amounts as of any date of determination) in respect of such Disqualified Equity Interests and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, excluding, for the avoidance of doubt, any Subsidiary that is organized under the laws of Puerto Rico or any “possession of the United States” as that term is understood in Treasury Regulations Section 1.957-3(a)(2)(i).
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by Electronic Transmission such as SWIFT, electronic mail, facsimile or computer-generated communication.
“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by the Administrative Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Eligible Accounts” means those Accounts created by a Loan Party in the ordinary course of its business, that arise out of such Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties with respect to Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Accounts that the Account Debtor has failed to pay within the earlier of (i) 120 days following its original invoice date or (ii) 60 days following its due date (or, solely with respect to Accounts included as Eligible Accounts by the proviso to clause (c) below, Accounts that the Account Debtor has failed to pay within the earlier of (x) 180 days following its original invoice date or (y) 30 days following its due date),
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)    Accounts with a due date more than 90 days following its original invoice date; provided that up to $70,000,000 of Accounts with a due date more than 90 days following its original invoice date but fewer than 180 days following such original invoice date shall not be deemed ineligible solely due to this clause (c),
(d)    Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party,
(e)    Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,
(f)    Accounts that are not payable in Dollars,
(g)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, the United Kingdom or Canada, (ii) is not organized under the laws of the United States, the United Kingdom or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and, if requested by the Administrative Agent, is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent; provided, that up to 10% of aggregate Eligible Accounts on any date of determination shall not be deemed ineligible solely due to clauses (i) or (ii) of this clause (g), so long as (x) the applicable Account Debtor is both organized under the laws of and maintains its chief executive office in one of Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Israel, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Singapore, Sweden or Switzerland, and (y) the Administrative Agent has given its prior written consent to include with respect to such country, in its sole discretion,
(h)    Accounts with respect to which the Account Debtor is the United States, Canada (including the province of Alberta) or the United Kingdom, or any department, agency or instrumentality of the United States, Canada (including the province of Alberta) or the United Kingdom (exclusive, however, of Accounts with respect to which the Loan Parties have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 U.S.C. §3727 et seq., the Financial Administration Act (Canada), its provincial equivalent in Alberta or any other similar Law),
(i)    Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff or dispute,
(j)    Accounts with respect to an Account Debtor (other than Walmart, Inc. or any of its Affiliates) whose Eligible Accounts owing to the Loan Parties exceed 15% (or with respect to Walmart, Inc. or any of its Affiliates whose Eligible Accounts owing to the Loan Parties exceeds 30%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(k)    Accounts with respect to which the Account Debtor is subject to an any proceeding commenced by or against any Person under any Debtor Relief Law, is not Solvent, has gone out of business, or as to which any Loan Party has received notice of an imminent proceeding commenced by or against any Person under any Debtor Relief Law or a material impairment of the financial condition of such Account Debtor,
(1)    Accounts the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,
(m)    Accounts that are not subject to a valid and perfected first priority Lien of the Administrative Agent,
(n)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(o)    Accounts with respect to which the Account Debtor is a Restricted Party,
(p)    Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services or (ii) that represent credit card sales, or
(q)    Accounts owned by a target acquired in connection with an Acquisition or Investment permitted under Section 7.03, or Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement (including, without limitation, pursuant to Section 10.24), until the completion of a field examination with respect to such Accounts, in each case, satisfactory to the Administrative Agent in its Permitted Discretion.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that receives the consents required by Section 10.06(b)(iii); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrowers or any of the Borrowers’ respective Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its Affiliates or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) a natural person.
“Eligible In-Transit Inventory” means Inventory of a Loan Party that does not qualify as Eligible Inventory solely because it is not in a location set forth on Schedule 6.18 to this Agreement or in transit among such locations and a Loan Party does not have actual and exclusive possession thereof, but as to which:
(a)    such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule 6.18 to this Agreement (as such Schedule 6.18 may be amended from time to time with the prior written consent of the Administrative Agent),
(b)    title to such Inventory has passed to a Loan Party and the Administrative Agent shall have received such evidence thereof as it may from time to time require in its Permitted Discretion,

(c)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to the Administrative Agent in its Permitted Discretion, and the Administrative Agent shall have received a copy of the certificate of insurance in connection therewith in which it has been named as a lender loss payee in a manner reasonably acceptable to the Administrative Agent in its Permitted Discretion,
(d)    (i) such Inventory is the subject of a bill of lading (or other document of title) (which, if requested by the Administrative Agent in its sole discretion, shall be in negotiable form) with an “on board” notation governed by the laws of a state within the United States (A) that is consigned to the Administrative Agent (or to the Parent Borrower so long as the Administrative Agent may alter the consignee at any time an Event of Default has occurred and is continuing or a Cash Dominion Period is in effect), (B) that was issued by the carrier (including a non-vessel operating common carrier) in possession of the Inventory that is subject to such bill of lading (or other document of title), (C) that requires, in the event that such Inventory is subject to a negotiable document of title, such bill of lading (or other negotiable document of title) be surrendered to the carrier to permit possession of such Inventory, and (D) that either is in the possession of the Administrative Agent or a third party logistics provider pursuant to clause (iii) below (in each case in the continental United States), (ii) the Administrative Agent has either (A) entered into a written agreement by the seller of such Inventory, in form and substance reasonably satisfactory to the Administrative Agent, that waives all rights of stoppage, diversion or similar rights of the seller to such Inventory, or (B) the bill of lading (or other negotiable document of title) provides that the seller does not have any right of reclamation, stoppage, diversion or similar rights with respect to such Inventory, and (iii) unless otherwise agreed by the Administrative Agent in its sole discretion, the Administrative Agent, the applicable Loan Party and the third party logistics provider (including each the customs broker, freight-forwarder or other handler in possession of such Inventory or document of title) have entered into a tripartite agreement whereby such third party logistics provider has agreed to hold such Inventory, applicable bills of lading and all other documents of title for the benefit of the Administrative Agent and act as bailee for perfection for the Administrative Agent with respect to such Inventory, bills of lading and other documents of title,
(e)    such Inventory is in the possession of a common carrier (including on behalf of any non-vessel operating common carrier) that has issued the bill of lading or other document of title with respect thereto,
(f)    the Inventory and documents of title related thereto are subject to the valid and perfected first priority Lien of the Administrative Agent, and
(g)    such Inventory shall not have been in transit for more than 60 days.
“Eligible Inventory” means Inventory of a Loan Party, that complies with each of the representations and warranties in respect of Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by the Administrative Agent from time to time after the Closing Date. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Loan Party does not have good, valid, and marketable title thereto,
(b)    a Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Loan Party),

(c)    it is not located at one of the locations in the continental United States set forth on Schedule 6.18 to this Agreement (as such Schedule 6.18 may be amended from time to time with the prior written consent of the Administrative Agent) (or in-transit from one such location to another such location),
(d)    it is stored at locations holding less than $100,000 of the aggregate value of such Loan Party’s Inventory,
(e)    it is in-transit to or from a location of a Loan Party (other than in-transit from one location set forth on Schedule 6.18 to this Agreement to another location set forth on Schedule 6.18 to this Agreement (as such Schedule 6.18 may be amended from time to time with the prior written consent of the Administrative Agent)),
(f)    it is located on real property leased by a Loan Party or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises or (ii) the Administrative Agent has established a Rent Reserve with respect to such location,
(g)    it is the subject of a bill of lading or other document of title,
(h)    it is not subject to a valid and perfected first priority Lien of the Administrative Agent,
(i)    it consists of goods returned or rejected by a Loan Party’s customers unless such goods are undamaged, have undergone a quality control review by such Loan Party in the ordinary course of business and are otherwise salable in the ordinary course of business,
(j)    it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,
(k)    it is subject to third party intellectual property, licensing or other proprietary rights, unless the Administrative Agent is satisfied that such Inventory can be freely sold by the Administrative Agent on and after the occurrence of an Event of Default despite such third party rights, or
(1)    it was acquired in connection with an Acquisition or Investment permitted under Section 7.03 of this Agreement, or such Inventory is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to the Administrative Agent in its Permitted Discretion.
“Eligible Investment Grade Account” means, at any time, any Eligible Account of any Loan Party if the Account Debtor in respect of such Eligible Account is an Investment Grade Account Debtor.
“Environmental Action” means any claim, order, notice of violation, or notice of potential liability, issued against the Parent Borrower or any of its Subsidiaries, or any

proceeding or governmental investigation, instituted with respect to the Parent Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any hazardous or toxic materials or waste into the environment.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section

4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or the receipt of notice by any Loan Party or any ERISA Affiliate that a Multiemployer Plan is in critical status; (d) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan, the treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for imposition of a lien (within the meaning of Section 430(k) of the Code or Section 303(k) of ERISA) are satisfied.
“Erroneous Payment” has the meaning assigned to it in Section 9.07(b).
“Erroneous Payment Notice” has the meaning assigned to it in Section 9.07(b).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union as adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Availability” means, at any time, the amount that the Borrowers are entitled to borrow as Revolving Credit Loans under Section 2.01 of this Agreement (after giving effect to the then outstanding Revolver Usage) at such time; provided that no more than 25% of the Borrowing Base in any such calculation shall be derived from clause (a)(i) of the definition of the Borrowing Base.
“Excluded Deposit Account” means (a) any Deposit Account, the funds in which are used solely for the payment of salaries and wages, workers’ compensation, employee benefit plans (including funds held by the Parent Borrower or any Subsidiary in trust for any director, officer or employee of the Parent Borrower or any Subsidiary with respect thereto) or health benefit obligations and similar expenses (including payroll Taxes) in the ordinary course of business, (b) any Deposit Account that is a zero-balance disbursement account, (c) any Deposit Account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an Acquisition or any other transaction, in each case, permitted hereunder and (d) any Deposit Account established by a Loan Party with amounts on deposit that do not exceed at any time (i) $5,000,000, when aggregated with the amounts on deposit in all other Deposit Accounts that are subject to this clause (d), plus all amounts held in Securities Accounts excluded pursuant to clause (b) of the definition of “Excluded Securities Accounts”, or (ii) $2,000,000, individually.

“Excluded Joint Venture” means (a) any Person described in clause (a) of the definition of Joint Venture or (b) any other Joint Venture that is entered into in accordance with Section 7.03(g) or (k) and designated as an Excluded Joint Venture by the Parent Borrower and certified by the Parent Borrower as being entered into in compliance with Section 7.03(g) or (k).
“Excluded Securities Account” means (a) any Securities Account the securities entitlements in which are used solely for the payment of salaries and wages, workers’ compensation, employee benefit plans (including funds held by the Parent Borrower or any Subsidiary in trust for any director, officer or employee of the Parent Borrower or any Subsidiary with respect thereto) or health benefit obligations and similar expenses (including payroll Taxes) in the ordinary course of business, and (b) any Securities Account established by a Loan Party with a balance that does not exceed at any time (i) $5,000,000, when aggregated with the amounts on deposit in all other Securities Accounts that are subject to this clause (b), plus all amounts held in Deposit Accounts excluded pursuant to clause (d) of the definition of “Excluded Deposit Accounts” or (ii) $2,000,000, individually.
“Excluded Subsidiary” means any (a) Subsidiary of the Parent Borrower that is prohibited by applicable Law or by contractual obligations existing on the Closing Date (or at the time such Subsidiary becomes a Subsidiary of the Parent Borrower, so long as such obligations were not incurred in connection with or in contemplation of it becoming a Subsidiary of the Parent Borrower) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (b) CFC, (c) FSHCO, and (d) any Subsidiary in circumstances where the Parent Borrower and the Administrative Agent reasonably agree that the cost of providing a guarantee of the Obligations is excessive in relation to the value afforded thereby. The Excluded Subsidiaries on the Closing Date are set forth on Schedule 5.13; provided that any Subsidiary of the Parent Borrower that is a guarantor under the Term Facility shall not constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 1(e) of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” has the meaning specified in Section 3.01(a).
“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.
“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(c) hereto.
“Existing Revolving Borrowings” has the meaning specified in Section 2.14(c).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.18(a).
“Extending Lender” has the meaning specified in Section 2.18(a).
“Extension” has the meaning specified in Section 2.18(a).
“Extension Offer” has the meaning specified in Section 2.18(a).
“Extraordinary Advance” has the meaning specified in Section 2.02(f)(iv).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Acquisition Regulation” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as determined by the Administrative Agent in a commercially reasonable manner, but in no event less than 0.0% per annum.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” means collectively, (i) that certain Amended and Restated Fee Letter, dated as of March 31, 2021, among the Parent Borrower and Capital One and (ii) that certain Fee Letter, dated as of June 30, 2022, among the Parent Borrower, JPMorgan Chase Bank, N.A. and Capital One.
“Floor” means 0.00% per annum.
“Foreclosed Borrower” has the meaning specified in Section 10.25(g).
“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fox Acquisition” has the meaning assigned to such term in the recitals to this Agreement.
“Fox Acquisition Agreement” has the meaning assigned to such term in the recitals to this Agreement.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage attributable to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Usage in respect of Letters of Credit and as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement, (b) with respect to the Swing Lender, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Swing Loans outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms of this Agreement and (c) with respect to the Administrative Agent, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Extraordinary Advances outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms of this Agreement.
“FSHCO” means any Domestic Subsidiary or non-U.S. disregarded entity, in each case that owns no material assets other than (a) Equity Interests or (b) Equity Interests and debt interests, in each case of one or more CFCs and/or of one or more FSHCOs.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.
“Government Contract” means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided, that unless otherwise specified, all references to “Government Contract” or to “Government Contracts” shall refer to such contracts between any Loan Party and any Governmental Party.
“Governmental Authority” means the government of any nation, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Party” means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.
“Governmental Requirement” means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.06(h).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the related primary obligation and (B) the portion thereof expressly stated to be so guaranteed, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Parent Borrower, the Subsidiaries of the Parent Borrower listed on Schedule 1.01(d) and each other Domestic Subsidiary (other than any Excluded Joint Ventures and any Excluded Subsidiaries) of the Parent Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 or Section 6.19.
“Guaranty” means, collectively, the ABL Guaranty made by the Guarantors on the Original Closing Date in favor of the Administrative Agent on behalf of the Lenders together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or Section 6.19.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and their respective Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or any of their Subsidiaries or otherwise provides Bank Products under clause (g) of the definition of “Bank Products”.

“Immaterial Subsidiary” means any wholly-owned Domestic Subsidiary of the Parent Borrower that, as of the last day of the fiscal quarter of the Parent Borrower most recently ended and for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof (or, prior to the first such delivery, referred to in Section 5.05(b)), did not have assets with a value in excess of 5.0% of the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries or revenues representing in excess of 5.0% of consolidated revenues of the Parent Borrower and its wholly-owned Domestic Subsidiaries for the 12-month period ended as of such date; provided that in the event that any wholly-owned Domestic Subsidiaries that would otherwise be Immaterial Subsidiaries shall, in the aggregate, account for a percentage in excess of 10.0% of the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries or 10.0% of the consolidated revenues of the Parent Borrower and its wholly-owned Domestic Subsidiaries as of the end of and for the most recently completed fiscal year for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof (or, prior to the first such delivery, referred to in Section 5.05(b)), then one or more of such Subsidiaries designated by the Parent Borrower (or, if the Parent Borrower shall make no designation, one or more of such wholly-owned Domestic Subsidiaries that are not otherwise Excluded Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess and shall comply with the provisions of Section 6.12 applicable to such Subsidiary or Subsidiaries. Each Immaterial Subsidiary as of the Closing Date shall be set forth on Schedule 5.13.
“Increase Effective Date” has the meaning specified in Section 2.14(b).
“Increased Reporting Event” means if, at any time, Excess Availability is less than the greater of (a) 10% of the Line Cap, and (b) $57,000,000.
“Increased Reporting Period” means each period commencing with the occurrence of an Increased Reporting Event and ending on the subsequent date that Excess Availability has been equal to or greater than the greater of (a) 10% of the Line Cap, and (b) $57,000,000 for at least thirty (30) consecutive days.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the monetary obligation of the Swap Termination Value of any Swap Contract of such Person;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and, solely to the extent included as liabilities in accordance with GAAP, any earn out or similar obligation;

(e)    Indebtedness of the type described in clauses (a) through (d) above and clauses (f) through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the book value of any assets subject to such Lien if such Lien is limited in recourse);
(f)    all Attributable Indebtedness of such Person;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Liabilities” has the meaning specified in Section 10.04(b).
“Indemnified Taxes” has the meaning specified in Section 3.01(a).
“Indemnitees” has the meaning specified in Section 10.04(b).
“Individual Letter of Credit Sublimit” means, (a) with respect to Capital One, $50,000,000, (b) with respect to JPMorgan Chase Bank, N.A., $25,000,000 and (c) with respect to any other L/C Issuer, such amount as is agreed to by such L/C Issuer and the Parent Borrower and consented to in writing by the Administrative Agent; provided, that any L/C Issuer may in its sole discretion agree to exceed its Individual Letter of Credit Sublimit with the consent of the Administrative Agent.
“Information” has the meaning specified in Section 10.07(a).
“Initial Credit Extension” means the Credit Extension to occur on the Closing Date.
“Intercompany Subordination Agreement” means an amended and restated intercompany subordination agreement dated as of the Closing Date, executed and delivered by one or more Loan Parties and one or more other Subsidiaries and the Administrative Agent in the form attached hereto as Exhibit M.
“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of the Closing Date, between the Administrative Agent and the Term Agent, and acknowledged by the Loan Parties, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement between the Administrative Agent and any agent or trustee with respect to the Term Facility or any Permitted Refinancing thereof that is in form and substance reasonably satisfactory to the Administrative Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Payment Date” means, (a) with respect to any SOFR Loan (other than a SOFR Loan having an Interest Period longer than three (3) months) the last Business Day of each Interest Period applicable to such Loan, (b) with respect to any SOFR Loan having an Interest Period of three (3) or more months, the last Business Day of each three (3) month interval and, without duplication, the last Business Day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the last Business Day of each calendar quarter.
“Interest Period” means, with respect to any SOFR Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to a SOFR Loan and ending on the date one, three, or six months thereafter, as selected by the Parent Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a SOFR Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Revolving Credit Loan shall extend beyond the Maturity Date.
“Inventory” means “inventory” as such term is defined in Article 9 of the UCC.
“Inventory Reserves” means, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to Eligible Inventory or Eligible In-Transit Inventory, including based on the results of appraisals.
“Investment” means, as to any Person, any direct or indirect investment by such Person, including (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of proceeds, payments and other returns thereon.
“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“IP Rights” has the meaning specified in Section 5.17.
“IP Security Agreement” has the meaning specified in Section 14(f) of the Security Agreement together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12 or Section 14(g) of the Security Agreement, in each case as amended.
“IP Security Agreement Supplement” has the meaning specified in Section 1(g)(vi) of the Security Agreement.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of the L/C Issuer of such Letter of Credit and relating to such Letter of Credit.
“Joint Venture” means (a) (i) any corporation, partnership, limited liability company or other business entity (any such Person, a “Business Entity”) in which the Parent Borrower beneficially owns at least 20% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Parent Borrower beneficially owns at least 20% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Parent Borrower at least 40% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Parent Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Parent Borrower and its Subsidiaries are engaged.
“Judgment Currency” has the meaning specified in Section 10.23.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has neither been reimbursed on the date when made nor refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuers” means collectively (a) Capital One, (b) JPMorgan Chase Bank, N.A., (c) a Lender selected by the Parent Borrower and consented to in writing by the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and such Lender and (d) solely with any Existing Letter of Credit (or amendments thereto) that remains outstanding, the Lender that is the issuer thereof.
“Lender” has the meaning set forth in the preamble to this Agreement, including each L/C Issuer and Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 10.06 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group Expenses” has the meaning specified in Section 10.04(a).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit or equivalent foreign guaranty issued hereunder by an L/C Issuer and the Existing Letters of Credit. A Letter of Credit may be a documentary letter of credit or a standby letter of credit.
“Letter of Credit Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.
“Letter of Credit Expiration Date” means the day that is 5 Business Days prior to the latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.03(e) on such date.
“Letter of Credit Fee” has the meaning specified in Section 2.09(a)(iii).
“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).
“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).
“Letter of Credit Sublimit” means $75,000,000.
“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Spot Rate on such date of determination), plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Credit Loan including, without duplication, any L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, the presence of a filed financing statement under the UCC (or equivalent statutes) of any jurisdiction shall not in and of itself be deemed to constitute a Lien.
“Line Cap” means, at any time, the lesser of (a) the Borrowing Base (based upon the most recent Borrowing Base Certificate delivered by the Parent Borrower to the Administrative Agent, as adjusted for declines or increases of Qualified Cash or Reserves established by the Administrative Agent in accordance with this Agreement) and (b) the Aggregate Commitments, in each case as in effect at such time.
“Loan Account” has the meaning specified in Section 2.11(a).
“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Notes, the Guaranty, the Collateral Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Confirmation and Ratification to Ancillary Loan Documents (the “Confirmation Agreement”) and any other agreement, document or instrument entered into now or in the future in connection with this Agreement.
“Loans” means the Revolving Credit Loans, Swing Loans and Extraordinary Advances made by the Lenders to the Borrowers pursuant to this Agreement.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party or the Administrative Agent’s ability to realize on the Collateral (except to the extent such impairment results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or of the Administrative Agent to file Uniform Commercial Code continuation statements).
“Material Debt” means the Term Facility and any other Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $50,000,000; provided that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall not include Indebtedness of the type described under Section 7.02(f) or Guarantees in respect of the foregoing.
“Material Debt Documents” means any agreements, instruments and other documents in respect of any Material Debt including, as of the Closing Date, and the Senior Notes Documents, in each case as such agreements, instruments or other documents may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” means the earliest of (a) March 31, 2026 or if the maturity of the Revolving Credit Facility is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section, (b) the date that is 91 days prior to the earliest final maturity of the Senior Notes (or any refinancings, refundings, renewals or extensions thereof) but only if any such Indebtedness remains outstanding on such date, (c) the date that is 91 days prior to the earliest final maturity of the Term Facility or any Permitted Refinancing thereof, but only if the Term Facility (or any Permitted Refinancing thereof) remains outstanding on such date and (d) the date of termination in whole of the Commitments pursuant to Section 2.06 or 8.02.
“Maximum Rate” has the meaning specified in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Disposition or receipt of casualty insurance or condemnation awards by the Parent Borrower or any Loan Party, the excess, if any, of (a) the sum of the cash and Cash Equivalents received in connection with such transaction over (b) the sum of all out-of-pocket fees, costs and other expenses paid to third parties (other than Affiliates) by the Parent Borrower or any other Loan Party in connection with such transaction and the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer); provided, that if any contingency with respect to any such reserve no longer exists (as determined reasonably and in good faith by a Responsible Officer), the amount of such reserve (or the residual amount of such reserve, as applicable) shall then constitute Net Cash Proceeds.
“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent appraisal of such Inventory delivered to the Administrative Agent pursuant to Section 6.16 and expressed as a recovery percentage with respect to each such category of assets; provided that prior to the first Acceptable Appraisal received by the Administrative Agent under this Agreement (including pursuant to the requirements of Section 6.19), the “Net Orderly Liquidation Value” shall be deemed to be the applicable Deemed NOLV.
“Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Loans made by such Lender.
“Notice of Additional Borrower” means a Notice of Additional Borrower in substantially the form of Exhibit I hereto.

“Notice of Borrowing” means a notice given by the Parent Borrower to the Administrative Agent pursuant to Section 2.02(a), in substantially the form of Exhibit 1.01(b) hereto.
“Notice of Conversion/Continuation” as defined in Section 2.02(c), in substantially the form of Exhibit 1.01(c) hereto.
“Obligations” means (a) all loans (including the Revolving Credit Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of a proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding under any Debtor Relief Laws), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of a proceeding under the Debtor Relief Laws, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding under the Debtor Relief Laws), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party under this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all Bank Product Obligations; provided that, notwithstanding anything to the contrary in this definition, the Obligations of any Loan Party shall exclude its Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Credit Loans, (ii) interest accrued on the Revolving Credit Loans, (iii) the amount necessary to reimburse L/C Issuer for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior to and after the commencement of a proceeding under any Debtor Relief Laws.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or in each case equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).
“Original Closing Date” means the closing date of the Existing Credit Agreement, which date was March 31, 2021.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning specified in Section 3.01(b).
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than the Line Cap.
“Paid in Full” or “Payment in Full” means, with respect to the Obligations, (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and accrued and unpaid interest with respect to, all outstanding Loans, (ii) all Lender Group Expenses that have accrued and are unpaid and then owed and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized, (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the applicable L/C Issuer(s) or (iv) continued under a credit facility that in part or in whole replaces or refinances this Agreement or otherwise treated in a manner satisfactory to the applicable L/C Issuer(s), in either case, pursuant to an arrangement resulting in the simultaneous termination (in a manner satisfactory to the Administrative Agent, in its sole discretion) of the participations of the Lenders under this Agreement in such Letters of Credit, (c) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses) and identified to the Parent Borrower, such cash collateral to be in such amount as the Administrative Agent determines in its Permitted Discretion is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in immediately available funds of all fees and other amounts outstanding and then owing under Bank Product Obligations or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any fees or other amounts to be owing and identified to the Parent Borrower or the receipt by the Administrative Agent of cash collateral in order to secure any such Obligations that are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid (other than any Bank Product Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized), and (e) the termination or expiration of all of the Commitments of the Lenders.
“Parent Borrower” has the meaning assigned to such term in the introductory paragraph hereof.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning assigned to such term in Section 10.06(d).
“Payment” has the meaning assigned to such term in Section 9.07(b).
“Payment Conditions” means, at the time of determination with respect to a transaction or a proposed payment to fund a proposed transaction, that:

(a)    no Specified Event of Default then exists or would arise as a result of the consummation of such proposed transaction;
(b)    either
(i)    Excess Availability, in each case, is not less than the greater of (A) 15.0% of the Line Cap, and (B) $86,000,000, at all times during the 30 day period prior to such proposed transaction or payment and after giving effect to such proposed payment and proposed transaction; or
(ii)    both (A) the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 1.00:1.00 for the Test Period most recently ended (calculated on a pro forma basis and including the cash amount of any proposed payment as a Consolidated Fixed Charge made on the last day of such Test Period (provided that unless any such proposed payment is a Consolidated Fixed Charge under the definition thereof, such proposed payment shall not be considered a Consolidated Fixed Charge for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a subsequent transaction in reliance on Payment Conditions)); and (B) Excess Availability is not less than the greater of (x) 12.5% of the Line Cap, and (y) $69,000,000 (at all times during the 30 day period prior to such proposed transaction or payment and after giving effect to such proposed payment and proposed transaction), in each case after giving effect to such proposed payment and proposed transaction; and
(c)    if (x) the amount of any such proposed transaction or payment exceeds $25,000,000 or (y) the aggregate amount of any such transactions consummated or payments made since the later of (A) the date the most recent Borrowing Base Certificate was furnished to the Administrative Agent pursuant to Section 6.02(h) and (B) the date of the most recent certificate furnished to the Administrative Agent pursuant to this clause (c) exceeds $25,000,000, the Parent Borrower shall have delivered a certificate to the Administrative Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied; provided that, for the avoidance of doubt, the conditions in the foregoing clauses (a) and (b) must be satisfied at the time of each such proposed transaction or payment.
“Payment Notice” has the meaning assigned to such term in Section 9.07(b)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding 5 plan years.
“Performance Guarantee” means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition so long as:
(a)    (i) no Indebtedness will be incurred, assumed or would exist with respect to any Loan Party or their respective Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 7.02 and (ii) no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or their respective Subsidiaries as a result of such Acquisition other than Liens permitted under Section 7.01 (and no Liens with respect to Indebtedness for borrowed money will be incurred, assumed, or would exist in connection with such Acquisition on acquired Collateral other than pursuant to Section 7.01(a) or (j));
(b)    the material lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall comply with Section 7.07;
(c)    each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby;
(d)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;
(e)    the Payment Conditions are satisfied; and
(f)    if the aggregate consideration paid in connection with the proposed Acquisition exceeds $50,000,000 (including deferred and contingent amounts) and, at the time of the consummation of such Acquisition and after giving pro forma effect thereto, the then outstanding Revolver Usage exceeds 30% of the Line Cap, the Parent Borrower shall (i) have provided the Administrative Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and copies of the acquisition agreement and other material documents relative to the proposed Acquisition at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition (or, in either case, such shorter period as agreed to by the Administrative Agent) and (ii) upon the request of the Administrative Agent in its Permitted Discretion, have provided the Administrative Agent with (or access to) due diligence materials of the Parent Borrower relative to the proposed Acquisition, including, if available, forecasted balance sheets, profit and loss statements, cash flow statements and projections of the Person or assets to be acquired (including any pro forma or standalone financial statements created by any Person in connection with the proposed Acquisition and available to the Parent Borrower), all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one-year period following the date of the proposed Acquisition (on a quarter-by-quarter basis).
“Permitted Discretion” means the exercise of the Administrative Agent’s reasonable business judgment (from the perspective of a secured asset-based lender).
“Permitted Liens” means any Liens permitted under Section 7.01 hereof.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any tax Lien; provided, that (a) a reserve with respect to the underlying tax obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) either (i) the Administrative Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the

Administrative Agent’s Liens, (ii) such Lien is bonded in a manner satisfactory to the Administrative Agent in its Permitted Discretion or (iii) the Administrative Agent has established a Reserve equal to the amount secured by such Lien.
“Permitted Refinancing” means any Indebtedness issued in exchange for, or the net proceeds of which” are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness under the Term Credit Agreement (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount of such Permitted Refinancing does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall have a final maturity that is no earlier than the final maturity date of such Indebtedness being Refinanced, (d) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (e) such Permitted Refinancing and the Liens securing such Permitted Refinancing shall be subject to the Intercreditor Agreement, and (f) no Permitted Refinancing shall be secured by any assets of the Loan Parties or their Subsidiaries that did not secure the Indebtedness being Refinanced.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 10.02(d).
“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.
“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.
“Pro Rata Share” means,
(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Credit Loans, right to receive payments of interest, fees and principal with respect to the Revolving Credit Loans and all other computations and other matters related to the Commitments or the Revolving Credit Loans, the percentage obtained by dividing (i) the Revolving Credit Loan Exposure of such Lender by (ii) the aggregate Revolving Credit Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.06;
(b)    with respect to a Lender’s obligation to participate in Letter of Credit Usage, obligation to reimburse any L/C Issuer, right to receive payments of Letter of Credit Fees with respect to Letter of Credit Usage and all other computations and other matters related to the Letter of Credit Usage, the percentage obtained by dividing (i) the Revolving Credit Loan Exposure of such Lender, by (ii) the aggregate Revolving Credit Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.06; provided that if all of the Revolving Credit Loans have been repaid in full and all Commitments have been terminated, but Letter of Credit Usage remains outstanding, Pro Rata

Share of each Lender under this clause (b) shall be determined based on the Pro Rata Share of such Lender most recently in effect prior to all of the Revolving Credit Loans having been repaid in full, as the applicable percentage may be adjusted by subsequent assignments permitted pursuant to Section 10.06;
(c)    [reserved];
(d)    [reserved], and
(e)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.04 of this Agreement), the percentage obtained by dividing (i) the Revolving Credit Loan Exposure of such Lender by (ii) the aggregate Revolving Credit Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.06; provided, that if all of the Revolving Credit Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share of each Lender under this clause (e) shall be determined based on the Pro Rata Share of such Lender most recently in effect prior to all of the Revolving Credit Loans having been repaid in full, as the applicable percentage may be adjusted by subsequent assignments permitted pursuant to Section 10.06.
The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.01(e) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
“Projections” means the Parent Borrower’s forecasted (a) balance sheets, (b) income statements, (c) cash flow statements, and (d) Borrowing Base and Excess Availability, all prepared on a basis consistent with the Parent Borrower’s historical financial statements, together with reasonable supporting details regarding underlying assumptions.
“Protective Advances” has the meaning specified in Section 2.02(f)(i).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 10.02(d).
“Qualified Cash” means unrestricted cash and Cash Equivalents of a Loan Party held in a Deposit Account or Securities Account maintained in the United States with the Administrative Agent as security for the Obligations, and in which the Administrative Agent has a first priority perfected security interest and which is subject to a Control Agreement (and, if such Deposit Account or Securities Account is maintained with a Lender other than the Administrative Agent, with respect to which the Administrative Agent has access to reports of the balance of such Deposit Account or Securities Account no less frequently than once per Business Day (or such other frequency as is reasonably acceptable to the Administrative Agent in its Permitted Discretion)); provided that, notwithstanding the foregoing, during the period from the Closing Date through the date that is 120 days after the Closing Date, unrestricted cash and Cash Equivalents of a Loan Party held in a Deposit Account or Securities Account maintained with JPMorgan Chase Bank, N.A. and which is not subject to a Control Agreement shall be deemed “Qualified Cash” for all purposes under this Agreement.
“Receivable Reserves” means, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate in its Permitted Discretion, to establish and maintain with respect to the Eligible Accounts.

“Register” has the meaning specified in Section 10.06(c).
“Related Indemnified Party” means, with respect to any Indemnitee which term shall include for purposes of this definition, any Letter of Credit Related Person indemnified pursuant to Section 2.03(f), (a)(i) any controlling person of such Indemnitee or (ii) any controlled Affiliate of such Indemnitee, in each case of this clause (a), acting at the instructions of such Indemnitee, (b) the respective officers, directors and employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents, advisors and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee.
“Related Parties” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article IV) and other consultants and agents of or to such Person or any of its Affiliates.
“Release” shall have the meaning ascribed to it in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Rent Reserve” means, as to each location at which a Loan Party has Eligible Inventory or books and records located and as to which a Collateral Access Agreement has not been received by the Administrative Agent, either (a) a reserve in an amount equal to all past due rent plus 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or (b) if greater and the Administrative Agent so elects in its Permitted Discretion, the number of months’ rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner may have, under applicable law, a Lien on the Eligible Inventory of such Loan Party to secure the payment of such amounts under the lease or other applicable agreement relative to such location.
“Report” has the meaning specified in Section 9.11(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, a Notice of Borrowing, (b) with respect to a conversion or continuation of Loans, a Notice of Conversion/Continuation, and (c) with respect to an L/C Credit Extension, a request for a Letter of Credit.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Credit Loan Exposure of all Lenders; provided, that (i) the Revolving Credit Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are two or more Lenders (who are not Affiliates of one another), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).
“Reserves” means, as of any date of determination, without duplication, Inventory Reserves, the Receivables Reserves, Rent Reserves, Bank Product Reserves and those other reserves (other than any Dilution Reserves) that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain, including reserves with respect to (a) sums that any Loan Party is required to pay under any Section of this Agreement or any other Loan Document and has failed to pay, and (b) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens in and to such item of the Collateral.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, chief financial officer, treasurer or the general counsel of a Loan Party, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the applicable Loan Party, or any other officer having substantially the same authority and responsibility.
“Restricted Party” means a Person:
(a)    whose name is listed on, or that is acting on behalf of a Person whose name is listed on, any Sanctions List;
(b)    that is incorporated under the laws of, or that is acting on behalf of, a Person incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions;
(c)    that is otherwise the target of any Sanction; or
(d)    directly or indirectly owned or controlled by any such Person or Persons described in clauses (a) through (c) of this definition.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment (excluding (x) scheduled payments of principal and interest, (y) any contingent interest payable under any convertible notes and (z) payments of accrued interest in connection with a prepayment, redemption or purchase of Indebtedness otherwise permitted by this Agreement, in each case not in violation of any applicable subordination provisions), prepayment, redemption (whether at the option of the holder or otherwise), purchase, defeasance, distribution involving cash, acquisition or other retirement for value in respect of any contractually subordinated Indebtedness or any convertible debt securities or instruments (which, for the avoidance of doubt, shall not include Indebtedness under the Senior Notes), in each case, of the Parent Borrower or any Subsidiary.
“Resulting Revolving Borrowings” has the meaning specified in Section 2.14(c).

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Credit Loans (inclusive of Swing Loans and Extraordinary Advances) at such time, plus (b) the amount of the Letter of Credit Usage at such time.
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(a).
“Revolving Credit Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Credit Loans of such Lender.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom, including those administered by Her Majesty’s Treasury or (e) any other Governmental Authority in any jurisdiction (i) in which the Parent Borrower, any of its Subsidiaries or any officer, director or agent acting on behalf of any Loan Party or any of its Subsidiaries is located or conducts business, (ii) in which any of the proceeds of Loans or Letters of Credit will be used, or (iii) from which repayment of the Obligations will be derived.
“Sanctions List” means each list maintained or public designation made by any Governmental Authority with the power to impose, administer or enforce Sanctions in respect of the targets or scope of the Sanctions that are administered and enforced by that Governmental Authority including, without limitation:
(a)    the “Specially Designated Nationals List” and the “Consolidated Non-SDN List” each administered and enforced by OFAC; and
(b)    “Financial Sanctions: Consolidated List of Targets” and “Ukraine” list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine” each administered and enforced by Her Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Bank Product Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(c)(iv).
“Security Agreement Supplement” has the meaning specified in Section 27(b) of the Security Agreement.
“Securities Account” means a “securities account” as such term is defined in Article 8 of the UCC.
“Senior Notes” means the 4.500% senior notes of the Parent Borrower due 2029 in an aggregate original principal amount of $500,000,000.
“Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been issued or otherwise setting forth the terms of the Senior Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Senior Notes Indenture” means the indenture dated as of March 3, 2021, among the Parent Borrower, certain Subsidiaries of the Parent Borrower party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Settlement” has the meaning specified in Section 2.02(g)(i).
“Settlement Date” has the meaning specified in Section 2.02(g)(i).
“SOFR” means, for any Business Day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loan” means a Loan that bears interest based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of Base Rate.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their total assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.
“SPC” has the meaning specified in Section 10.06(h).
“SPC Register” has the meaning specified in Section 10.06(h).
“Specified Acquisition Agreement Representations” means the representations and warranties regarding the Target and its Subsidiaries in the Fox Acquisition Agreement that are material to the interests of the Lenders (in their respective capacities as such), but only to the extent that the Parent Borrower (or any of its Affiliates) has the right to terminate its (or their) obligations under the Fox Acquisition Agreement or decline to consummate the Fox Acquisition as a result of a failure of such representations and warranties to be true and correct.
“Specified Event of Default” means any Event of Default under Section 8.01(a), 8.01(b) (solely as a result of a failure to timely deliver a Borrowing Base Certificate or to comply with Section 7.10 or 7.15), 8.01(d) (solely as a result of a breach of representations or warranties with respect to any Borrowing Base Certificate), 8.01(f) or 8.01(g).
“Specified Representations” means those representations and warranties made by the Borrowers in Sections 5.01(a) (only with respect to the valid existence of the Loan Parties), 5.01(b)(ii), 5.02(a) (only with respect to execution, delivery and performance of the Loan Documents), 5.02(c) (only with respect to the execution, delivery, and performance of the Loan Documents), 5.03, 5.04, 5.14, 5.16(a)(i), 5.16(a)(ii) (only with respect to the use of proceeds of the Loans made on the Closing Date), 5.16(b) (only with respect to the use of proceeds of the Loans made on the Closing Date), 5.18, and 5.20 (subject to the proviso at the end of Section 4.01(a)).
“Specified Statutory Liens” means any Liens permitted under Section 7.01(c) or (d) with respect to any Collateral that, strictly by the operation of applicable statute or law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Collateral Document.
“Spin-Off” means the “Planned Separation” (as defined in the Parent Borrower’s Form 10-K filing for the fiscal year ended March 31, 2022) with respect to the separation of the Parent Borrower’s outdoor products and sporting products segments or any analogous transaction with respect to any line of business, business segment or division (or any part thereof) of the Parent Borrower.
“Spot Rate” for any Alternative Currency means the rate determined by the Administrative Agent or an L/C Issuer as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer or third party published rate if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Sterling” or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Subject Disposition” means any Disposition of property or assets other than any Disposition permitted by Section 7.05(a)(i), (b), (d), (f), (g), or (h).
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company or other business entity (a) of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, including through one or more Subsidiaries of such Person, in each case in clauses (a) and (b) above, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
“Supermajority Lenders” means, at any time, Lenders having or holding more than 67% of the aggregate Revolving Credit Loan Exposure of all Lenders; provided that (a) the Revolving Credit Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders and (b) at any time there are two or more Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Lender” means Capital One, in its capacity as the provider of Swing Loans, or any successor in such capacity.

“Swing Loan” has the meaning specified in Section 2.02(a)(ii).
“Swingline Request” has the meaning specified in Section 2.02(a)(ii)(A).
“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for Federal income tax purposes or (b) any so-called synthetic, off-balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“Target” has the meaning assigned to such term in the recitals to this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Term Facility, and any successor thereto.
“Term Credit Agreement” has the meaning assigned to such term in the definition of “Term Facility”.
“Term Facility” means the term loan facility in the initial principal amount of $350,000,000 pursuant to that certain Term Loan Credit Agreement, dated as of the Closing Date (as amended, amended and restated, supplemented or modified from time to time, the “Term Credit Agreement”), by and among the Borrowers, the lenders party thereto, and the Term Agent.
“Term Loan Documents” means the “Loan Documents”
as such term is defined in the Term Credit Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, and any Permitted Refinancing thereof and all similar documents, agreements and instruments executed and delivered in connection therewith, and any Permitted Refinancing thereof.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation of the applicable interest rate for a Base Rate Loan determined by reference to SOFR or a SOFR Loan, a percentage per annum equal to 10.00 basis points.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Parent Borrower then most recently ended for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, Section 5.05(b)), taken as one accounting period.
“Threshold Amount” means $50,000,000.
“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent Borrower and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.
“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents on the Closing Date, (b) the creation of Liens pursuant to the Loan Documents on the Closing Date and the initial borrowings hereunder, if any, to occur on the Closing Date, (c) the refinancing of all outstanding Indebtedness under the Existing Credit Agreement, (d) the borrowing of the Term Facility and the entry into of the Term Credit Agreement and the other Term Loan Documents, (e) the Fox Acquisition and (f) the payment of the Transaction Costs.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Type” means, with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, that includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unused Line Fee” has the meaning specified in Section 2.09(a)(ii).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.14(a)(ii)(B)(3).
“Value” means, with respect to Inventory, the lower of (a) the cost thereof and (b) the market value thereof, in each case based upon the Loan Parties’ historical accounting practices, which are in effect on the Closing Date, with such changes as then permitted by GAAP.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” or “¥” means lawful money of Japan.

Section 1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are, unless the context otherwise requires, equally applicable to the singular and plural forms of the defined terms.
(b)(i)    The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of the Loan Document in which such reference appears.
(ii)The terms “include”, “includes”, or “including” shall be deemed to be followed with the phrase “without limitation”.
(iii)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to”, “ending on”, and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
Section 1.03Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenants) contained herein, Indebtedness of the Borrowers and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement, including a negative covenant “basket”, set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Capitalized Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.
Section 1.04Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR” or with respect to any comparable or successor rate thereto.
Section 1.07Letter of Credit Amounts. Unless otherwise specified, all references herein to the Dollar equivalent amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Dollar equivalent amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.08Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount, except as otherwise provided herein, to be determined by the Administrative Agent at the Spot Rate.
Section 1.09Parent Borrower as Borrower Representative. Each Borrower hereby designates the Parent Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolving Credit Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, requests for and entrance into waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the L/C Issuers or any Lender. The Parent Borrower hereby accepts such appointment. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Parent Borrower on behalf of any other Borrower. The Administrative Agent, the L/C Issuers and the Lenders may give any notice or communication with a Borrower hereunder to the Parent Borrower on behalf of such Borrower. The Administrative Agent, each L/C Issuer and each Lender shall have the right, in its discretion, to deal exclusively with the Parent Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Parent Borrower shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Parent Borrower) shall be authorized to request any Loan or Letter of Credit hereunder without the Parent Borrower’s delivery of prior written notice thereof to the Administrative Agent.
Section 1.10Interest Rates; Outstanding Loan prior to the Closing Date.
(a)Interest Rates Generally. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR” or with respect to any comparable or successor rate thereto including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the SOFR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
(b)Interest on Loans Outstanding prior to the Closing Date. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all Loans outstanding prior to the Closing Date shall accrue and be paid in accordance with the terms of the Existing Credit Agreement prior to the Closing Date until immediately prior to the Closing Date. Upon the Closing Date, each such Loan shall be automatically converted to a SOFR Loan with an Interest Period equal to the interest period for such Loan as in effect immediately prior to the Closing Date.
Section 1.1Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 7.03 or Disposition outside the ordinary course of business permitted by Section 7.05 during the period of four fiscal quarters of the Borrowers most recently ended, the Consolidated Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a financial officer of such Borrower), as if such acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.
Section 1.2Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
Section 1.01The Revolving Credit Loans.
(a)Subject to the terms and conditions of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving credit loans in Dollars (each a “Revolving Credit Loan”) to any Borrower during the term of this Agreement in an aggregate amount at any one time outstanding not to exceed the lesser of:
(i)such Lender’s Commitment, or
(ii)such Lender’s Pro Rata Share of an amount equal to (A) the Line Cap, less (B) the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b)[Reserved].
(c)Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Credit Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement. Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
Section 1.02Borrowings, Conversions and Continuations of Revolving Credit Loans.
(d)Borrowings Generally.
(iii)Each Borrowing of a Revolving Credit Loan shall be made upon the Parent Borrower’s irrevocable (subject to Section 3.03) written notice delivered to the Administrative Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to the Administrative Agent, which notice must be received by the Administrative Agent prior to 2:00 p.m. (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each SOFR Loan and (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:
(A)the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);
(B)the requested Borrowing date, which shall be a Business Day;

(C)if the Borrowing is to be SOFR Loans, the Interest Period applicable to such Loans.
Upon receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of the Borrowing.
Unless the Administrative Agent is otherwise directed in writing by the Parent Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by the Administrative Agent by wire transfer of such amount to the Borrowers pursuant to the applicable Notice of Borrowing.
(i)Making of Swing Loans. So long as the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of any requested Swing Loan does not exceed $100,000,000, the Swing Lender shall make a Revolving Credit Loan (any such Revolving Credit Loan made by the Swing Lender pursuant to this Section 2.02(a)(ii) being referred to as a “Swing Loan”) available to any Borrower on the funding date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account or such other Deposit Account or Securities Account of the applicable Borrower identified by the Parent Borrower. Each Swing Loan shall be deemed to be a Revolving Credit Loan hereunder and shall be subject to all the terms and conditions (including Article IV) applicable to other Revolving Credit Loans, except that all payments (including interest) on any Swing Loan shall be payable to the Swing Lender solely for its own account. Subject to the provisions of Section 2.02(f), the Swing Lender shall not make and shall not be obligated to make any Swing Loan if the Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Article IV will not be satisfied on the requested date of such Borrowing, or (B) after giving effect to the requested Borrowing, the Revolver Usage would exceed the Excess Availability on such date. Other than as set forth in the immediately preceding sentence, the Swing Lender shall not be required to determine whether the applicable conditions precedent set forth in Article IV have been satisfied on the applicable funding date prior to making any Swing Loan. The Swing Loans shall bear interest at the rate applicable from time to time to Revolving Credit Loans that are Base Rate Loans.
(D)Swing Loan Borrowing Procedures. In order to request a Swing Loan, the Parent Borrower shall give to the Administrative Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 2.02(a) or in a writing in any other form acceptable to the Administrative Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swing Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Administrative Agent shall promptly notify the Swing Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swing Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(E)Refinancing Swing Loans. The Swing Lender may at any time (and shall no less frequently than once each week) forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Lender pay to the Administrative Agent, for the account of the Swing Lender, such Lender’s Pro Rata Share of the outstanding Swing Loans (as such amount may be increased pursuant to Section 2.17(a)). Each Lender shall pay the amount owing by it to the Administrative Agent for the account of the Swing Lender on the Business Day following receipt of the notice or demand therefor. Payments received by the Administrative Agent after 1:00 p.m. may, in the Administrative Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.01(f) or 8.01(g)), such Lender shall be deemed to have made a Revolving Credit Loan to the Borrowers, which, upon receipt of such payment by the Swing Lender from the Administrative Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under 8.01(f) or 8.01(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Credit Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swing Lender of any payment from any Lender pursuant to this clause (ii) with respect to any portion of any Swing Loan, the Swing Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swing Lender with respect to such portion.
(a)In the event of a Notice of Borrowing for a SOFR Loan or a Base Rate Loan (unless in the case of a Base Rate Loan the Swing Lender has determined to make a Swing Loan in lieu of such Base Rate Loan), then following receipt of such a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(c). Each Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds to the Administrative Agent’s Account not later than (x) 10:00 a.m., in the case of SOFR Loans, and (y) 11:00 a.m., in the case of Base Rate Loans, on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds to the Designated Account or to such other Deposit Account or Securities Account of the applicable Borrower identified by the Parent Borrower.
(b)Conversion and Continuation Election.
(i)The Borrowers shall have the option to (i) request that any Revolving Credit Loan be made as a SOFR Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to SOFR Loans, (iii) convert any SOFR Loan to a Base Rate Loan, subject to Section 3.05 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a SOFR Loan upon the expiration of the applicable Interest Period. Any such election must be made by the Parent Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed SOFR Loan, (2) the end of each Interest Period with respect to any SOFR Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a SOFR Loan for an Interest Period designated by the Parent Borrower in such election. If no election is received with respect to a SOFR Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that SOFR Loan shall be continued as a SOFR Loan bearing interest at a rate based upon Term SOFR for an Interest Period of one month. The Parent Borrower must make such election by notice to the Administrative Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.02(c) or in a writing in any other form acceptable to the Administrative Agent. No Loan shall be made, converted into or continued as a SOFR Loan, if (x) an Event of Default has occurred and is continuing and the Administrative Agent or Required Lenders have determined not to make or continue any Loan as a SOFR Loan as a result thereof or (y) the Administrative Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.
(ii)Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender thereof. In addition, the Administrative Agent will, with reasonable promptness, notify the Parent Borrower and the Lenders of each determination of the Term SOFR for the Interest Period applicable thereto; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(a)The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of the Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in Capital One’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(b)After giving effect to all Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect unless the Administrative Agent otherwise agrees.
(c)Protective Advances and Optional Overadvances.
(iii)Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.02(f)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default or (B) that any of the other applicable conditions precedent set forth in Section 4.02 are not satisfied, the Administrative Agent is hereby authorized by the Borrowers and the Lenders, from time to time to make Revolving Credit Loans to, or for the benefit of, any Borrower on behalf of the Lenders, in each case that the Administrative Agent in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) or (3) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement and other sums payable under the Loan Documents (the Revolving Credit Loans described in this Section 2.02(f)(i) shall be referred to as “Protective Advances”). The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders delivering written notice of such revocation to the Administrative Agent. Any such revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(iv)Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize the Administrative Agent or the Swing Lender, as applicable, and either the Administrative Agent or the Swing Lender, as applicable, may, but is not obligated to, intentionally continue to make Revolving Credit Loans (including Swing Loans) to any Borrower notwithstanding that an Overadvance exists or would be created thereby, subject to Section 2.02(f)(iv). In the event the Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.02(f), regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Commitments thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to eliminate such Overadvances within a reasonable time. In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event any Overadvance pursuant to this Section 2.02(f)(ii) remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, the Borrowers shall promptly repay Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. The foregoing provisions are meant for the benefit of the Lenders and the Administrative Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.05(b). The Administrative Agent’s and the Swing Lender’s authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to the Administrative Agent. Any such revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof. Extraordinary Advances may not be converted or continued.
(v)Each Extraordinary Advance shall be deemed to be a Revolving Credit Loan hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to the Administrative Agent solely for its own account. Each Lender shall be obligated to settle with the Administrative Agent as provided in Section 2.02(g) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Credit Loans that are Base Rate Loans.
(vi)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (A) the aggregate amount of all Protective Advances and Overadvances (each, an “Extraordinary Advance”) outstanding at any one time shall not exceed 10% of the Borrowing Base and (B) no Extraordinary Advance may be made by the Administrative Agent if such Extraordinary Advance would cause (1) the aggregate Revolver Usage to exceed the Aggregate Commitments or (2) any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments.
(c)Settlement. It is agreed that each Lender’s funded portion of the Revolving Credit Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Credit Loans. Such agreement notwithstanding, the Administrative Agent, the Swing Lender and the other Lenders agree (which agreement shall not be for the benefit of the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(vii)The Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent in its sole discretion (A) on behalf of the Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Extraordinary Advances and (C) with respect to any Loan Party’s or any of their respective Subsidiaries’ payments or other amounts received, in each case by notifying the Lenders by facsimile, telephone or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Credit Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.17): (A) if the amount of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then the Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to the account as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances), and (B) if the amount of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to the Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to the Administrative Agent under clause (B) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(viii)In determining whether a Lender’s balance of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Credit Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, the Administrative Agent shall, as part of the relevant Settlement and subject to Section 8.03, apply to such balance the portion of payments actually received in immediately available funds by the Administrative Agent with respect to principal, interest and fees payable by the Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(ix)To the extent Extraordinary Advances or Swing Loans are outstanding between Settlement Dates, the Administrative Agent may pay over to the Administrative Agent or the Swing Lender, as applicable, any payments or other amounts received by the Administrative Agent that in accordance with the terms of this Agreement would be applied to the reduction of the outstanding Revolving Credit Loans, for application to such Extraordinary Advances or Swing Loans. Between Settlement Dates, the Administrative Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to the Swing Lender any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Credit Loans, for application to the Swing Lender’s Pro Rata Share of the Revolving Credit Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their respective Subsidiaries received since the immediately preceding Settlement Date have been applied to the Swing Lender’s Pro Rata Share of the Revolving Credit Loans other than to Swing Loans, as provided for in the immediately preceding sentence, the Swing Lender shall pay to the Administrative Agent for the accounts of the Lenders, and the Administrative Agent shall pay to the Lenders (subject to clause (iv) below), to be applied to the outstanding Revolving Credit Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Credit Loans. Solely as among the Administrative Agent, the Swing Lender and the other Lenders, during the period between Settlement Dates, the Swing Lender with respect to the outstanding daily amount of principal of Swing Loans, the Administrative Agent with respect to the outstanding daily amount of principal of Extraordinary Advances, and each Lender with respect to the outstanding daily amount of principal of Revolving Credit Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, during the period between Settlement Dates, none of the Swing Lender with respect to Swing Loans, the Administrative Agent with respect to Extraordinary Advances, or any Lender with respect to the Revolving Credit Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest from any Loan Party or any of their Subsidiaries on the amount of principal repaid after the date of repayment of such principal.
(x)Anything in this Section 2.02(g) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to implement the provisions set forth in Section 2.17.
Section 1.03Letters of Credit.
(e)Subject to the terms and conditions of this Agreement, upon the request of the Parent Borrower made in accordance herewith, and prior to the Maturity Date, each L/C Issuer agrees to issue Letters of Credit for the account of the Parent Borrower or any other Borrower. By submitting a request to an L/C Issuer for the issuance of a Letter of Credit, the Parent Borrower shall be deemed to have requested that the applicable L/C Issuer issue such Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer of the Parent Borrower in the form of Exhibit 2.03 or in any other written form acceptable to such L/C Issuer, (ii) delivered to the Administrative Agent and such L/C Issuer via facsimile or other electronic method of transmission reasonably acceptable to the Administrative Agent and such L/C Issuer and no later than 2:00 p.m. on the third Business Day (or such shorter period that may be agreed by the applicable L/C Issuer and the Parent Borrower) prior to the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the applicable L/C Issuer’s authentication procedures with results reasonably satisfactory to L/C Issuer. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer and (i) shall specify (A) the amount and currency of such Letter of Credit, which shall be in Dollars or an Alternative Currency, (B) the date of issuance, amendment, renewal or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit and (E) such other information (including the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed or extended) as shall be necessary to prepare, amend, renew or extend such Letter of Credit and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent and the applicable L/C Issuer may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such L/C Issuer generally requests for Letters of Credit in similar circumstances. Anything contained herein to the contrary notwithstanding, an L/C Issuer may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year, in each case to the extent that such L/C Issuer maintains such a policy with respect to such Letters of Credit.
(f)No L/C Issuer shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)the Letter of Credit Usage would exceed the Letter of Credit Sublimit;
(ii)the Letter of Credit Usage attributable to Letters of Credit issued by any L/C Issuer would exceed the Individual Letter of Credit Sublimit for such L/C Issuer (unless otherwise agreed by such L/C Issuer); or
(iii)the Revolver Usage would exceed the Line Cap at such time.
(g)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no L/C Issuer shall be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit cannot be reallocated pursuant to Section 2.17 or (ii) such L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate such L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Parent Borrower Cash Collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.17. Additionally, no L/C Issuer shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit or request that such L/C Issuer refrain from the issuance or extension of letters of credit generally or such

Letter of Credit in particular, (B) the issuance or extension of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars or an Alternative Currency.
(h)Each L/C Issuer (other than the Administrative Agent (or any of its Affiliates) to the extent it is an L/C Issuer) shall notify the Administrative Agent in writing no later than the Business Day prior to the Business Day on which such L/C Issuer issues any Letter of Credit. In addition, each L/C Issuer (other than the Administrative Agent (or any of its Affiliates) to the extent it is an L/C Issuer) shall, on the first Business Day of each week, submit to the Administrative Agent a report in form and substance satisfactory to the Administrative Agent detailing the daily undrawn amount of each Letter of Credit issued by such L/C Issuer and related Letter of Credit Usage during the prior calendar week. Upon the request of the Administrative Agent (or any Lender through the Administrative Agent), the applicable L/C Issuer shall provide to the Administrative Agent copies of any Letter of Credit issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent. The Parent Borrower and each Lender hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by an L/C Issuer at the request of the Parent Borrower on the Closing Date (or on such later date, as applicable) . Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable L/C Issuer. If any L/C Issuer makes a payment under a Letter of Credit, the applicable L/C Issuer shall notify the Parent Borrower (on behalf of itself and any applicable Borrower) and the Administrative Agent thereof immediately. Each L/C Issuer agrees to provide to the Administrative Agent, after any payment (or failure to pay when due) by any Borrower of any related drawn amounts under Letters of Credit, notice thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in the Dollar equivalent of such Alternative Currency (as converted at the Spot Rate as determined by the Administrative Agent, which calculation shall be deemed correct absent manifest error), unless such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in the applicable Alternative Currency. The applicable Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the same Business Day as such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Credit Loan hereunder (notwithstanding (x) any failure to satisfy any condition precedent set forth in Section 4.02 and (y) any requirement that a Revolving Credit Loan be made in a minimum amount or a multiple in excess thereof set forth in Section 2.02(a)(i)) and, initially, shall bear interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans. If such Letter of Credit Disbursement is made in an Alternative Currency, the amount of such Letter of Credit Disbursement shall be converted into Dollars at the Spot Rate (as determined by the Administrative Agent, which calculation shall be deemed correct absent manifest error) on such date for purposes of determining the amount of such Revolving Credit Loan. If a Letter of Credit Disbursement is deemed to be a Revolving Credit Loan hereunder, the applicable Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the applicable L/C Issuer shall be automatically converted into an obligation of the Borrowers to pay the resulting Revolving Credit Loan. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this clause (d), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that Lenders have made payments pursuant to Section 2.03(e) to reimburse the applicable L/C Issuer, then to such Lenders and the L/C Issuers as their interests may appear.
(i)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Lender agrees to fund its Pro Rata Share of any Revolving

Credit Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Parent Borrower had requested the amount thereof as a Revolving Credit Loan and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit) and without any further action on the part of any L/C Issuer or the Lenders, the applicable L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by such L/C Issuer, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the applicable L/C Issuer, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by such L/C Issuer under the applicable Letter of Credit (in the case of a Letter of Credit Disbursement made in an Alternative Currency, in the equivalent in Dollars calculated at the Spot Rate (as determined by the Administrative Agent, which calculation shall be deemed correct absent manifest error)). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable L/C Issuer, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such L/C Issuer and not reimbursed by the Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or such L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of an L/C Issuer, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article IV. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(j)Each Borrower agrees to indemnify, defend and hold harmless the Administrative Agent and each Lender (including each L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including each L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, damages, losses, liabilities, and related reasonable and documented and invoiced out-of-pocket expenses (including Attorney Costs of a single firm of counsel to the applicable L/C Issuer and one local counsel to the applicable L/C Issuer in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area for all such Letter of Credit Related Persons, taken as a whole (and, in the case of an actual conflict of interest where the Letter of Credit Related Person retains its own counsel, of another firm of counsel for each such affected Letter of Credit Related Person)), that may be incurred by or asserted or awarded against any such Letter of Credit Related Person (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Article III) (the “Letter of Credit Indemnified Costs”), and that arise out of or in connection with, or as a result of:
(ii)any Letter of Credit or any pre-advice of its issuance;
(iii)any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iv)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(v)any independent undertakings issued by the beneficiary of any Letter of Credit;
(vi)any unauthorized instruction or request made to the applicable L/C Issuer in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, Electronic Transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vii)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(viii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(ix)the fraud, forgery or illegal action of parties other than Letter of Credit Related Persons;
(x)any prohibition on payment or delay in payment of any amount payable by the applicable L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption and Anti-Money Laundering Laws or Sanctions;
(xi)the applicable L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xii)any foreign language translation provided to the applicable L/C Issuer in connection with any Letter of Credit;
(xiii)any foreign law or usage as it relates to the applicable L/C Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by the applicable L/C Issuer in connection therewith; or
(xiv)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification pursuant to this Section 2.03(f) to the extent that such Letter of Credit Indemnified Costs may be determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity not later than 10 Business Days after demand therefor. If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs payable in accordance with this Section

2.03(f) that is permissible under applicable law. This indemnification provision shall survive the termination of this Agreement and all Letters of Credit.
(k)The liability of each L/C Issuer (or any Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Parent Borrower and its Subsidiaries that are caused directly by such L/C Issuer’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.
(l)The Parent Borrower (on behalf of itself and any applicable Borrower) will examine a copy of the Letter of Credit and any other documents sent by the applicable L/C Issuer in connection therewith and shall promptly notify such L/C Issuer (not later than 3 Business Days following the Parent Borrower’s receipt of documents from such L/C Issuer) of any non-compliance with the Parent Borrower’s instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrowers are responsible for the final text of the Letter of Credit as issued by an L/C Issuer, irrespective of any assistance such L/C Issuer may provide such as drafting or recommending text or by such L/C Issuer’s use or refusal to use text submitted by the Parent Borrower. The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes to the Letter of Credit language consistent with any applicable L/C Issuer’s customary practices for letter of credit issuance as are deemed necessary or appropriate by such L/C Issuer, and Borrowers hereby consent to such revisions and changes that are not materially different from the final text of the Letter of Credit approved by the Borrowers. The Borrowers are solely responsible for the suitability of the Letter of Credit for the applicable Borrower’s purposes. If the Parent Borrower requests that any L/C Issuer issue a Letter of Credit for an Affiliate (including any Guarantor) or unaffiliated third party (each an “Account Party”), (i) such Account Party shall have no rights against the applicable L/C Issuer; (ii) the Parent Borrower shall be responsible for the application for such Letter of Credit and the Borrowers shall have the obligations of such Letter of Credit for such Account Party under this Agreement; and (iii) communications (including notices) related to the applicable Letter of Credit shall be between the applicable L/C Issuer and the Parent Borrower (and not between the L/C Issuer and the Account Party). The Borrowers understand and agree that, unless otherwise agreed by the Parent Borrower and the applicable L/C Issuer, no L/C Issuer shall be required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Parent Borrower does not at any time want the then current expiration date of such Letter of Credit to be extended, the Parent Borrower shall so notify the Administrative Agent and the applicable L/C Issuer at least 15 calendar days (or such shorter period agreed to by the applicable L/C Issuer) before the applicable L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(m)Each Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including:
(iv)any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement or any Loan Document, or any term or provision therein or herein;

(v)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(vi)any L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(vii)any L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(viii)the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, any L/C Issuer or any other Person;
(ix)any L/C Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such L/C Issuer’s counters or are different from the electronic presentation;
(x)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any L/C Issuer, the beneficiary or any other Person; or
(xi)the fact that any Default or Event of Default shall have occurred and be continuing;
provided that subject to Sections 2.03(f) and (g) above, the foregoing shall not release any L/C Issuer from such liability to the Loan Parties and their Subsidiaries as may be determined in a final, non-appealable judgment of a court of competent jurisdiction against such L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the applicable Borrower to such L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.
(n)The Borrowers shall pay to the Administrative Agent for the account of L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.12 shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(j)): (i) on the last Business Day of each March, June, September and December, a fronting fee which shall be imposed by L/C Issuer equal to 0.125% per annum times the average amount of the Letter of Credit Usage attributable to Letters of Credit issued by such L/C Issuer during the immediately preceding quarter, plus (ii) promptly upon demand, any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to such Letters of Credit, at the time of issuance of any such Letter of Credit and upon the occurrence of any other activity with respect to any such Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(o)Each Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further that with respect to any Letter of Credit which extends beyond the Maturity Date, it shall be Cash Collateralized on or before the Letter of Credit Expiration Date.
(p)If (i) any Event of Default shall occur and be continuing or (ii) an Overadvance has occurred, then on the Business Day following the date when the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Cash Collateralization pursuant to this Section 2.03(1) upon such demand, the Borrowers shall provide Cash Collateral with respect to the then existing Letter of Credit Usage (in the case of the preceding clause (ii), in an amount sufficient to eliminate such Overadvance). If the Borrowers fail to provide Cash Collateral as required by this Section 2.03(1), the Lenders may (and, upon direction of the Administrative Agent, shall) advance, as Revolving Credit Loans the amount of the cash collateral required pursuant to the Cash Collateralize provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Cash Collateralize provision (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).
(q)Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(r)Each L/C Issuer shall be deemed to have acted with due diligence and reasonable care if such L/C Issuer’s conduct is in accordance with Letter of Credit Practice or in accordance with this Agreement.
(s)In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.
(t)If the Maturity Date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(e) or (k)) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such Maturity Date.

(u)The provisions of this Section 2.03 shall survive the termination of this Agreement and the Obligations being Paid in Full with respect to any Letters of Credit that remain outstanding.
(v)At the Borrowers’ cost and expense, the Borrowers shall execute and deliver to the applicable L/C Issuer such additional certificates, instruments or documents and take such additional actions as may be reasonably requested by such L/C Issuer to enable such L/C Issuer to issue any Letter of Credit pursuant to this Agreement and the related Issuer Document, to protect, exercise and/or enforce such L/C Issuer’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. At all times after the occurrence and during the continuance of an Event of Default, each Borrower irrevocably appoints each L/C Issuer as its attorney-in-fact and authorizes each such L/C Issuer, without notice to the Borrowers, to take any action and to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers pursuant to this Section 2.03(r) is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
(w)Any L/C Issuer may at any time give notice of its resignation to the Administrative Agent, the Lenders, the other L/C Issuers and the Parent Borrower; provided that, unless such resignation is in connection with a permitted assignment of such L/C Issuer’s rights and obligations under this Agreement or due to a regulatory issue, notice must be delivered no less than thirty (30) days in advance of such resignation and prior to the date of such resignation, the applicable L/C Issuer shall have identified another Lender reasonably acceptable to the Parent Borrower and the Administrative Agent that has agreed to act as a replacement L/C Issuer hereunder with respect to such resigning L/C Issuer’s Individual Letter of Credit Sublimit, and in connection therewith such resigning L/C Issuer (i) shall not be required to issue any further Letters of Credit and (ii) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation so long as such Letters of Credit or L/C Obligations remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein.
(x)For each issuance of a Letter of Credit, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied or waived in connection with the issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Lenders that any condition precedent contained in Section 4.02 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Section 1.01Notes. Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more Notes. In such event, the Borrowers shall execute and deliver to such Lender the requested Notes payable to such Lender. Thereafter, the portion of the Commitments and Loans evidenced by such Notes and interest thereon shall at all times be represented by such Notes.
Section 1.02Prepayments.
(y)Optional. Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) 3 Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans (other than Extraordinary Advances or prepayments made by the Borrowers with respect to estimated interest, fees and/or expenses due or to be due hereunder) shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of the Revolving Credit Loans and otherwise be in a form reasonably acceptable to the Administrative Agent. The Administrative Agent will promptly notify each Lender of its receipt of each such notice (other than a notice related solely to Extraordinary Advances prior to the Settlement thereof), and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower (or another Borrower on behalf of such Borrower) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section 2.05(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or modified by such Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each prepayment of the outstanding Revolving Credit Loans shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Pro Rata Shares, as applicable.
(z)Mandatory.
(xii)If, at any time, the Revolver Usage on such date exceeds the Line Cap then in effect, then the Borrowers shall promptly, but in any event within 1 Business Day, prepay Obligations in an aggregate amount equal to the amount of such excess.
(xiii)If the Parent Borrower, or any other Loan Party, Disposes of any Collateral included in the determination of the Borrowing Base, other than pursuant to Sections 7.05(b), (d), (e), (f), (g) and (h) (or receives proceeds of any casualty insurance and condemnation awards with respect to such Collateral), the Parent Borrower shall prepay Loans equal to 100% of such Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Parent Borrower or such Loan Party; provided that in connection with any Disposition permitted by Section 7.05, neither the Parent Borrower nor such Loan Party shall be obligated to make a mandatory prepayment pursuant to this Section 2.05(b)(ii) so long as (i) the Payment Conditions are satisfied (calculated after delivery by the Parent Borrower to the Administrative Agent of a Borrowing Base Certificate calculating and certifying the Borrowing Base after giving pro forma effect to such Disposition), (ii) no Default or Event of Default has occurred and is continuing and (iii) the conditions to a Credit Extension set forth in Section 4.02(a) are then satisfied; provided, further that to the extent the Payment Conditions are not then satisfied, the amount of the prepayment required to be made under this Section 2.05(b)(ii) shall equal an amount such that the Payment Conditions would be satisfied on a pro forma basis after giving effect to such prepayment and to the other pro forma adjustments to the Borrowing Base in connection with such Disposition.
(xiv)During a Cash Dominion Period, the Borrowers shall prepay the Obligations as provided in Section 2.19.
(aa)Application of Prepayments.

(xv)All prepayments made pursuant to Sections 2.05(b)(i) and (ii), so long as no Application Event has occurred and is continuing, shall be applied, first, to prepay outstanding Extraordinary Advances, second, to prepay outstanding Swing Loans, third, to prepay Revolving Credit Loans, and fourth, to Cash Collateralize outstanding Letter of Credit Usage; provided that any prepayments made pursuant to Sections 2.05(b)(i) and (ii) and applied to Cash Collateralize outstanding Letter of Credit Usage shall be promptly released to the Parent Borrower upon Borrowers’ satisfaction of the Payment Conditions, so long as no Default or Event of Default then exists or is continuing; provided, further, that such cash collateral shall only be so released to the extent that, after giving pro forma effect to such release, the Payment Conditions would continue to be satisfied.
(xvi)To the extent permitted by the foregoing, in the case of each of clause (i) and (ii), amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding SOFR Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 2.05, the Borrowers shall pay any amounts required pursuant to Section 3.05 hereof.
Section 1.01Termination or Reduction of Commitments.
(d)Optional. The Parent Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Letter of Credit Sublimit or the unused Commitments, or from time to time permanently reduce the unused portions of the Letter of Credit Sublimit or the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. 3 Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Parent Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the sum of (A) the Revolver Usage plus (B) the principal amount of all Revolving Credit Loans not yet made as to which a request has been given by the Parent Borrower under Section 2.02, plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by the Parent Borrower pursuant to Section 2.03 would exceed the Line Cap, and (iv) to the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective Individual Letter of Credit Sublimits. Each notice delivered by the Parent Borrower pursuant to this Section 2.06(a) shall be irrevocable; provided that a notice of termination or reduction of the Commitments pursuant to this Section 2.06(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or modified by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified date of termination or reduction) if such condition is not satisfied.
(e)Mandatory. If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
(f)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments under this Section 2.06. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Commitments are reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 1.02Repayment of Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of itself and the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans (including Swing Loans and Extraordinary Advances) outstanding on such date.
Section 1.03Interest.
(a)Subject to the provisions of Section 2.08(b), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account after the due date for such Obligations shall bear interest as follows, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, or (iii) otherwise, each other Obligation under the Loan Documents (except for undrawn Letters of Credit) shall bear interest on the outstanding amount thereof from the date such Obligation is due at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)At any time when a Specified Event of Default shall have occurred and be continuing, upon the election of the Required Lenders or the Administrative Agent (or automatically while any Event of Default under Section 8.01(f) or 8.01(g) exists), the Borrowers shall pay interest on Obligations (other than Bank Product Obligations) hereunder at a rate per annum equal to (A) in the case of principal of any Revolving Credit Loan, 2.00% per annum plus the interest rate (at the Adjusted Term SOFR or Base Rate, as the case may be) and Applicable Rate otherwise applicable to such Revolving Credit Loan, (B) in the case of Letter of Credit Fees, 2.00% per annum plus the applicable Letter of Credit Fee or (C) in the case of any other amount, 2.00% per annum plus the interest rate (at the Base Rate) and Applicable Rate otherwise applicable to Base Rate Loans as provided in Section 2.08(a) at such time.
(c)Interest on each Loan shall be paid in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest shall also be paid on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest on each Extraordinary Advance shall be due and payable on demand. All Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.03(j) shall be due and payable, in arrears, on the first Business Day of each calendar quarter. The Borrowers hereby authorize the Administrative Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account to the extent not received by 1:00 p.m. on the applicable due date (A) on each Interest Payment Date, all interest accrued during such quarter on the Revolving Credit Loans hereunder, (B) on the first Business Day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the immediately preceding quarter, (C) on the day becoming due and payable, all fees and costs provided for in Section 2.09(a)(i), (D) on the first calendar day of each quarter, the Unused Line Fee accrued during the prior quarter pursuant to Section 2.09(a)(ii), (E) on the day becoming due and payable, all other Lender Group Expenses payable pursuant to Section 10.04(a), and (F) on the day becoming due and payable all other fees and payment obligations payable under any Loan Document.
Section 1.04Fees.
(g)In addition to certain fees described in Section 2.03(j):

(i)Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(ii)Unused Line Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share of the Commitments, an unused line fee (each, an “Unused Line Fee”) in an amount equal to 0.175% per annum times (x) the aggregate amount of the Revolving Credit Commitments less (y) the Average Revolver Usage in respect of such Commitments during the preceding fiscal quarter, in each case, subject to adjustment as provided in Section 2.17, which Unused Line Fee shall be due and payable, in arrears, on the first calendar day of each quarter. For purposes of calculating the Unused Line Fee, any Revolving Credit Loans made as Swing Loans shall be excluded from the calculation of Average Revolver Usage during the preceding fiscal quarter.
(iii)Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Pro Rata Share of the Commitments, a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions and other fees, charges and expenses set forth in Section 2.03(j)) that shall accrue at a per annum rate equal to the Applicable Rate for SOFR Loans times the average amount of the Letter of Credit Usage, which Letter of Credit Fee shall be due and payable, in arrears, on the first Business Day of each quarter.
(iv)Field Examination and Other Fees. The Borrowers shall pay to the Administrative Agent field examination, appraisal and valuation fees and charges, as and when incurred or chargeable, including (A) examiner fees and charges, plus reasonable and documented out-of-pocket expenses (including travel, meals and lodging), in each case for each field examination of any Loan Party or its Subsidiaries and (B) the actual fees and charges paid or incurred by the Administrative Agent plus reasonable and documented out-of-pocket expenses if the Administrative Agent elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.
(a)Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent, as and when due and payable under the terms of the Fee Letter and the Commitment Letter (as defined in the Fee Letter), the fees required to be paid pursuant to the Fee Letter and the Commitment Letter.
Section 1.10Computation of Interest and Fees. Unless otherwise indicated in the applicable Loan Document, all computations of interest and fees chargeable under the Loan Documents shall be made on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, solely in the case of Base Rate Loans based on clause (c) of the definition of “Base Rate”) and calculated based on the number of actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 1.11Evidence of Indebtedness; Maintenance of Loan Account.
(a)The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) on which the Borrowers will be charged with all Revolving Credit Loans (including Extraordinary Advances and Swing Loans) made by the Administrative Agent, the Swing Lender or the Lenders to the Borrowers or for the Borrowers’

account, the Letters of Credit issued or arranged by any L/C Issuer for the Borrowers’ account, and with all other payment obligations hereunder or under the other Loan Documents as and when due and payable, including accrued interest and fees, and, to the extent unpaid after the due date therefor, expenses (including Lender Group Expenses). In accordance with Section 2.12(a), the Loan Account will be credited with all payments with respect to the foregoing received by the Administrative Agent from the Borrowers or for the Borrowers’ account. The Administrative Agent shall make available to the Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Credit Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents. The Loan Account and the accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the applicable Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Loan Account in respect of such matters, the Loan Account shall control in the absence of manifest error.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Loans and Extraordinary Advances. In the event of any conflict between the Loan Account and the accounts and records of any Lender in respect of such matters, the Loan Account shall control in the absence of manifest error.
(c)Entries made in good faith by the Administrative Agent in the Loan Account or the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register or Loan Account, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or Loan Account or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.
(d)All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereafter constitute Revolving Credit Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).
Section 1.1Payments Generally.
(e)All payments to be made by any Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the Administrative Agent’s Account in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(f)If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(g)Unless the applicable Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the applicable Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the applicable Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and
(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights, which the Administrative Agent or the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(h)If any Lender makes available to the Administrative Agent funds for any Revolving Credit Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the

Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(i)The obligations of the Lenders hereunder to make Revolving Credit Loans and to fund participations in Letters of Credit, Swing Loans and Extraordinary Advances and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan, to purchase its participation or to make its payment under Section 10.04(c).
(j)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Credit Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Credit Loan in any particular place or manner.
(k)Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
(l)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of Revolving Credit Loans in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
(m)If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement or any other Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
Section 1.3Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Credit Loans made by it, or the participations in Letter of Credit Usage, Swing Loans or Extraordinary Advances held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such

Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Revolving Credit Loans made by them and/or such subparticipations in the participations in Letter of Credit Usage, Swing Loans or Extraordinary Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Credit Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
The provisions of this Section 2.13 shall not be construed to apply to (x) the application of cash collateral held in connection with Letter of Credit Exposure that has been Cash Collateralized or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in Letter of Credit Usage, Swing Loans or Extraordinary Advances to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).
Section 1.4Increase in Revolving Commitments.
(n)So long as no Default has occurred and is continuing and no Default would result therefrom, upon notice to the Administrative Agent, the Parent Borrower may from time to time request an increase in the Commitments on the same terms as the existing Commitments (each request for an increase in Commitments being a “Revolving Credit Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 (unless the Administrative Agent otherwise agrees) and (ii) the aggregate amount of Revolving Credit Commitment Increases effected from time to time after the Closing Date shall not exceed $150,000,000. Such notice shall set forth (x) the amount of the Revolving Credit Commitment Increase being requested, and (y) the date (an “Increase Effective Date”) on which such Revolving Credit Commitment Increase is requested to become effective (which, unless otherwise agreed by the Administrative Agent, shall not be less than 10 Business Days nor more than 60 days after the date of such notice). The Parent Borrower may request additional Commitments from existing Lenders or Additional Lenders and upon execution of a customary joinder agreement, such Additional Lenders shall become Lenders hereunder. Schedule 1.01(e) hereto shall be modified accordingly for all such new Commitments. No Lender shall be obligated to provide any new Commitments unless it so agrees and the

Borrowers shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Credit Commitment Increase.
(o)The Administrative Agent and the Parent Borrower shall determine the final allocation of any Revolving Credit Commitment Increase. The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Parent Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a); provided that, to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, such representations and warranties shall be true and correct in all respects, and (B) no Default exists. In addition, to the extent requested by the Administrative Agent, the Parent Borrower shall deliver legal opinions consistent with those delivered on the Closing Date.
(p)On each Increase Effective Date, (i) the Borrowers shall be deemed to have repaid the Revolving Credit Loans outstanding on such Increase Effective Date immediately prior to the effectiveness of such Revolving Credit Commitment Increase (the “Existing Revolving Borrowings”), (ii) each existing Lender increasing its Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Pro Rata Share (calculated after giving effect to the effectiveness of such Revolving Credit Commitment Increase) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Pro Rata Share (calculated without giving effect to the effectiveness of such Revolving Credit Commitment Increase) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Additional Lender shall pay to the Administrative Agent in same day funds an amount equal to the product of (A) such Lender’s Pro Rata Share (calculated after giving effect to the effectiveness of such Revolving Credit Commitment Increase) multiplied by (B) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Pro Rata Share (calculated without giving effect to the effectiveness of such Revolving Credit Commitment Increase) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Pro Rata Share (calculated after giving effect to the effectiveness of such Revolving Credit Commitment Increase) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Credit Commitment Increase, each Borrower shall be deemed to have made new Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of such Borrower’s Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Notice of Borrowing delivered by such Borrower to the Administrative Agent in accordance with Section 2.02 (and each Borrower shall deliver such Notice of Borrowing), (vi) each Lender shall be deemed to hold its Pro Rata Share of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Credit Commitment Increase) and (vii) each Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings of such Borrower. The deemed payments of the Existing

Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 3.05 if the date of the effectiveness of such Revolving Credit Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each Revolving Credit Commitment Increase pursuant to this Section 2.14, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender and each existing Lender increasing its Commitments, and each such Additional Lender and each such existing Lender increasing its Commitments will automatically and without further act be deemed to have assumed, a portion of such Lender’s Letter of Credit Exposure and participations in outstanding Swing Loans and Extraordinary Advances such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and acceptance of such participations, the percentage of the aggregate outstanding participations hereunder in Letter of Credit Exposure and participations in outstanding Swing Loans and Extraordinary Advances, in each case held by each Lender (including each such Additional Lender) will equal such Lender’s Pro Rata Share.
(q)Each of the parties hereto hereby agrees that, upon the effectiveness of any Revolving Credit Commitment Increase, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Revolving Credit Commitment Increase and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrowers, to effect the provisions of this Section 2.14. From and after each Increase Effective Date, the Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Parent Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Revolving Credit Commitment Increase, (i) Revolving Loans made under such Revolving Credit Commitment Increase are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Revolving Credit Commitment Increase shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations. This Section 2.14 shall supersede any provisions in Section 2.13 and Section 10.01 to the contrary.
Section 1.12[Reserved].
Section 1.13[Reserved].
Section 1.14Defaulting Lenders.
(r)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Supermajority Lenders” and in Section 10.01.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder (including, for the avoidance of doubt, amounts owing in respect of any Extraordinary Advance); second, to the Swing Lender to the extent of any Swing Loans that were made by the Swing Lender and that were required to be, but were not, paid by the Defaulting Lender; third, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer hereunder; fourth, if so determined by the Administrative Agent or requested by an L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fifth, as the Parent Borrower may request (so long as no Default exists), to the funding of any Revolving Credit Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; sixth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Credit Loans under this Agreement; seventh, to the payment of any amounts owing to the Lenders and the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or an L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; eighth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, or such Loans are Extraordinary Advances, such payment shall be applied solely to pay the Revolving Credit Loans of, and L/C Borrowings and participation obligations with respect to Extraordinary Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or L/C Borrowings or participations with respect to Extraordinary Advances owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Unused Line Fee pursuant to Section 2.09(a)(ii) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.09(a)(iii).
(iv)Reallocation of Pro Rata Shares. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, Swing Loans pursuant to Section 2.02(a)(ii) or Extraordinary Advances pursuant to Section 2.02(f), the Pro Rata Share of each non-Defaulting Lender shall be computed without giving effect to the Commitments of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Loans and Extraordinary Advances shall not exceed the positive difference, if any, of (x) the Commitments of that non-Defaulting Lender minus (y) the aggregate Revolver Usage allocable to that Lender. If the reallocation described in this Section 2.17(a)(iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Law, (A) first, prepay Extraordinary Advances in an amount equal to the Extraordinary Advance Fronting Exposure, (B) second, prepay Swing Loans in an amount equal to the Swing Lender’s Fronting Exposure and (C) third, Cash Collateralize the L/C Issuers’ Fronting Exposure. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(s)Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, the Swing Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit, Swing Loans and Extraordinary Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 1.15Extension of Maturity Date.
(t)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Parent Borrower to all Lenders with Commitments with a like Maturity Date, in each case on a pro rata basis (based on the Commitments with the same Maturity Date), the Parent Borrower may from time to time extend the Maturity Date of any Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Commitments (and related outstandings)) (each, an “Extension”, and each group of Commitments, as so extended, as well as the original Commitments (not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing or caused thereby at the time the offering document in respect of an Extension Offer is delivered to the Lenders and the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the time the offering document in respect of an Extension Offer is delivered to the Lenders, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively; provided that, to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, such representations and warranties shall be true and correct in all respects, (ii) except as to interest rates, fees and final maturity, the Commitment of any Lender (an “Extending Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings); provided that (x) subject, in the case of Letters of Credit, to the provisions of Section 2.03(p) to the extent dealing with Swing Loans and Letters of Credit that mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Letters of Credit, Swing Loans and Extraordinary Advances shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Pro Rata Share of the Revolving Credit Facility (and except as provided in Section 2.03(p), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit, Swing Loans or Extraordinary Advances theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) that have more than three different Maturity Dates (unless the Administrative Agent otherwise agrees), (iii) if the aggregate principal amount of Commitments, in respect of which the Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (iv) all documentation in respect of such Extension shall be consistent with the foregoing. For the avoidance of doubt, no Lender shall be required to participate in any Extension, any Lender that fails to consent to an Extension Offer shall be deemed to have declined such Extension Offer and the Revolving Credit Loans and Commitments of any non-participating Lenders shall mature (and the Commitments terminate) on the applicable Maturity Date.
(u)With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary payments or prepayments for purposes of Section 2.05 and (ii) each Extension Offer shall be in a minimum amount of $50,000,000 aggregate principal amount of Commitments of any or all applicable tranches to be extended (unless (x) otherwise agreed to by the Administrative Agent in its sole discretion or (y) the Extension Offer is made to extend Commitments to the same Maturity Date as a prior Extension Offer). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18; provided that, for the avoidance of doubt, such consent shall not be deemed to be an acceptance of any particular Extension Offer by the Administrative Agent or any Lender.
(v)The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers

(and without the consent of any other Person) as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.18. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the manner in which the amendments contemplated by this Section 2.18(c) are drafted and implemented and, if the Administrative Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence, it being understood that this provision relates solely to the manner of implementation; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.
(w)In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
Section 1.5Cash Dominion. Upon the commencement and during the continuance of a Cash Dominion Period, all amounts in the Collection Accounts of each Loan Party (net of any customary minimum balance as may be required to be maintained in such Collection Account by the depositary bank or as otherwise agreed by the Parent Borrower and the Administrative Agent) shall be remitted daily to the Administrative Agent’s Account and the Administrative Agent shall, so long as no Application Event has occurred and is continuing, apply the amounts so received, first, to prepay outstanding Extraordinary Advances, second, to prepay outstanding Swing Loans, third, to prepay Revolving Credit Loans, fourth, to Cash Collateralize outstanding Letter of Credit Usage, and thereafter the Administrative Agent shall remit the remaining funds, if any, to the applicable Loan Party or such other Person entitled thereto under applicable law.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
Section 1.03Taxes.
(a)Any and all payments by the Loan Parties to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes, excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its net income (however denominated) or gross income, or franchise Taxes, in each case (A) imposed by the United States or by any jurisdiction (or, in either case, any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which the Administrative Agent or such Lender has a lending office or its principal office or (B) that are Other Connection Taxes, (ii) branch profits Taxes, and any similar Taxes, imposed by the United States or any other jurisdiction in which any such lending office or principal executive office is located or in which the Administrative Agent or such Lender, as the case may be, is deemed to be doing business, (iii) in the case of a Lender, the amount of U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or

Commitment pursuant to applicable Law as in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.06(c)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) U.S. Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 10.14(a) and (v) any U.S. Federal withholding Taxes imposed pursuant to FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes” and all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If any withholding agent shall be required by any applicable Laws to deduct or withhold any Tax from or in respect of the payment of any sum payable to the Administrative Agent or any Lender by or on account of any obligations of the Loan Parties under any Loan Document, then (w) if such Tax is an Indemnified Tax, the sum payable by the Loan Parties shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (x) such withholding agent shall be entitled to make such deductions and withholdings, (y) such withholding agent shall timely pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws and (z) within 30 days after the date of such payment to such Governmental Authority, such withholding agent shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) or to such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or such other written evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b)In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or similar charges or levies that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c)The Borrowers, on behalf of themselves and each of their Subsidiaries that is a Loan Party agree to jointly and severally indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes and Other Taxes imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01), in each case to the extent payable or paid by the Administrative Agent or such Lender (or their Affiliates), as applicable, and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys’ and tax advisors’ fees and expenses), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. A certificate setting forth the amount of such payment delivered by a Lender or the Administrative Agent to the Borrowers shall be conclusive absent the manifest error.
(d)If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of Indemnified Taxes or Other Taxes paid by the Loan Parties or for which the Loan Parties have indemnified any Lender or the Administrative Agent, as the case may be, pursuant to this Section 3.01 or the Security Agreement, then such Lender or the Administrative Agent, as applicable, shall pay the amount of such refund, net of any expenses incurred by, or any Indemnified Taxes or Other Taxes imposed on, such Lender or the Administrative Agent, to the Borrowers within 30 days of the receipt of such amount; provided that the Parent Borrower agrees, upon the request of such Lender or the Administrative Agent, to promptly return the amount of such refund (or a portion thereof) to such Lender or the Administrative Agent (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Lender or the Administrative Agent is required to repay such refund (or a portion thereof) to the relevant Governmental Authority. Notwithstanding the foregoing, the Borrowers shall not be entitled to review the tax records or financial information of any Lender or the Administrative Agent. Notwithstanding anything to the contrary in this Section 3.01(d), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this Section 3.01(d) the payment of which would place the Administrative Agent or such Lender (and their Affiliates) in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(e)The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents, including Taxes for which the Borrowers are not required to pay additional amounts pursuant to Section 3.01(a). Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e). The obligations of the Lenders under this Section 3.01(e) shall survive the termination of the Commitments, the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
(f)For the purposes of this Section 3.01, the term “Lender” shall include any SPC.
Section 1.04Illegality. If after the date hereof any Lender shall determine that the introduction of any Law, or any change in any Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Loans, then, on notice thereof by such Lender to the Parent Borrower through Administrative Agent, the obligation of that Lender to make SOFR Loans shall be suspended until such Lender shall have notified Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exists.
(g)Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrowers shall prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the Interest Payment Date therefor if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.05, or, if applicable, convert all Loans based upon SOFR of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans based upon SOFR to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans based upon SOFR.
(h)If the obligation of any Lender to make or maintain SOFR Loans has been terminated, the Parent Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Loans which would otherwise be made by any such Lender as SOFR Loans shall be instead Base Rate Loans.
(i)Before giving any notice to the Administrative Agent pursuant to this Section 3.02, the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.
Section 1.01Inability to Determine Rates.
(j)Subject to this Section 3.03, if the Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining Term SOFR with respect to a proposed SOFR Loan or that Term SOFR with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Administrative Agent will forthwith give notice of such determination to the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Parent Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Parent Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Parent Borrower, in the amount specified in the applicable notice submitted by the Parent Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.
(k)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.
(l)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(m)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Parent Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(n)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(o)Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Parent Borrower may revoke any pending request for a SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding SOFR Loans shall be converted to Base Rate Loans immediately at the end of their respective applicable Interest Period following the commencement of such Benchmark Unavailability Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 1.05Increased Cost.
(p)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (iii) through (v) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein (other than Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Term SOFR (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit or participating in or maintaining Extraordinary Advances (or of maintaining its obligation to participate in or to issue any Letter of Credit or Extraordinary Advances), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(q)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Credit Loans made by, or participations in Letters of Credit, Swing Loans and Extraordinary Advances held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(r)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (c) of Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(s)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 1.04Compensation for Losses. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d)  the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 10.16, then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Each of the Lenders party hereto that is a “Lender” under the Existing Credit Agreement hereby waives any claim it may have for compensation pursuant to Section 3.05 of the Existing Credit Agreement in connection with the automatic conversion of Loans outstanding prior to the Closing Date to a SOFR Loan pursuant to Section 1.10(b).
Section 1.05Matters Applicable to all Requests for Compensation.
(t)A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(u)If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any material amount of Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
(v)If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, the relevant Lender has declined to, or is unable to, designate a different lending office in accordance with Section 3.06(b), then the Borrowers may replace such Lender in accordance with Section 10.16 if such replacement would result in a reduction of such compensation or Taxes.

Section 1.06Survival. All of the Borrowers’ obligations under this shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 1.02Conditions to Closing Date. The obligations of (x) the Lenders to make Revolving Credit Loans and (y) any L/C Issuer to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder on the terms provided hereunder are subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)The Administrative Agent’s receipt from each of the Borrowers and the Lenders of either (i) executed counterparts of this Agreement or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other Electronic Transmission of a “pdf” copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of this Agreement.
(b)Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01, the Parent Borrower and its applicable Subsidiaries party thereto shall have entered into the Term Facility and the Administrative Agent shall have received a counterpart of the Intercreditor Agreement, signed by the Term Agent and acknowledged by the Loan Parties party thereto.
(c)Subject to Section 6.19 (it being understood that any document required to be delivered pursuant to Section 6.19 shall not constitute a condition precedent under this Section 4.01), the Administrative Agent’s receipt of the following documents each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(iv)either (A) executed counterparts of the Confirmation Agreement by each Loan Party party thereto and of the Intercompany Subordination Agreement by the Loan Parties and other Subsidiaries or (B) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other Electronic Transmission of a “pdf” copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of the Confirmation Agreement and the Intercompany Subordination Agreement;
(v)a Note (which may, with respect to Lenders party to the Existing Credit Agreement, take the form of an amended and restated Note) duly executed by the Borrowers in favor of each Lender requesting a Note at least 3 Business Days prior to the Closing Date;
(vi)a completed Borrowing Base Certificate;
(vii)an amended and restated security agreement, (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with, to the extent not already delivered to the Administrative Agent:

(A)to the extent required under the applicable Loan Documents and not previously delivered in connection with the Existing Credit Agreement, subject to the final paragraph of this Section 4.01, certificates and instruments representing the Pledged Equity and Pledged Debt referred to therein accompanied by undated stock powers or instruments of transfer executed in blank (it being understood that this subclause (A) shall be satisfied by the delivery of such Pledged Equity or Pledged Debt to the Term Agent to the extent contemplated by the Intercreditor Agreement);
(B)to the extent not previously delivered in connection with the Existing Credit Agreement, proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;
(C)a Perfection Certificate, duly executed by a Responsible Officer of the Parent Borrower;
(D)copies of Uniform Commercial Code, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business (or as otherwise agreed by the Administrative Agent and the Parent Borrower), none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens and Liens securing obligations under the Existing Credit Agreement); and
(E)to the extent not previously filed, registered or recorded in connection with the Existing Credit Agreement, IP Security Agreements (or supplements to IP Security Agreements delivered in connection with the Existing Credit Agreement), in form and substance reasonably satisfactory to the Administrative Agent, covering the items set forth on Schedule IV to the Security Agreement; and
(i)customary certificates of resolutions or other action, customary incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party or is to be a party;
(ii)customary documents and certifications evidencing that each Loan Party (A) is duly organized or formed, including certified true and correct copies of the charter of each Loan Party, and each amendment thereto, as in effect on the Closing Date, and (B) is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization, in form and substance reasonably acceptable to the Administrative Agent;
(iii)a favorable opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)favorable opinions of local counsel for the Loan Parties in the jurisdictions set forth on Schedule 4.01, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(v)a certificate substantially in the form of Exhibit F from the Chief Financial Officer of the Parent Borrower dated as of the Closing Date and certifying as to the matters set forth therein; and
(vi)a certificate signed by a Responsible Officer of the Parent Borrower certifying that the conditions specified in Sections 4.01(e), (h), (i) and (j) have been satisfied.
(d)The Administrative Agent shall have received (i) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flow of the Parent Borrower as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 60 days prior to the Closing Date (or 120 days prior to the Closing Date in case such four fiscal quarter period is the end of the Parent Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income and cash flow), (ii) the audited consolidated balance sheets and related statements of income and cash flow of each of the Parent Borrower, the Target and their respective Subsidiaries, in each case as of December 31, 2019, December 31, 2020 and December 31, 2021, with respect to the Target and its Subsidiaries and March 31, 2020, March 31, 2021 and March 31, 2022, with respect to the Parent Borrower and its Subsidiaries (the “Audited Financial Statements”), and (iii) the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of any subsequent fiscal quarter ended at least 45 days prior to the Closing Date (such financial statements described in this clause (iii), the “Unaudited Financial Statements”).
(e)(i) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (B) if any Specified Representation is qualified by “materiality” or “Material Adverse Effect” or similar terms, (1) for the avoidance of doubt, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (2) such Specified Representation shall be true and correct (after giving effect to any qualification therein) in all respects as of the respective date or for the respective period, as the case may be.
(f)The Borrowers shall have paid, on or prior to the Closing Date, (i) all fees and expenses required to be paid on the Closing Date pursuant to Section 2.09 hereof and (ii) all other fees and expenses (including the Attorney Costs of Morgan, Lewis & Bockius LLP) required to be paid pursuant to Section 10.04(a) for which invoices shall have been presented to the Parent Borrower at least 2 Business Day prior to the Closing Date.
(g)The Borrowers shall have provided to the Administrative Agent at least 3 Business Days prior to the Closing Date (i) the documentation and other information that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, with respect to the Loan Parties to the extent reasonably requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Closing Date, and (ii) to the extent applicable, a Beneficial Ownership Certification with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested by the Administrative Agent or any Lender, in each case, the results of which are reasonably satisfactory to the Administrative Agent and any such Lender.
(h)The Fox Acquisition shall be consummated or, substantially concurrently with the funding of the Initial Credit Extension, in all material respects in accordance with the terms of the Fox Acquisition Agreement, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Lenders or the Arrangers in their respective capacities as such without the prior consent of the Arrangers. After giving effect to the Fox Acquisition, the Target and its subsidiaries shall each be direct or indirect subsidiaries of the Parent Borrower.
(i)Since the date of the Fox Acquisition Agreement, there shall have been no Closing Date Material Adverse Effect.
(j)After giving effect to the Transactions to be consummated on the Closing Date and the Initial Credit Extension, Excess Availability shall be not less than $100,000,000.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to do so (other than (a) solely with respect to creation, any Lien on the Collateral that may be created by execution and delivery of the Security Agreement by each Loan Party and (b) solely with respect to perfection, (i) any Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC or customary “short form” intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office and (ii) any Lien on the Equity Interests of the Subsidiaries of the Parent Borrower that may be perfected on the Closing Date by the delivery to the Administrative Agent of a stock or equivalent certificate(other than any such certificates in the possession of the Administrative Agent or any of its Affiliates); provided that, to the extent any such stock or equivalent certificate of the Target and its Subsidiaries has not been made available to the Parent Borrower prior to the Closing Date in accordance with the terms of the Fox Acquisition Agreement, such stock or equivalent certificate shall not constitute a condition precedent to the availability or initial funding of the Loans on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 6.19), then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Loans on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 6.19.

Section 1.07Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Notice of Conversion/Continuation requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(k)Other than with respect to Loans made on the Closing Date, the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b); provided that, to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, such representations and warranties shall be true and correct in all respects.
(l)Other than with respect to Loans made on the Closing Date, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(m)At the time of and immediately after giving effect to the proposed Credit Extension, the Revolver Usage shall not exceed the Line Cap.
(n)The Administrative Agent and, if applicable, an L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Notice of Conversion/Continuation requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of SOFR Loans) submitted by any Borrower shall be deemed to be a representation and warranty that, to the extent applicable, the conditions specified in Section 4.02(a), (b) and (c) have been satisfied or will be satisfied on and as of the date of the applicable Credit Extension and the Administrative Agent shall have received for the account of such Lender or such L/C Issuer a certificate signed by a duly authorized officer of the applicable Borrower, dated the date of such Credit Extension, stating that such statements are true.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and the Lenders that:
Section 1.01Existence, Qualification and Power; Compliance with Laws. Each Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws (such compliance to include compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Act and all other laws and regulations relating to bribery, money laundering and terrorist activities), and (e) is not in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not, or solely, in the case of clause (e), that could, reasonably be expected to have a Material Adverse Effect.
Section 1.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the creation of any Lien other than a Lien expressly permitted under Section 7.01, except with respect to any conflict, breach or contravention, payment or violation referred to in clause (b)(i) to the extent that such conflict, breach or contravention or payment could not reasonably be expected to have a Material Adverse Effect.
Section 1.03Governmental Authorization; Other Consents. As of the Closing Date, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (having the priority set forth in the Intercreditor Agreement (subject to Specified Statutory Liens) or, after the repayment in full of the Term Facility, having a first priority Lien (subject to Specified Statutory Liens)) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings or recordings necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
Section 1.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
Section 1.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements of the Parent Borrower and its Subsidiaries or, with respect to the making of this representation and warranty after the Closing Date, the audited financial statements of the Parent Borrower and its Subsidiaries as of the end of the most recent fiscal year for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a): (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.  The Audited Financial Statements of the Target and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.
(b)The Unaudited Financial Statements of the Parent Borrower and its Subsidiaries or, with respect to the making of this representation and warranty after the Closing Date, the unaudited consolidated financial statements of the Parent Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(b): (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of the operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(c)Since March 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 1.06Litigation.
(a)There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(b)Schedule 5.06 to this Agreement sets forth a complete and accurate description of each of the actions, suits or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $50,000,000 that, as of the Closing Date, are pending or, to the knowledge of any Borrower threatened in writing against a Loan Party or any of its Subsidiaries.
Section 1.07No Default. Neither the Parent Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligations that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions contemplated by this Agreement or any other Loan Document.
Section 1.08Ownership of Property; Liens; Investments.
(a)The Parent Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business as it is currently conducted, except for Permitted Liens and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)The property (other than real property described in clause (a) above) of the Parent Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.
Section 1.09Environmental Matters.

(c)The Parent Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non-compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Parent Borrower nor any of its Subsidiaries nor any property currently or, to the knowledge of any Borrower or any of the Subsidiaries, previously owned, operated or leased by or for the Parent Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of any Borrower or any of the Subsidiaries, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation, in each case under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)Except as set forth on Schedule 5.09(c), as of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries operates their respective currently owned or leased real property as a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog, other than instances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)Other than instances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no facts, circumstances or conditions known to any Borrower or any of the Subsidiaries arising out of or relating to the operations or ownership of the Parent Borrower or any of its Subsidiaries or of the property owned, operated or leased by the Parent Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders that could be reasonably expected to result in any material Environmental Liabilities.
(g)(i) no Environmental Lien has attached to any property of the Parent Borrower or its Subsidiaries and (ii) to the knowledge of any Borrower or the Subsidiaries, no facts, circumstance or conditions exist, in each case of clauses (i) and (ii) that could, individually or in the aggregate, reasonably be expected to result in an Environmental Lien that could have a Material Adverse Effect.
(h)Neither the Parent Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, as of the Closing Date, any investigation or assessment or remedial action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, during the period of ownership or operation by the Parent Borrower or any of its Subsidiaries, formerly owned or operated by the Parent Borrower or any of its Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(i)Neither the Parent Borrower nor any of its Subsidiaries (i) has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries or (ii) is subject to any outstanding obligations under any written order, consent decree, or settlement agreement with any Person relating to any Environmental Liability, in each case of clauses (i) and (ii), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 1.10Insurance. The properties of the Parent Borrower and its Subsidiaries are insured in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.
Section 1.11Taxes. The Parent Borrower and its Subsidiaries have filed all Federal and all material state and other tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. No Lien for Taxes on the assets of the Loan Parties exceeds $5,000,000 in the aggregate unless subject to a Permitted Protest.
Section 1.12ERISA Compliance.
(a)Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower or any ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan complies with, and has been operated in accordance with all applicable Laws, including the Code and ERISA and the terms of such Plan.
(b)There are no pending or, to the knowledge of any Borrower or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA, except, in the case of each of clauses (i) through (v) above, for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(d)With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”), any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 1.1Subsidiaries; Equity Interests. As of the Closing Date and as of each date for which such Schedule 5.13 has been supplemented in accordance with Section 6.02(g): (a) the Parent Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such material Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent Borrower and/or one or more of its Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Liens permitted under Section 7.01(c)) or Section 7.01(l); (b) the Parent Borrower and its Subsidiaries have no Investments constituting Equity Interests in any Person other than (x) Subsidiaries and (y) those disclosed in Part (b) of Schedule 5.13; and (c) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of (x) all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, formation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, formation or organization, if applicable, (y) all Excluded Subsidiaries, as of the Closing Date and (z) all Immaterial Subsidiaries, as of the Closing Date.
Section 1.2Margin Regulations; Investment Company Act.
(e)Neither the Parent Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Borrowers hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Federal Reserve Board.
(f)Neither the Parent Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state Law which may render all or any portion of the Obligations unenforceable. Neither the Parent Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
Section 1.2Disclosure. No report, financial statement, certificate or other written information (other than projections, forward-looking information and other information of a general economic or industry-specific nature (with respect to which no representation is made hereunder except as set forth in the proviso to this Section 5.15)) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to projections, each Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time such projections were furnished (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, the projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in any projections will be achieved and actual results may differ from the projections and such differences may be material).

Section 1.3Sanctions and Anti-Corruption and Anti-Money Laundering Laws.
(g)To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with (i) the Act and (ii) applicable Anti-Corruption and Anti-Money Laundering Laws.
(h)Neither the Parent Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrowers, any director, officer, employee or agent of the Parent Borrower or any Subsidiary (i) is a Restricted Party, (ii) has any assets located in any country or territory that is the subject of country or territory-wide Sanctions, or (iii) derives revenues from investments in, or transactions with any Restricted Party, in each case in violation of applicable law. The Parent Borrower, on behalf of itself and its Subsidiaries, has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. The Parent Borrower and its Subsidiaries, and to the knowledge of the Borrowers, each director, officer, employee and agent of the Parent Borrower and each Subsidiary, is in compliance with all applicable Sanctions. No proceeds of any Loan made or Letter of Credit issued hereunder will be used, directly or indirectly to fund or finance any transaction that is prohibited by Sanctions or in any manner which would result in the Parent Borrower or any of its Subsidiaries being in breach of Sanctions or becoming a Restricted Party, or in any other manner that would result in a violation of Sanctions or Anti-Corruption and Anti-Money Laundering Laws by any Person. Neither the Parent Borrower nor any of its Subsidiaries is a Restricted Party or has received notice of any action, suit, proceeding or investigation against it with respect to Sanctions from any Person identified in clauses (a) through (e) in the definition of “Sanctions”. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption and Anti-Money Laundering Laws have been started or to its knowledge threatened against the Parent Borrower or any of its Subsidiaries.
(i)The information included in the Beneficial Ownership Certification most recently provided to the Administrative Agent and any Lender for each applicable Borrower, if any, is true and correct in all respects.
Section 1.3Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Subsidiaries own, or have secured licenses for, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses (collectively, “IP Rights”). To the knowledge of the Borrowers and the Subsidiaries, (a) the use of the IP Rights in connection with such businesses does not materially infringe or misappropriate the rights of any other Person and (b) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any of the Subsidiaries materially infringes upon any rights held by any other Person. No claim or litigation is pending or, to the knowledge of the Borrowers and the Subsidiaries, threatened in writing (i) which would revoke or terminate any IP Rights of any Borrower or any of the Subsidiaries or (ii) which would result in liability to any Borrower or any of the Subsidiaries for material infringement or misappropriation of the rights of any other Person, that, in either case, could reasonably be expected to have a Material Adverse Effect.
Section 1.4Solvency. On the Closing Date, after giving effect to the Transactions to be consummated on such date, the Loan Parties are, on a consolidated basis, Solvent.
Section 1.5[Reserved].

Section 1.6Perfection, Etc. To the extent required by this Agreement and the Security Agreement, all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or will be duly made or taken after the Closing Date as provided in the proviso to Section 4.01(c), and are or will be in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral with the priority set forth in the Intercreditor Agreement (subject to Specified Statutory Liens), securing the payment of the Obligations, and all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect such security interest have been duly taken or will be duly made or taken after the Closing Date.
Section 1.7Designated Senior Indebtedness. The Indebtedness under the Loan Documents and all other Obligations constitute “senior indebtedness” as defined under any Material Debt Documents with respect to Material Debt that is subordinated in right of payment to the Obligations.
Section 1.8[Reserved].
Section 1.9EEA Financial Institution. Neither the Parent Borrower nor any other Loan Party is an EEA Financial Institution.
Section 1.10Qualified Cash. As of the date of any Borrowing Base Certificate, all cash and Cash Equivalents included in the calculation of Qualified Cash in such Borrowing Base Certificate satisfies the applicable requirements included in the definition of Qualified Cash.
Section 1.11Eligible Accounts. As of the date of any Borrowing Base Certificate, each Account that is identified by the Parent Borrower as an Eligible Investment Grade Account or Eligible Account satisfies in all respects the requirements set forth in the definition of “Eligible Investment Grade Account” or “Eligible Account”, as applicable.
Section 1.12Eligible Inventory. As of the date of any Borrowing Base Certificate, each item of Inventory that is identified by the Parent Borrower as Eligible Inventory or Eligible In-Transit Inventory satisfies in all respects the requirements set forth in the definition of “Eligible Inventory” or “Eligible In-Transit Inventory” as applicable.
Section 1.13Location of Inventory. The Eligible Inventory of the Loan Parties (other than in-transit Eligible Inventory on the way to or between locations identified on Schedule 6.18 and immaterial amounts of Eligible Inventory) is maintained at the locations identified on Schedule 6.18 (as such Schedule may be supplemented from time to time pursuant to Section 6.18).
Section 1.14Inventory Records. Each Loan Party keeps correct and accurate in all material respects records itemizing and describing the type and quantity of its Eligible Inventory and the book value thereof.
Section 1.15Employee and Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against the Parent Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Parent Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the

Parent Borrower or its Subsidiaries, (c) the hours worked and payments made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, or (d) all material payments due from the Parent Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent Borrower.
ARTICLE VI

AFFIRMATIVE COVENANTS
Until the Obligations have been Paid in Full, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
Section 1.08Financial Statements. Deliver to the Administrative Agent (for further distribution to the Lenders):
(a)as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent Borrower, an audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification (other than any such exception that is expressed solely with respect to, or resulting solely from, a maturity date in respect of any Commitment or Loans that is scheduled to occur within one year from the date of delivery of such opinion); and
(b)as soon as available, but in any event within 45 days (or such longer period (not to exceed 60 days) to the extent an extension has been granted by the SEC with respect to the Parent Borrower’s Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal quarter ended June 26, 2022), an unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
The Borrowers shall not be separately required to furnish any information contained in materials furnished pursuant to Section 6.02(b) or under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.
Section 1.06Certificates; Other Information. Deliver to the Administrative Agent (which will promptly thereafter furnish to the Lenders):

(c)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Average Excess Availability (based on the most recent Borrowing Base Certificates furnished to the Administrative Agent pursuant to Section 6.02(h)) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Parent Borrower and the Subsidiaries most recently theretofore delivered under Section 6.01(a) or (b) (or, prior to the first such delivery, referred to in Section 5.05(b)) that has had or could reasonably be expected to have greater than a de minimis effect on the calculation of the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or reporting referred to in this Agreement or on the calculation of the Borrowing Base, specifying the nature of such change and the effect thereof on such calculations hereunder;
(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)promptly after the furnishing or receipt thereof (i) copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Material Debt Document and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02, and (ii) copies of all notices, requests, demands, waivers, forbearances and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Debt Document with respect to any event, development or circumstance that could be adverse in any material respect (including the occurrence of any default) to (A) the Parent Borrower, any Material Subsidiaries or the Parent Borrower and its Subsidiaries taken as a whole or (B) the rights, interests and remedies of the Secured Parties under any of the Loan Documents; and, from time to time upon request by the Administrative Agent, such information and reports regarding such Material Debt Document as the Administrative Agent may reasonably request;
(f)as soon as available and in any event within 30 days after the end of each fiscal year (or such later date as the Administrative Agent may reasonably agree), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(g)promptly and in any event within 5 Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries to the extent such disclosure is permitted by applicable Law;
(h)promptly after receipt by any Loan Party or any of its Subsidiaries of any written notice of any Environmental Action against any Loan Party or any of its Subsidiaries of any Environmental Lien against any real property of any Loan Party or its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or

Environmental Permit, in each case that could reasonably be expected to have a Material Adverse Effect, copies of such notice;
(i)as soon as available and in any event within 30 days after the end of each fiscal year (or such later date as the Administrative Agent may reasonably agree), amendments to each Schedule referred to in Section 9 of the Security Agreement (including Schedule 6.18 to this Agreement) and Schedule 5.08(c) and Schedule 5.13 to this Agreement, in each case, to add any additional information or change any information required to ensure the representations and warranties contained therein are true and correct in all material respects;
(j)(x) as soon as available, but no later than twentieth (20th) day of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or, during an Increased Reporting Period, on Wednesday of each week (or, if such day is not a Business Day, the immediately succeeding Business Day) commencing with the first such day to occur following the commencement of any Increased Reporting Period, a Borrowing Base Certificate and (y) each of the other reports set forth on Schedule 6.02(h) to this Agreement at the times specified therein (and the Parent Borrower hereby agrees to use commercially reasonable efforts to cooperate with the Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on Schedule 6.02(h));
(k)as soon as available and in any event within 60 days after the end of each fiscal year (or such later date as the Administrative Agent may reasonably agree) copies of the Parent Borrower’s Projections, in form reasonably satisfactory to the Administrative Agent, for the forthcoming year, fiscal quarter by fiscal quarter;
(l)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, the Borrowing Base or any component thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and
(m)promptly following any request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02, if any; or (y) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent) or posted on the website of the SEC at http://www.sec.gov/; provided that the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery to it or maintaining its copies of such documents.

Section 1.09Notices. Promptly after any Responsible Officer obtaining knowledge thereof, notify the Administrative Agent:
(n)of the occurrence of any Default;
(o)(i) of any Environmental Action that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(p)of the occurrence of any ERISA Event;
(q)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and
(r)of all actions, suits, or proceedings brought against the Parent Borrower or any of its Subsidiaries before any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03, other than notices under clause (d) above, shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 1.01Payment of Taxes. Pay and discharge as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary and (b) the failure to so pay or discharge could not in the aggregate reasonably be expected to result in tax liabilities in excess of $5,000,000 unless such liabilities are otherwise subject to a Permitted Protest.
Section 1.02Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.03Maintenance of Properties. Subject to Section 7.05,
(s)maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.010Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies covering such liabilities, losses or damages, and in such amounts, as is customarily carried by Person engaged in the same or similar businesses that are similarly situated and located. Subject to the proviso to Section 4.01(c) with respect to delivery of endorsements with respect to insurance policies in effect on the Closing Date, all property insurance policies are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and such other provisions reasonably sufficient to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Administrative Agent promptly (but in any event within 15 Business Days of the issuance or applicable amendment of any insurance policy), with lender’s loss payable and additional insured endorsements, as applicable, in favor of the Administrative Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation; provided, that such prior written notice shall not be required with respect to any insurance policy (other than a property insurance policy) to the extent the relevant insurer does not provide such written notice. If the Parent Borrower or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent may, with prior notice to the Parent Borrower, arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
Section 1.011Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 1.012Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct entries in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.
Section 1.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender at the Lender’s own expense to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable governmental confidentiality and secrecy laws and requirements), and to discuss its affairs, finances and accounts with its directors and officers and to use commercially reasonable efforts to make its independent public accountants available to discuss its affairs, finances and accounts, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default; provided, further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. For the avoidance of doubt, this Section 6.10 does not govern field examinations or inventory appraisals, which are governed by Section 6.16.
Section 1.11Use of Proceeds. Use the proceeds of (a) in the case of the Initial Credit Extension (i) to finance a portion of the Transactions (including the payment of Transaction Costs) and for other general corporate purposes, (ii) for working capital and ordinary course needs and (iii) to refinance any amounts outstanding under the Existing Credit Agreement; provided that the aggregate principal amount of Revolving Credit Loans borrowed on the Closing Date for the purposes described in clause (a)(i) shall not exceed $335,000,000 and (b) in the case of Credit Extensions on or after the Closing Date, (i) for providing working capital to the Borrowers and its Subsidiaries, (ii) for financing capital expenditures and Permitted Acquisitions and (iii) for other lawful corporate purposes; provided that (A) no part of the proceeds of the Loans made to the Borrowers hereunder will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Federal Reserve Board and no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to fund or finance any transaction that is prohibited by Sanctions or in any manner which would result in the Parent Borrower or any of its Subsidiaries being in breach of Sanctions or becoming a Restricted Party, or in any other manner that would result in a violation of Sanctions by any Person, and (B) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, for any purpose which would breach any Anti-Corruption and Anti-Money Laundering Law.
Section 1.12Covenant to Guarantee Obligations and Give Security.
(t)Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Specified Event of Default or (y) (i) the delivery of the report (the “Collateral Report”) required to be delivered pursuant to Section 6.02(g) indicating new Collateral or locations or the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Material Subsidiary (other than an Excluded Subsidiary) or (ii) the delivery of a Compliance Certificate indicating that a Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, then the Borrowers shall, in each case at the Borrowers’ expense:
(i)in connection with the formation or acquisition of a Domestic Subsidiary that is a Material Subsidiary (other than an Excluded Subsidiary) or the determination that any Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after the delivery of the Collateral Report or Compliance Certificate, request, or the acquisition or formation of such Subsidiary, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary that is the Parent Borrower or a Domestic Subsidiary and not an Excluded Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;
(ii)[reserved];
(iii)within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or formation or after the delivery of the Collateral Report or such Compliance Certificate, duly execute and deliver, and cause each such new Loan Party to duly execute and deliver, to the Administrative Agent pledges, assignments, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Sections 4.01(c)(iv) and (v), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties;

(iv)within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or after the delivery of the Collateral Report or such Compliance Certificate, take, and cause such new Loan Party to take, whatever action (including the filing of Uniform Commercial Code financing statements) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) a perfected security interest having the priority set forth in the Intercreditor Agreement (subject to Permitted Liens) (or, after the repayment in full of the Term Facility, having a first priority Lien (subject to Permitted Liens)) on the properties purported to be subject to the pledges, assignments, Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;
(v)within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or formation or after the delivery of the Collateral Report or such Compliance Certificate, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the Loan Documents contained in clauses (i), (iii) and (iv) above; and
(vi)promptly execute and deliver any and all further instruments and documents and take all such other actions as required by the Security Agreement and at any time and from time to time as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, Security Agreement Supplements and security agreements.
(u)Any Subsidiary or Excluded Joint Venture that is not a Guarantor that becomes a guarantor with respect to any Material Debt of any Loan Party shall comply with Section 6.12(a) as if it were a newly formed Domestic Subsidiary of a Loan Party; provided that, other than with respect to assets included in the determination of the Borrowing Base, no actions in any jurisdiction outside of the United States, documents governed by foreign law or action are necessary to create or perfect any security interest in assets located or titled outside of the United States shall be required.
Section 1.13Further Assurances. Promptly upon the reasonable request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 1.14Preparation of Environmental Reports. At the request of the Administrative Agent, reasonably promptly after the Administrative Agent shall have obtained knowledge of any circumstances that has the reasonable likelihood of the Parent Borrower or any of the Subsidiaries incurring any Environmental Liability that could reasonably be expected to result in a Default or a Material Adverse Effect as a result of any information provided under Section 6.02(f) or in or Section 6.03(a) or (b) hereunder or through other publicly available information filed with the SEC, the Borrowers shall provide to the Lenders within 60 days after such request (or such later date as the Administrative Agent may agree in its sole discretion), at the expense of the Borrowers, an environmental site assessment report of a scope that is reasonable under the circumstances for any of its properties described in such request that are the subject matter associated with such Default or Material Adverse Effect, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating, if relevant to such matter, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and each Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant reasonable access at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment subject to government approvals, if such approvals are required. The Borrowers shall take all reasonable steps to obtain any such required government approvals. Each Loan Party will, and will cause each of its Subsidiaries to keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
Section 1.15OFAC; Sanctions and Anti-Corruption and Anti-Money Laundering Laws. Conduct its business in compliance with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. The Parent Borrower, on behalf of itself and its Subsidiaries, shall implement and maintain in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. Neither the Parent Borrower nor any of its Subsidiaries shall fund any payment under this Agreement or any other Loan Document with proceeds derived from a transaction prohibited by Sanctions or Anti-Corruption and Anti-Money Laundering Laws or any manner that would cause the Parent Borrower or any of its Subsidiaries to be in breach of Sanctions or Anti-Corruption and Anti-Money Laundering Laws.
Section 1.16Field Examinations and Inventory Appraisals. The Parent Borrower and the Subsidiaries will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants and appraisers retained by the Administrative Agent) to conduct, at the Loan Parties’ expense, (a) field examinations of the books and records of the Parent Borrower and the Subsidiaries relating to the Parent Borrower’s computation of the Borrowing Base (or any component thereof) and the related reporting and control systems and (b) appraisals of the Eligible Inventory included in the Borrowing Base, all at such time or times as may be requested by the Administrative Agent in its Permitted Discretion; provided that, notwithstanding anything to the contrary in Section 10.04 or any other Loan Document, (i) unless an Increased Reporting Event has occurred, no more than one field examination and one appraisal in any calendar year shall be at the expense of the Loan Parties, (ii) during any calendar year in which an Increased Reporting Event has occurred, the

Administrative Agent shall be entitled to conduct up to two additional field examinations and collateral appraisals as it determines are necessary or appropriate in its Permitted Discretion, in each case at the expense of the Loan Parties, (iii) after the occurrence of and during the occurrence of an Event of Default, all field exams and appraisals shall be at the expense of the Loan Parties, and (iv) in the event that the Parent Borrower or any Subsidiary shall have consummated an Acquisition, without limitation of the foregoing the Parent Borrower may request that the Administrative Agent conduct or cause to be conducted (and, commercially and reasonably promptly upon such request, the Administrative Agent shall commence or cause to be commenced) a field examination and an appraisal with respect to the Eligible Accounts and Eligible Inventory acquired by the Loan Parties as a result thereof, and any such field examinations and appraisals shall be at the expense of the Loan Parties (and shall not count towards the limit set forth in the immediately preceding proviso). For the avoidance of doubt, the Administrative Agent may conduct field examinations and appraisals in addition to those set forth in the immediately preceding sentence, but such additional field examinations and appraisals shall not be at the expense of the Loan Parties. For purposes of this paragraph, it is understood and agreed that a single field examination or appraisal may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. Each Borrower acknowledges that the Administrative Agent, after exercising its rights under this Section, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
Section 1.17Deposit Accounts; Securities Accounts.
(v)The Loan Parties will maintain their primary depository and treasury management relationships with the Administrative Agent, another Lender or one or more of their respective Affiliates (or a Person that was the Administrative Agent, a Lender or one of their respective Affiliates as of the date such relationship was entered into) at all times during the term of the Agreement.
(w)The Parent Borrower shall, and shall cause the other Loan Parties to, (i) instruct all of its Account Debtors to forward payment of the amounts owed by such Account Debtors directly to a Collection Account (other than with respect to Accounts of Account Debtors consisting of the United States or any department, agent or instrumentality of the United States, if the terms of such Accounts or applicable Law prohibit payment into a Deposit Account subject to a Control Agreement), and (ii) deposit or cause to be deposited promptly, and in any event no later than the third Business Day (or the first Business Day during any Cash Dominion Period) after the date of receipt thereof (or such later date as the Administrative Agent may agree in its sole discretion), all of such Loan Party’s collections and proceeds of Collateral (including those sent directly by any such Account Debtors to such Loan Party) into a Collection Account.
(x)The Parent Borrower shall, and shall cause the other Loan Parties to, cause each Deposit Account (excluding any Excluded Deposit Account but including each Collection Account) of a Loan Party and each Securities Account (excluding any Excluded Securities Account) of a Loan Party to be subject to a Control Agreement (i) within 120 days in the case of any Deposit Account or Securities Account acquired as part of a Permitted Acquisition, with such period being deemed to begin on the date of the acquisition of such Deposit Account or Securities Account or (ii) within 30 days in the case of any Deposit Account or Securities Account created after the Closing Date, with such period deemed to begin on the date of the creation of such Deposit Account or Securities Account (or, in each case, such longer periods as the Administrative Agent may agree in its reasonable discretion).
(y)Each Control Agreement shall (unless otherwise reasonably agreed by the Administrative Agent) provide, among other things, that (i) the applicable bank or securities intermediary will comply with any instructions originated by the Administrative Agent directing the disposition of the funds in applicable Deposit Account or Securities Account subject to such Control Agreement, without further consent by the applicable Loan Party, (ii) the applicable bank or securities intermediary waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Deposit Account or Securities Account other than for (A) payment of its service fees and other charges directly related to the administration of such Deposit Account, (B) returned checks or other items of payment and (C) other customary items, and (iii) with respect to each Collection Account, upon written notice by the Administrative Agent to the applicable bank or securities intermediary that a Cash Dominion Period has commenced and is continuing (an “Activation Instruction”), the applicable bank will forward no less frequently than once per Business Day all amounts in the applicable Collection Account (net of any customary minimum balance as may be required to be maintained in such Collection Account by such depositary bank or as otherwise agreed by the Parent Borrower and the Administrative Agent) to the Administrative Agent’s Account. Subject to Section 8.02, the Administrative Agent agrees not to issue an Activation Instruction with respect to any Collection Account unless a Cash Dominion Period is in effect. The Administrative Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction once no Cash Dominion Period is in effect.
(z)So long as no Default or Event of Default has occurred and is continuing and subject to compliance with Section 6.17(a) of this Agreement, the Parent Borrower may amend Schedule 6.17 to add or replace a bank or securities intermediary and shall upon such addition or replacement provide to the Administrative Agent an amended Schedule 6.17; provided, however, that, other than in the case of Deposit Accounts or Securities Accounts acquired as part of a Permitted Acquisition, (i) such prospective bank or securities intermediary shall be satisfactory to the Administrative Agent in its Permitted Discretion (it being understood that any prospective bank or securities intermediary that is a Lender on the Closing Date or an Affiliate of such a Lender shall be deemed to be satisfactory to the Administrative Agent in its Permitted Discretion), and (ii) prior to the time of the opening of such Deposit Account (excluding any Excluded Deposit Account but including each Collection Account) or Securities Account (excluding any Excluded Securities Account), the applicable Loan Party, the applicable bank or securities intermediary and the Administrative Agent shall have executed and delivered a Control Agreement. Each Loan Party shall close any of its Deposit Accounts and Securities Account as promptly as practicable and in any event within 120 days after notice from the Administrative Agent that (x) the operating performance, funds transfer, or availability procedures or performance of such bank or securities intermediary with respect to any Control Agreement or any control agreement unrelated to this Agreement is no longer acceptable in the Administrative Agent’s Permitted Discretion or (y) the Administrative Agent’s liability under any Control Agreement with such bank or securities intermediary is no longer acceptable in the Administrative Agent’s Permitted Discretion.
Section 1.4Inventory.
(aa)The Parent Borrower shall, and shall cause each Loan Party to, use their commercially reasonable efforts to obtain a Collateral Access Agreement with respect to each location from time to time set forth on Schedule 6.18 that is a leased real property where any Eligible Inventory is located or where any warehouseman, bailee or consignee has possession of any Eligible Inventory, and in each case such Eligible Inventory has a Value in excess of $10,000,000 (i) in the case of any such location set forth on such Schedule 6.18 on the Closing Date for which a Collateral Access Agreement has not previously been obtained, as promptly as reasonably practicable after the Closing Date and, in any event, within 60 days thereafter (or such later date as the Administrative Agent shall agree in its sole discretion), and (ii) in the case of any such location added to Schedule 6.18 after the Closing Date pursuant to clause (b) below where Eligible Inventory with a Value in excess of $10,000,000 is located, as promptly as reasonably practicable thereafter and, in any event, within 60 days thereafter (or such later date as the Administrative Agent shall agree in its sole discretion).
(ab)The Loan Parties shall maintain their Eligible Inventory (other than in-transit Eligible Inventory and immaterial amounts of Eligible Inventory) solely at one or more locations set forth on Schedule 6.18; provided that the Loan Parties may also maintain their Eligible Inventory at such other locations in the United States as may have been specified in writing by the Parent Borrower to the Administrative Agent, which notice (i) contains all the information with respect to such location contemplated to be provided with respect to a location by Schedule 6.18 (and, upon delivery of such notice, Schedule 6.18 shall be deemed to have been supplemented to set forth each such newly specified location) and (ii) in the case of any such location that is not owned in fee by the Loan Parties, is accompanied by a copy of the warehouse, fulfillment, distribution or other bailee agreement governing the maintenance of Eligible Inventory by the applicable Loan Party at such location. On Schedule 6.18, the Parent Borrower shall identify the locations for which a Collateral Access Agreement is required hereunder and the locations for which a Collateral Access Agreement is not required hereunder.
Section 1.18Post-Closing Covenants. Within the time periods set forth on Schedule 6.19 (or such later period agreed to by the Administrative Agent in its sole discretion), the Borrowers shall, and shall cause their Subsidiaries to, in each case in form and substance satisfactory to the Administrative Agent take the actions set forth on Schedule 6.19.
ARTICLE VII

NEGATIVE COVENANTS
Until the Obligations have been Paid in Full, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:
Section 1.013Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)Liens created pursuant to any Loan Document (including any Liens with respect to Bank Product Obligations);
(b)Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 7.02(e), (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);
(c)Liens for taxes, assessments or governmental charges which are not yet due, which have become due but are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; provided that the aggregate amount secured by Liens permitted under this clause (c) does not exceed $5,000,000 in the aggregate unless subject to a Permitted Protest;
(d)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), construction bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, zoning, encroachments, protrusions and similar restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i)Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and products thereof, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (except for accessions to such assets); provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(j)Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Parent Borrower or any Subsidiary of the Parent Borrower or becomes a Subsidiary of the Parent Borrower or on any property acquired, in each case, in connection with any Acquisition permitted under Section 7.03(f); provided that (A) such Liens were not created in contemplation of such merger, consolidation or Investment, (B) such Liens do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Parent Borrower or such Subsidiary, (C) such Liens do not extend to Collateral unless otherwise permitted under another clause of this Section 7.01 and (D) the obligations secured thereby are permitted under Section 7.02(i);
(k)(i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Parent Borrower or any other Subsidiary;
(l)Liens on property of the Loan Parties to secure Indebtedness permitted by Section 7.02(d); provided that such Liens shall be subject to the Intercreditor Agreement;
(m)[reserved];
(n)other Liens securing obligations outstanding in an aggregate amount not to exceed $50,000,000; provided that such Liens shall be (i) junior and subordinate to the Administrative Agent’s Liens as a matter of law or (ii) junior and subordinate to the

Administrative Agent’s Liens on such Collateral pursuant to an intercreditor agreement on terms and conditions acceptable to the Administrative Agent; provided, further, to the extent such Liens are on Collateral included in determination of the Borrowing Base, such Liens shall not secure any Indebtedness for borrowed money;
(o)Liens on any segregated and identifiable proceeds of any assets subject to a Lien permitted by the foregoing clauses of this Section 7.01 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law;
(p)Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights; and
(q)Liens on assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Foreign Subsidiary (or of another Foreign Subsidiary) that are permitted to be incurred under this Agreement.
Notwithstanding anything herein or any other Loan Document to the contrary, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any real estate owned by any Loan Party other than pursuant to the foregoing clause (l).
Section 1.07Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(r)Indebtedness under the Loan Documents and the other Obligations;
(s)Indebtedness of the Parent Borrower under the Senior Notes and guarantees thereof by the Guarantors and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(t)so long as (i) no Default is continuing or would result therefrom and (ii) after giving pro forma effect to the incurrence thereof, the Payment Conditions are satisfied, Indebtedness of any Loan Party in the aggregate amount for all Loan Parties not to exceed $350,000,000 that (A) is unsecured or subordinated in right of payment to the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent, (B) has a scheduled maturity no earlier than the date that is 91 days after the latest Maturity Date of the Revolving Credit Facility, (C) has no scheduled amortization or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (D) has covenants and defaults that are customary for similar Indebtedness in light of then prevailing market conditions and (E) which may be guaranteed by the Loan Parties (if applicable, on the same subordination terms) as in clause (A) above; provided, that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Parent Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Parent Borrower at any time or (y) in cash only if exercisable by the Parent Borrower or the holders thereof after a date that is 6 months after the latest Maturity Date of the Revolving Credit Facility at such time;
(u)(i) Indebtedness of a Borrower or a Guarantor in respect of the Term Facility; provided that the principal amount of the Indebtedness outstanding at any time pursuant to this clause (d) shall not exceed $350,000,000, and (ii) any Permitted Refinancing of any

Indebtedness permitted under clause (i); provided that the Indebtedness described in this clause (d) shall at all times be subject to the Intercreditor Agreement;
(v)Indebtedness outstanding on the Closing Date and listed on Schedule 7.02(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), covenants and events of default in the documentation governing any such extending, refunding or refinancing Indebtedness shall not be materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced;
(w)(i) Guarantees of the Parent Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Parent Borrower or any Subsidiary and (ii) unsecured Indebtedness (A) of any Loan Party owing to any other Loan Party, (B) of any Subsidiary that is not a Loan Party owed to (1) any other Subsidiary that is not a Loan Party or (2) any Loan Party in respect of an Investment permitted under Section 7.03(b) and (C) of any Loan Party to any Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in this clause (f)(ii)(C) must be expressly subordinated to the Obligations pursuant to an Intercompany Subordination Agreement;
(x)Indebtedness in respect of Capitalized Leases, Synthetic Leases and purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 7.01(i); provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;
(y)obligations in respect of surety bonds and similar instruments (excluding letters of credit, bank guaranties and bankers’ acceptances) incurred in the ordinary course of business;
(z)Indebtedness (including, for the avoidance of doubt, any earn-outs that constitute Indebtedness) assumed in connection with or resulting from an Acquisition permitted under Section 7.03; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Acquisition (other than any earn-outs), (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $50,000,000 (in the aggregate for the Parent Borrower and all Subsidiaries); provided that for purposes of determining the amount of any uncapped earn-out included in Indebtedness for purposes of this $50,000,000 limitation, such calculation shall be made in the reasonable determination of Parent Borrower and (iii) no Liens will be incurred, assumed, or would exist on acquired Collateral of the Loan Parties as a result of the assumption of such Indebtedness unless otherwise permitted under Section 7.01(j) (or any other clause of Section 7.01 as described in Section 7.01(j));
(aa)Indebtedness of Foreign Subsidiaries not guaranteed by any Loan Party incurred or assumed in connection with, or resulting from, an Acquisition permitted under Section 7.03(f) in an aggregate principal amount outstanding at any time not to exceed $250,000,000;
(ab)Indebtedness not otherwise permitted by this Section 7.02 in an aggregate principal amount outstanding at any time not to exceed $50,000,000; and

(ac)Indebtedness incurred in connection with Swap Contracts not prohibited under Section 7.14.
Section 1.014Investments. Make or hold any Investments, except:
(ad)Investments held by the Parent Borrower or a Subsidiary in the form of cash or Cash Equivalents; provided that notwithstanding any other provision of this Agreement or any other Loan Document, no more than $10,000,000 in the aggregate shall be held in Deposit Accounts or Securities Accounts owned by the Loan Parties outside the United States;
(ae)(i) Investments of the Parent Borrower in any Loan Party, (ii) Investments of any Loan Party in any other Loan Party, (iii) Investments by Subsidiaries that are not Loan Parties in any Loan Party or any other Subsidiary, (iv) Investments existing on the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party and (v) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided that (x) Investments under this clause (b)(v) shall not at any time exceed $25,000,000 plus the amount of advances made in the ordinary course of business of such Loan Party to cover matters of such Subsidiary that are treated as expenses for such Subsidiary for accounting purposes and that are made in the ordinary course of business of such Subsidiary and (y) immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing and no Overadvance shall exist;
(af)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(ag)Investments existing on the Closing Date and set forth on Schedule 7.03(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.03;
(ah)Investments in Swap Contracts in the ordinary course of business not prohibited under Section 7.14;
(ai)Investments consisting of Permitted Acquisitions;
(aj)Investments made in cash by the Parent Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $50,000,000; provided that, with respect to each Investment made pursuant to this Section 7.03(g):
(i)such Investment shall be in Persons, property and assets that comply with Section 7.07;
(ii)any determination of the amount of such Investment shall include all cash consideration and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Parent Borrower and its Subsidiaries in connection with such Investment; and
(iii)immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing and no Overadvance shall exist;

(ak)Investments by the Parent Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Multiemployer Plan;
(al)Investments in connection with the Transactions;
(am)Guarantees permitted by Section 7.02; and
(an)other Investments (other than Acquisitions) by the Parent Borrower and its Subsidiaries not otherwise permitted by this Section 7.03; provided that, immediately before and immediately after giving pro forma effect to such Investment, the Payment Conditions shall be satisfied at such time;
provided, however, that in the event of an Investment of IP Rights in a non-Loan Party whereby, after giving effect to such Disposition, such IP Rights continue to be used in the Collateral included in the determination of the Borrowing Base, the transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such IP Rights in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, in the event of an Investment of IP Rights in a non-Loan Party whereby, after giving effect to such Investment, such IP Rights are no longer used in any Collateral included in the determination of the Borrowing Base, the transferee thereof shall have no obligation whatsoever to provide such a license.
Section 1.03Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person, except that, so long as no Default exists or would result therefrom:
(ao)(i) any Borrower may merge or consolidate with any other Borrower; provided that when a Borrower is merging or consolidating with the Parent Borrower, the Parent Borrower is the continuing or surviving Person, and (ii) any Subsidiary may merge or consolidate with (A) any Borrower, so long as a Borrower is the continuing or surviving Person, or (B) if such Subsidiary is not a Borrower, any one or more other Subsidiaries that is not a Borrower; provided that when any Loan Party (other than a Borrower) is merging or consolidating with another Subsidiary, a Loan Party shall be the continuing or surviving Person unless at the time of such merger or consolidation an Investment in an amount equal to the fair market value of the applicable Loan Party would be permitted to be made under Section 7.03 and immediately before and immediately after giving pro forma effect to any such merger or consolidation, no Default shall have occurred and be continuing and no Overadvance shall exist;
(ap)(i) any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party and (ii) any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Borrower;
(aq)any Subsidiary which is not a Loan Party may Dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party (including, for the avoidance of doubt, as a result of a Disposition which is in the nature of a liquidation);
(ar)in connection with any Acquisition permitted under Section 7.03(f), any Subsidiary of the Parent Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(as)any Subsidiary may engage in transactions in connection with the Transactions; and
(at)any Borrower or any Subsidiary may make any Disposition permitted by Section 7.05 (other than Section 7.05(e)(i)).
Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act, the law of any other jurisdiction or otherwise) unless any limited liability companies formed as a result of such division complies with the obligations set forth in Section 6.12 and the other further assurances obligations set forth in the Loan Documents and becomes a Borrower or a Guarantor under this Agreement and the other Loan Documents.
Section 1.015Dispositions. Make any Disposition, except:
(au)Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Parent Borrower in good faith determines is no longer used or useful in the conduct of the business of the Parent Borrower and its Subsidiaries;
(av)Dispositions of Inventory and immaterial assets in the ordinary course of business;
(aw)Dispositions of property, provided that (i) immediately before and immediately after giving pro forma effect to any such Disposition, the Payment Conditions shall be satisfied and (ii) the proceeds of any Disposition consisting of Collateral are subject to Section 2.05(b); provided, further, that, in the case of any Disposition of property of a Loan Party under this clause (c) with an aggregate fair market value in excess of $50,000,000, the Parent Borrower shall have delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 6.02(h) giving pro forma effect to such Disposition as if effected immediately prior to such date;
(ax)Dispositions of property by (i) any Borrower to any Guarantor or another Borrower and (ii) any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that for Dispositions described in clause (ii) above, if the transferor of such property is a Loan Party, (x) the transferee thereof must either be a Borrower or another Loan Party and (y) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;
(ay)(i) Dispositions permitted by Section 7.04 (other than Section 7.04(f)) and (ii) the grant of any Lien permitted by Section 7.01;
(az)(i) Dispositions of cash or Cash Equivalents not otherwise prohibited by this Agreement or any other Loan Document and (ii) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(ba)Non-exclusive licenses of IP Rights in the ordinary course of business;
(bb)concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an operating lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable governmental pricing of such assets; and

(bc)Dispositions by the Parent Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of the entry into the definitive agreement for such Disposition, no Default shall exist, (ii) the price for such asset shall be paid to the Parent Borrower or such Subsidiary for at least 75% cash consideration, (iii) in the case of any Disposition of property of a Loan Party with an aggregate fair market value in excess of $50,000,000, the Parent Borrower shall have delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 6.02(h) giving pro forma effect to such Disposition as if effected immediately prior to such date, (iv) the Payment Conditions are satisfied at the time of the entry into the definitive agreement for such Disposition (after giving pro forma effect to such Disposition as if effected immediately prior to such time), and (v) upon the consummation of the Disposition either (A) the Payment Conditions are satisfied (after giving pro forma effect to such Disposition as if effected immediately prior to such time) or (B) (x) the Revolver Usage is not in excess of the Line Cap and (y) 100% (or such lesser amount as would cause the Payment Conditions to be satisfied after giving pro forma effect to such prepayment and to the other pro forma adjustments to the Borrowing Base in connection with such Disposition) of the Net Cash Proceeds received in connection with such Disposition are applied to the Revolver Usage in the order of application set forth in Section 2.05(c)(i);
provided, however, that any (w) Disposition pursuant to Section 7.05(a)(ii), Section 7.05(b) through Section 7.05(f) (other than Section 7.05(d) and Section 7.05(e)(ii)) shall be for fair market value, (x) any Disposition of Equity Interests in a Subsidiary pursuant to Section 7.05(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 7.03(g) or (k), and (y) any Disposition of assets to another Person pursuant to Section 7.05(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 7.03(g) or (k); provided, further, that no assets shall be Disposed of under Section 7.05(i) in connection with an asset securitization transaction and (z) in the event of an Disposition of IP Rights whereby, after giving effect to such Disposition, such IP Rights continue to be used in the Collateral included in the determination of the Borrowing Base, the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such IP Rights in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, in the event of a Disposition of IP Rights whereby, after giving effect to such Disposition, such IP Rights are no longer used in any Collateral included in the determination of the Borrowing Base, the purchaser, assignee or other transferee thereof shall have no obligation whatsoever to provide such a license.
Section 1.08Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(bd)each Subsidiary (including, for the avoidance of doubt, any Borrower) may make Restricted Payments to the Parent Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Parent Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);
(be)each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(bf)each Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and
(bg)the Parent Borrower may make Restricted Payments so long as (i) the Material Debt Documents then outstanding, if any, would permit such Restricted Payment and (ii) the Payment Conditions are satisfied;
provided, however, that in the event of a Restricted Payment which includes IP Rights is made to a non-Loan Party whereby, after giving effect to such Restricted Payment, such IP Rights continue to be used in the Collateral included in the determination of the Borrowing Base, the transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such IP Rights in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, in the event of a Restricted Payment which includes IP Rights is made to a non-Loan Party whereby, after giving effect to such Restricted Payment, such IP Rights are no longer used in any Collateral included in the determination of the Borrowing Base, the transferee thereof shall have no obligation whatsoever to provide such a license.
Section 1.016Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Subsidiaries on the Closing Date or any business reasonably similar, incidental or complementary thereto and reasonable extensions thereof.
Section 1.017Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent Borrower or such Subsidiary as would be obtainable by the Parent Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties and transactions between and among Subsidiaries that are not Loan Parties, (b) Restricted Payments permitted to be made pursuant to Section 7.06, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Parent Borrower or such Subsidiary, (d) the grant of stock options or similar rights to employees and directors of the Parent Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Parent Borrower, (e) loans or advances to employees in the ordinary course of business in accordance with past practices of the Parent Borrower and its Subsidiaries to the extent permitted under Section 7.03, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Parent Borrower and its Subsidiaries who are not employees of the Parent Borrower or its Subsidiaries and (g) the Transactions.
Section 1.018Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document and the Term Credit Agreement or any other Term Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to or to make Investments in the Borrowers or any Guarantor, except for (A) any agreement in effect on the Closing Date or at the time any Subsidiary becomes a Subsidiary of the Parent Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent Borrower, (B) any agreement representing Indebtedness of a Subsidiary of the Parent Borrower which is not a Loan Party which is permitted by Section 7.02 and (C) any agreement in connection with a Disposition permitted by Section 7.05 (solely with respect to assets subject to such Disposition), (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers other than the Senior Notes Indenture, in each case as in effect on the Closing Date and any document governing Indebtedness permitted under Section 7.02(c) or (d) or (e) so long as the applicable provisions thereof are no more restrictive in any material respect, taken as a whole, than the Senior Notes and this Agreement or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens securing the Obligations on property of such Person other than (A) any document governing Indebtedness permitted under Section 7.02(g), solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (C) any agreement representing Indebtedness of a Subsidiary of the Parent Borrower that is not a Loan Party which is permitted by Section 7.02, solely to the extent that such restriction applies only to property of such Subsidiary that secured such Indebtedness, (D) restrictions arising in connection with cash or other deposits permitted under Section 7.01(e), (f) or (p) and limited to such cash or deposit, (E) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (F) the Senior Notes Indenture, or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
Section 1.10Financial Covenants.
(bh)Excess Availability. At any time permit Excess Availability to be less than the greater of (x) $57,000,000 and (y) 10.0% of the Line Cap.
(bi)Consolidated Leverage Ratio. So long as the Term Facility remains outstanding, the Loan Parties will not permit the Consolidated Leverage Ratio, as of the last day of any Test Period, to be greater than 3.00:1.00.
Section 1.13Amendments of Organization Documents. (i) Amend any of its Organization Documents in a manner that materially adversely affects the rights of the Administrative Agent or the Lenders under the Loan Documents or their ability to enforce the same or (ii) amend, modify or waive any Term Loan Document, in each case to the extent that such amendment, modification or waiver would be prohibited by the Intercreditor Agreement.
Section 1.14Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (b) fiscal year.
Section 1.15Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms (if any) of, any Indebtedness, except (a) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Indebtedness permitted under Section 7.02(d), (b) voluntary prepayments, repurchases, redemptions or defeasances of Indebtedness permitted under Section 7.02(d) as long as the Payment Conditions are satisfied, (c) any Permitted Refinancings of Indebtedness permitted under Sections 7.02(d) and (d) the refinancing of Indebtedness with other Indebtedness to the extent permitted under Section 7.02(c) or to the extent the Payment Conditions are satisfied.
Section 1.16Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving Hedge Agreements, including commodity options or futures contracts, which are speculative in nature.

Section 1.17Spin-Off. Consummate or otherwise complete any Spin-Off.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
Section 1.04Events of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) pay within 3 Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.02(b), 6.02(c), 6.02(e), 6.02(g), 6.02(h), 6.02(j), 6.02(k), 6.07, 6.11, 6.15 or Article VII or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(d), 6.02(f), 6.02(i), 6.03(a), 6.05(a), 6.10, 6.12, 6.16, 6.17 or 6.19 (and such failure under this clause (ii) continues for a period of 5 Business Days); or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party shall have become aware of each failure; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document or certificate (including the Borrowing Base Certificate) delivered in connection herewith or therewith shall be incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified with “materiality” or “Material Adverse Effect” or similar terms in the text thereof) when made or deemed made; or
(e)Cross-Default. Any Loan Party or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any applicable grace period in respect of any Indebtedness (including Swap Contracts, the Term Facility or the Senior Notes) or Guarantee of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or otherwise relating to such Indebtedness, or any other event occurs (other than any termination event or analogous provision in any Swap Contract), the effect of which default or other event is to cause, or to permit, irrespective of whether exercised, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be accelerated, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(f)Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party or Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days or an order for relief is entered in any such proceeding or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, (or an order for relief is entered in any such proceeding); or
(g)Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and has not denied coverage) and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or the Payment in Full of the Obligations, ceases to be in full force and effect; or any Loan Party or any of their Subsidiaries or any Governmental Authority contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or any Loan Party purports to revoke, terminate or rescind any Loan Document; or
(k)Change of Control. There occurs any Change of Control; or
(l)Collateral Document. Any Collateral Document shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected lien with the priority contemplated by the Collateral Documents (subject to Permitted Liens) on and security interest in the Collateral purported to be covered thereby or any Loan Party or any Governmental Authority shall so assert such invalidity or lack of perfection or priority of Collateral with an aggregate value in excess of $10,000,000, except to the extent that any such loss of perfection or priority results from the failure of any of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or of the Administrative Agent to file Uniform Commercial Code continuation statements; or

(m)Subordination. The provisions of the Intercreditor Agreement or any other intercreditor agreement entered into by the Administrative Agent after the Closing Date (any such provisions being referred to as the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness (in each case, other than in accordance with the terms of the Intercreditor Agreement or such other intercreditor agreement); or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions or (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties.
Section 1.019Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and shall, at the request of the Required Lenders, take any or all of the following actions:
(n)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(o)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(p)require that the Borrowers Cash Collateralize the Letter of Credit Usage; and
(q)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid Obligations (excluding Bank Product Obligations unless such Bank Product Obligations otherwise become due and payable pursuant to their terms upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor Relief Laws) shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the Letter of Credit Usage as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 1.09Application of Funds. After an Application Event, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, Lender Group Expenses and other amounts (including Attorney Costs and amounts payable under Article III but otherwise excluding principal and interest under the Loans) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities, Lender Group Expenses and other amounts (including Attorney Costs and amounts payable under Article III but otherwise excluding principal and interest under the Loans), payable to the Lenders ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Extraordinary Advances;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Extraordinary Advances;
Fifth, to pay interest accrued in respect of the Swing Loans, until paid in full;
Sixth, to pay the principal of all Swing Loans, until paid in full;
Seventh, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Seventh payable to them;
Eighth, ratably
(a)    to pay the principal of all Revolving Credit Loans, until paid in full, and
(b)    to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the L/C Issuers (and for the ratable benefit of each of the Lenders that have an obligation to pay to the Administrative Agent, for the account of an L/C Issuer, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable Law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a Letter of Credit as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by the Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable Law, be reapplied pursuant to this Section 8.03, beginning with clause First);
Ninth, ratably
(a)    [reserved],
(b)    [reserved], and
(c)    up to the amount (after taking into account any amounts previously paid pursuant to this clause (c) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, (after taking into account any amounts previously paid pursuant to this clause (c) during the continuation of the applicable Application Event), to (i) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to the Administrative Agent (in form and substance satisfactory to the Administrative Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (ii) with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable) and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 8.03, beginning with clause First;
Tenth, to the payment of all Bank Product Obligations that, in each case, are not covered under clause Ninth above;
Eleventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
ARTICLE IX

ADMINISTRATIVE AGENT
Section 1.020Appointment and Authority.
(a)Each of the Lenders and each L/C Issuer hereby irrevocably appoints Capital One to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions other than Section 9.09. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent is further authorized to execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents or a similar role under applicable Law, and each of the Lenders (in its capacities as a Lender, potential Hedge Provider and potential Bank Product Provider) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral

Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.01(f) or 8.01(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent.
(d)Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
(e)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other Debtor Relief Law), but in the case of this clause (iv) if, and solely if, the Administrative Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.
(f)The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) Section 2.12, this Article IX, Section 10.02, Section 10.06, Section 10.07, Section 10.08, Section 10.17, Section 10.18, Section 10.16, and Section 3.01 (and, solely with respect to L/C Issuers, Section 2.03), all terms and provisions contained herein applicable to Hedge Providers or Bank Product Providers, as applicable, and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.04 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Administrative Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
Section 1.04Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 1.05Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(g)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(h)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of automatic stay provisions under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Administrative Agent shall not be required to take, or to omit to take, any action unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Parties thereof.
(i)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(j)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an L/C Issuer;
(k)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, including with respect to the existence and aggregate amount of Obligations under Bank Product Agreements or Hedge Agreements at any time, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the qualification of (or lapse of any qualification of) any cash or Cash Equivalents, Accounts or Inventory under the eligibility criteria set forth herein, other than eligibility criteria expressly referring to the matters described therein being acceptable or satisfactory to, or being determined by, the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrowers or any Lender as a result of (A) any determination of the Revolver Usage, the Borrowing Base or the component amounts of any of the foregoing, (B) the calculation of Average Excess Availability, (C) the terms and conditions of any intercreditor agreement or subordination agreement or any component thereof or (D) the determination of whether the Payment Conditions have been satisfied;
(l)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);
(m)shall not be responsible to any Secured Party, any Borrower, any Loan Party or any other Person, or have any liability for, any incorrect or inaccurate determination of Term SOFR or the Base Rate for any purpose under any Loan Document, in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment;
(n)do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any

Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service; and
(o)shall not, nor shall any of its Related Parties, have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither the Administrative Agent nor any of its Related Parties shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against the Administrative Agent or its Related Parties that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless the Administrative Agent and its Related Parties from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.
Section 1.021Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 1.022Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for the Administrative Agent for purposes of perfecting all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
Section 1.023Resignation of the Administrative Agent.
(p)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower at all times other than during the continuance of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank or another financial services company with an office in the United States, or an Affiliate of any such bank or financial services company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 9.06(a) (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest).
(q)[Reserved].
(r)With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
(s)Any resignation by Capital One as the Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
Section 1.010Non-Reliance on the Administrative Agent and Other Lenders.
(t)Acknowledgment of Lenders and L/C Issuers. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(u)Erroneous Payments.
(i)Each Lender and each L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Erroneous Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 9.07(b) shall be conclusive, absent manifest error.
(ii)Without limiting the immediately preceding clause (i), each Lender and each L/C Issuer hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each L/C Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Parent Borrower and each other Loan Party hereby agrees that in the event an Erroneous Payment (or portion thereof) are not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount, and an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party. Each party’s obligations under this Section 9.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 1.01The Administrative Agent May File Proofs of Claim. Subject to Section 9.01(e), in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation related to Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Usage and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents allowed in such judicial proceeding); and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid the Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles; provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall promptly be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 1.02Collateral and Guaranty Matters. The Lenders and L/C Issuers (and by accepting the benefits of the Loan Documents, the holders of any Bank Product Obligations are hereby deemed to) irrevocably authorize the Administrative Agent,
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Payment in Full of the Obligations, (ii) that is Disposed of or to be Disposed of to a Person if the Parent Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) if such property is owned by any Guarantor that has been released from its obligations under the Guaranty pursuant to Section 9.09(b), (iv) to release any Liens on any property granted to or held by the Administrative Agent under any Loan Document that is or becomes an Excluded Asset (as defined in the Security Agreement), or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (and such additional Lenders if required pursuant to Section 10.01); provided, that the Lenders, the L/C Issuers and the Administrative Agent (and by accepting the benefits of the Loan Documents, the holders of any Bank Product Obligations are hereby deemed to) agree that upon the occurrence of any such event in this clause (a), such Liens shall be automatically released;
(b)to release any Guarantor from its obligations under the Guaranty (i) upon the Payment in Full of the Obligations, (ii) if the Parent Borrower certifies to the Administrative Agent (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) that (A) such Person has ceased to be a Subsidiary as a result of a transaction permitted hereunder, or (B) such Guarantor has ceased to be a Domestic Subsidiary or becomes a Subsidiary of a Foreign Subsidiary or FSHCO, in each case, as a result of a transaction permitted hereunder, or (iii) if approved, authorized or ratified in writing by the Required Lenders (and such additional Lenders if required pursuant to Section 10.01); provided, that the Lenders, the L/C Issuers and the Administrative Agent (and by accepting the benefits of the Loan Documents, the holders of any Bank Product Obligations are hereby deemed to) agree that upon the occurrence of any event in this clause (b), such obligations under such Guaranty shall be released; and
(c)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan

Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 1.10Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a, “bookrunning manager” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 1.11Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report in respect of the Loan Parties and weekly Qualified Cash updates (each, a “Report”) prepared by or at the request of the Administrative Agent (and in connection therewith the Administrative Agent agrees to request such weekly Qualified Cash updates), and the Administrative Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations and that the Administrative Agent or other Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Parent Borrower’s and its Subsidiaries’ books and records, as well as on representations of the Parent Borrower’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.07(a), and

(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing, (x) any Lender may from time to time request in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by any Loan Party to the Administrative Agent that has not been contemporaneously provided to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender and (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Parent Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party, the Administrative Agent promptly shall provide a copy of same to such Lender.
Section 1.11Reliance and Liability. The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.06, (ii) rely on the Register to the extent set forth in Section 10.06, (iii) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
Section 1.12Certain ERISA Matters.
(f)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 1.13Intercreditor Agreement. Each Lender (a) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, in connection with the incurrence by any Loan Party of the Term Facility and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement.
ARTICLE X

MISCELLANEOUS
Section 1.024Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless, in the case of this Agreement, in writing signed by the Required Lenders and the Parent Borrower and acknowledged by the Administrative Agent, and, in the case of any other Loan Document, in writing signed by the Parent Borrower (on behalf of each Borrower or Loan Party, as applicable) and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that the making of an Extraordinary Advance, a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory reduction of any of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend Section 2.08(b) or to waive any obligation of the Borrowers to pay interest or fees at the default rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) or to amend the definition of Average Excess Availability even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(d)change any provision of this Section 10.01 or the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(e)other than in connection with the Payment in Full of the Obligations, release or subordinate the Administrative Agent’s Lien on all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(f)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone);
(g)amend, modify or waive any pro rata sharing provision of Section 2.09, 2.12 or 2.13 without the written consent of each Lender;
(h)amend, modify or waive Section 8.03, without the written consent of each Lender adversely affected thereby;
(i)increase any advance rate used in computing the Borrowing Base or add categories of assets thereto, in each case without the written consent of each Lender;
(j)amend the definition of “Borrowing Base”, “Eligible Accounts” or “Eligible Inventory” (or any defined term used therein) that has the effect of increasing availability thereunder (including changes in eligibility criteria), without the written consent of the Supermajority Lenders; or

(k)(i) amend or waive Section 7.15, without the written consent of each Lender or (ii) amend the definition of “Spin-Off” in a manner that is adverse to the Lenders, without the written consent of each Lender;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Required Lenders or Supermajority Lenders, as applicable, affect the rights or duties of the L/C Issuers under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Required Lenders or Supermajority Lenders, as applicable, affect the rights or duties of the Swing Lender under this Agreement; (iii) unless in writing and signed by the Administrative Agent in addition to the Required Lenders or Supermajority Lenders, as applicable, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) any waiver, amendment or modification of the Intercreditor Agreement may be effected by an agreement or agreements in writing entered into between the Administrative Agent and the Term Agent (with the consent of the Required Lenders but without the consent of any Loan Party, but only so long as such amendment, waiver or modification does not impose any additional duties or obligations on any Loan Party or alter or impair any right of any Loan Party under any Loan Document); and (v) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Revolving Credit Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except (x) the amendments, waivers and consents described in clauses (a), (b) and (c) above and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and the Parent Borrower may replace any Defaulting Lender with the consent of the Administrative Agent (such consent not to be unreasonably withheld) in accordance with Section 10.16. In the event that any amendment or waiver to this Agreement or any Loan Document or any consent to departure therefrom has been requested, such consent, waiver or amendment requires the consent of each Lender or each affected Lender in accordance with the terms of Section 10.01 or all Lenders with respect to a certain class of the Loans, the consent or the agreement of the Required Lenders has been obtained and any applicable Lender does not agree to such amendment, waiver or consent, the Parent Borrower may replace any such Lender not agreeing to such amendment, waiver or consent in accordance with Section 10.16.
Notwithstanding anything to the contrary contained in this Section 10.01, the Parent Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least 5 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 5 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14 and 2.18.
Section 1.011Notices and Other Communications; Facsimile Copies.
(l)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to

Section 10.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Borrower, the Administrative Agent, the Swing Lender or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the Swing Lender and the L/C Issuers.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(m)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(n)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed and delivered by facsimile or other Electronic Transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(o)Electronic Transmission.
(v)Each Borrower agrees that the Administrative Agent may make information and/or materials provided by or on behalf of the Borrowers (collectively, the “Borrower Materials”) available to the Lenders by posting communications on IntraLinks or a substantially similar Electronic Transmission system (the “Platform”). The Platform is provided “as is” and “as available”. The Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Borrower Materials or the Platform. Each Loan Party further agrees that certain of the Lenders may not wish to receive material non-public information with respect to the Loan Parties or their securities (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” as not containing any material nonpublic information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term). In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent Borrower, any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(vi)Subject to the provisions of Section 10.02(a), each of the Administrative Agent, Lenders, each Loan Party and each of their Related Parties, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Loan Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(vii)All uses of an E-System shall be governed by and subject to, in addition to Section 10.02 and this Section 10.01, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by the Administrative Agent and Loan Parties in connection with the use of such E-System. . Subject to the provisions of Section 10.02(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Administrative Agent, each other Secured Party and each Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(viii)LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PARTIES IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrowers, the other Loan Parties executing this Agreement and the Secured Parties agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
(p)Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing, Notices of Conversion/Continuation and requests for Letters of Credit) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(q)Updated Notice Information, Etc. Each of the Borrowers, the Administrative Agent, and each L/C Issuer may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number, electronic mail address and telephone number to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower, its Subsidiaries or its securities for purposes of United States Federal or state securities laws.
Section 1.025No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 1.026Expenses; Indemnity; Damage Waiver.
(r)Costs and Expenses. The Parent Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable documented and invoiced out-of-pocket costs and expenses (A) incurred in connection with the development, preparation, negotiation, syndication (including cost and expenses relative to CUSIP, DXSyndicateTM, SyndTrak and other communication costs) and execution of the Fee Letter, this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including any due diligence expense, any costs of travel, meals and lodging and the Attorney

Costs of one primary counsel to the Administrative Agent, if necessary, one local counsel to the Administrative Agent in each appropriate material jurisdiction (which may include a single counsel acting in multiple jurisdictions), one specialty counsel to the Administrative Agent in each reasonably necessary specialty area and in the case of an actual or perceived conflict of interest, one special counsel to each similarly affected group by such conflict where such group notifies the Parent Borrower of such counsel and thereafter retains counsel, and (B) incurred in connection with each field examination or inventory appraisal (I) performed by the Administrative Agent in accordance with, and subject to the limitations set forth in Section 2.09(a)(iv) and Section 6.16 or for the establishment of electronic collateral reporting or (II) performed by consultants and appraisal firms employed by the Administrative Agent to perform field examinations or inventory appraisals in accordance with, and subject to the limitations set forth in, Section 6.16, (ii) to pay or reimburse each L/C Issuer for all reasonable, documented and invoiced out-of-pocket expenses incurred by such L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) to pay or reimburse the Administrative Agent, any Lender or any L/C Issuer for all reasonable, documented and invoiced out-of-pocket costs and expenses required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced or incurred by the Administrative Agent, any Lender or any L/C Issuer in accordance with the terms hereof, (iv) to pay or reimburse the Administrative Agent for its reasonable, documented and invoiced fees and charges imposed or incurred in connection with any background checks or OFAC/PEPE searches related to any Loan Party or its Subsidiaries, its customary fees and charges imposed by or incurred by the Administrative Agent resulting from the dishonor of checks payable to any Loan Party and customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise) together with any out-of-pocket costs and expenses incurred in connection therewith, and (v) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with correcting any Default and the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including the Attorney Costs of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each appropriate material jurisdiction (which may include a single counsel acting in multiple jurisdictions) and one specialty counsel to the Administrative Agent and the Lenders, taken as a whole, in each reasonably necessary specialty area (including insolvency law) (and, in case of an actual conflict of interest where a Lender has notified Parent Borrower of the existence of such conflict, and thereafter retains its own counsel, any additional counsel to all similarly situated Lenders) during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated or advisor fees and expenses incurred in connection with a “workout”, a “restructuring” or any proceeding under any Debtor Relief Law concerning any Loan Party or in exercising rights and remedies under the Loan Documents, or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceedings is brought, or in taking any enforcement or remedial action with respect of the Collateral. The foregoing costs and expenses shall include all search, filing, recording, title insurance, appraisal, telecommunication, environmental audit, photocopying, notarization, courier, messenger charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent in accordance with this Agreement. The costs, expenses, fees, charges and any other amounts described in this Section 10.04(a) shall be referred to as the “Lender Group Expenses”.
(s)Indemnification by the Borrowers. Whether or not the Transactions contemplated hereby are consummated, each Borrower shall indemnify, defend and hold harmless the Administrative Agent (and any sub-agent thereof), the Swing Lender, each L/C Issuer, each Lender and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities, and related reasonable and documented and invoiced out-of-pocket expenses (including Attorney Costs of a single firm of counsel to the Indemnitees, taken as a whole, one local counsel to the Indemnitees, taken as a whole, in each reasonably necessary jurisdiction and one specialty counsel in each reasonably necessary specialty area for all such Indemnitees, taken as a whole (and, in the case of an actual conflict of interest where the Indemnitee retains its own counsel, of another firm of counsel for each such affected Indemnitee)), that may be incurred by or asserted or awarded against any such Indemnitee, in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration (including any restructuring or work-out related thereto) of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby (including the Fee Letter) or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability or related reasonable and documented or invoiced out-of-pocket expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Parties, (y) a material breach of such Indemnitee’s or any of its Related Indemnified Party’s obligations under this Agreement or any other Loan Document or (z) disputes solely among the Indemnitees not arising from or in connection with any act or omission by the Borrowers or any of their Affiliates (other than a dispute against the Administrative Agent, any Arrangers or any bookrunners in its capacity as such). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform in connection with this Agreement except as provided in Section 10.02(d), nor shall any Indemnitee have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.
(t)Reimbursement by Lenders. The Administrative Agent may incur and pay Lender Group Expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrowers are obligated to reimburse the Administrative Agent or the Lenders for such expenses pursuant to this Agreement or otherwise. The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to the Lenders (or the Bank Product Providers). In the event the Administrative Agent is not reimbursed for such costs and expenses by the Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to the Administrative Agent such Lender’s ratable portion thereof. Each of the Lenders, on a ratable basis, shall indemnify and defend the Related Parties (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Related Parties of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Credit Loan or other Credit Extension hereunder. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 10.04(c) shall survive the Payment in Full of all Obligations and the resignation or replacement of the Administrative Agent.
(u)Waiver of Consequential Damages, Etc. No party hereto shall assert, and each such party hereby waives, any liabilities (whether direct or indirect, in contract, tort or otherwise) against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrowers’ indemnification obligations under Section 10.04(b) to the extent such indirect, special, punitive or consequential damages are included in a claim against an Indemnitee for which such Indemnitee is entitled to indemnification under Section 10.04(b). Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, including the Platform, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Party with respect to its performance of services hereunder as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(v)Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand (accompanied by an invoice) therefor (or 30 days of demand (accompanied by an invoice) therefor, in the case of Lender Group Expenses).
(w)Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Swing Lender and the L/C Issuers, the replacement of any Lender and the Payment in Full of the Obligations.
Section 1.01Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the

Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.
Section 1.02Successors and Assigns.
(x)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(y)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including participations in Letter of Credit Usage, Swing Loans and Extraordinary Advances at the time owing to it)); provided that any such assignment shall be subject to the following conditions:
(iii)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it thereunder or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee

Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ix)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(x)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(C)the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(D)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(E)the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of the Borrowers’ Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Revolving Credit Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Credit Loans and participations in Letters of Credit, Swing Loans and Extraordinary Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their own expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(z)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender (with respect to its own Loans and Commitments only) at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that the Register shall be maintained such that the Loans are in “registered form” within the meaning of Treasury Regulations Section 5f.103-1(c).
(aa)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swing Lender or any L/C Issuer, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Usage, Swing Loans and Extraordinary Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.06(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and the requirements under Section 10.14, it being understood that the documentation required under Section 10.14 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.16 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Credit Loans, Letters of Credit, Extraordinary Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Credit Loan, Letter of Credit, Extraordinary Advance or other obligation is in registered form for the purposes of the Code, including under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ab)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to be subject to the provisions of Section 3.06(b) and (c) as though it were a Lender.
(ac)Certain Pledges. Any Lender may at any time pledge or create a security interest in all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge or creation of a security interest in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(ad)[Reserved].
(ae)Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each Granting Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each SPC to which it grants an option pursuant to this Section 10.06(h) and the principal amounts (and stated interest) of any Loan or portion thereof provided to the Parent Borrower by such SPC (the “SPC Register”); provided that no Lender shall have any obligation to disclose all or any portion of the SPC Register (including the identity of any SPC or any information relating to a SPC’s interest in any Commitments, Revolving Credit Loans, Letters of Credit, Extraordinary Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Credit Loan, Letter of Credit, Extraordinary Advance or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the SPC Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the SPC Register as the owner of the relevant interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining any SPC Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any proceeding under any Debtor Relief Laws. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(af)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Capital One assigns all of its Commitments and Loans pursuant to Section 10.06(b), Capital One may, upon 30 days’ notice to the Parent

Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Capital One as an L/C Issuer. If Capital One resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Usage with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Credit Loan). In addition, notwithstanding anything to the contrary contained herein, if at any time any other L/C Issuer, in its capacity as Lender, assigns all of its Commitments and Loans pursuant to Section 10.06(b), such Lender may, upon 30 days’ notice to the Parent Borrower and the other Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders (subject to such Lender’s acceptance of such appointment) a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer. If such Lender resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Usage with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Credit Loan). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.
Section 1.027Confidentiality; Tombstones; Press Release and Related Matters.
(ag)Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any Governmental Authority or in any pending legal or administrative proceeding, or otherwise as required by applicable Laws or regulations or compulsory legal process (in which case each of the Administrative Agent and the Lenders agrees, to the extent practicable and not prohibited by applicable Law, to inform the Borrowers promptly thereof), (c) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over the Administrative Agent or any of its Affiliates (including in the course of inspections, examinations or inquiries by any Governmental Authorities, self-regulatory agencies and rating agencies), (d) to the extent that the Information becomes publicly available other than by reason of disclosure in violation of this Agreement by the Administrative Agent or Lender, (e) for purposes of establishing any defense, including a “due diligence” defense, or for the purpose of enforcing any rights of the Administrative Agent or such Lender, (f) to the extent that such information is or was received by the Administrative Agent or such Lender from a third party that is not, to the Administrative Agent or such Lender’s knowledge, subject to confidentiality obligations to the Parent Borrower or any of its Affiliates, (g) to the extent that such information is independently developed by the Administrative Agent or such Lender, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.07(a), to (x) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties and (i) with the consent of the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information with respect to the Parent Borrower or its Subsidiaries or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Law. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
(ah)Tombstones. Each Loan Party consents to the publication by the Administrative Agent, any Arranger or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.
Section 1.012Setoff. Each of the Lenders agrees that it shall not, without the express written consent of the Administrative Agent, set off against the Obligations any amounts owing by such Lender to any Loan Party or any Deposit Accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. If, at any time or times any Lender shall receive (a) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement or (b) payments from the Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by the Administrative Agent, such Lender promptly shall (i) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
Section 1.013Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 1.10Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by facsimile transmission or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile transmission or other electronic transmission.
Section 1.11Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.27, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 1.12Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Obligations are Paid in Full.
Section 1.13Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the L/C Issuers, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 1.14Tax Forms.
(ai)(i)    The Administrative Agent or any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent (as applicable), at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 10.14(a)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s or the Administrative Agent’s reasonable judgment such completion (as applicable), execution or submission would subject such Lender or the Administrative Agent (as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent (as applicable).
(xi)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or

W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN-E or W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the Closing Date; and
(E)to the extent that it is able and legally entitled to do so, the Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower), executed copies of (i) in the case of an Administrative Agent that is a U.S. Person, IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. Federal backup withholding Tax or (ii) in the case of an Administrative Agent that is not a U.S. Person, an applicable IRS Form W-8.
Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent (as applicable) in writing of its legal inability to do so.
For purposes of this Section 10.14, the term “applicable Law” includes FATCA and the term “Lender” includes, as applicable, any SPC (it being understood that any documentation required to be provided by an SPC under this Section 10.14 shall be delivered by the SPC to the Granting Lender).
Section 1.12No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (b) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal with respect to the Borrowers or any of their respective Affiliates and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any other Lender or Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, nor any other Lender or Arranger, has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Lender and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 1.13Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender delivers a notice pursuant to Section 3.02, (d) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders or all affected Lenders and that has been approved by the Required Lenders as provided in Section 10.01, (e) any Lender is a Defaulting Lender, or (f) any Lender has failed to consent to an Extension Offer pursuant to Section 2.18, the Parent Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Loans and Commitments (with the assignment fee to be paid by the Borrowers in such instance) pursuant to Section 10.06(b) to one or more other Lenders or Eligible Assignees procured by the Parent Borrower. Upon the making of any such assignment, the Parent Borrower shall (x) pay in full any amounts payable pursuant to Section 3.05 and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers, the Swing Lender and the Administrative Agent, as applicable, as may reasonably be required with respect to any continuing obligation to fund participation interests in any Letter of Credit Usage, Swing Loans and Extraordinary Advances then outstanding; provided, however, that (i) each such assignment made as a result of a demand by the Parent Borrower shall be arranged by the Parent Borrower after consultation with the Administrative Agent and shall be an assignment or assignments pursuant to Section 10.06(b) of all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment pursuant to Section 10.06(b) as a result of a demand by the Parent Borrower unless and until such Lender shall have received one or more payments from either the Parent Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.
Section 1.14Governing Law.
(aj)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(ak)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT

ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(al)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(am)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 1.15Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 1.16Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent shall have been notified by each Lender and the L/C Issuers that each such Lender and the L/C Issuers has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.
Section 1.17Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including any Assignment and Acceptance, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 1.18USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information (including without limitation, a Beneficial Ownership Certification with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation) that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations and policies under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 1.19Acknowledgment and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(an)(a)    the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ao)the effects of any Bail-in Action on any such liability, including, if applicable:
(xii)a reduction in full or in part or cancellation of any such liability;
(xiii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(xiv)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 1.20Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
Section 1.21Additional Borrowers. (a) At any time after the Original Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may elect that any wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) that is a Loan Party to be added as an Additional Borrower hereunder by delivery to the Administrative Agent of a Notice of Additional Borrower as follows:
(i)such Subsidiary shall be deemed a “Borrower” hereunder and under the Loan Documents upon confirmation from the Administrative Agent of receipt of, in form and substance satisfactory to the Administrative Agent, joinder and any other documentation reasonably requested by the Administrative Agent with respect to such Additional Borrower, including the materials set forth in clause (iii) below, any promissory notes requested by a Lender through the Administrative Agent and written opinions of the Loan Parties’ counsel;
(ii)such Additional Borrower shall deliver (x) the documents required by Section 6.12 with respect thereto and (y) to the extent applicable, a Beneficial Ownership Certification with respect to such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested by the Administrative Agent o any Lender, reasonably satisfactory to the Administrative Agent and any such Lender; and
(iii)as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing by and acceptable to the Administrative Agent and each Lender to satisfy requirements under the Administrative Agent’s and such Lender’s applicable “know your customer” and anti-money laundering rules and regulations, including the Act and Beneficial Ownership Regulations.
(a)Any Additional Borrower shall continue to be a Borrower under this Agreement until the Parent Borrower delivers a Borrower Termination Notice with respect to such Subsidiary to the Administrative Agent, whereupon such Subsidiary shall cease to be a Borrower hereunder; provided that no Borrower Termination Notice will become effective as to any Additional Borrower until a new Borrowing Base Certificate reflecting the removal of Additional Borrower has been delivered to the Administrative Agent, all Loans made to such Additional Borrower shall have been repaid, all Letters of Credit issued for the account of such Additional Borrower have been drawn in full or have expired or have been Cash Collateralized and all amounts payable by such Additional Borrower in respect of L/C Borrowings, interest and/or fees (and, to the extent notified by the Administrative Agent, any L/C Issuer or any Lender, any other amounts payable under this Agreement by such Additional Borrower) shall have been paid in full; provided further that (i) such Borrower Termination Notice shall be effective to terminate the right of such Additional Borrower to request or receive further Credit Extensions under this Agreement and (ii) no Borrower Termination Notice shall be effective if there is only one Borrower prior to delivery of the Borrower Termination Notice.

Section 1.22Joint and Several Liability of Borrowers.
(ap)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 10.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(aq)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are Paid in Full, and without the need for demand, protest, or any other notice or formality.
(ar)The Obligations of each Borrower under the provisions of this Section 10.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 10.25(c)) or any other circumstances whatsoever.
(as)Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or the other Loan Documents, each Borrower (other than the Parent Borrower) hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Credit Loan or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any Collateral, to pursue any other remedy in the Administrative Agent’s, any Lender’s, any L/C Issuer’s, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against the Administrative Agent, any Lender or any L/C Issuer, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to the Administrative Agent, any Lender or any L/C Issuer, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, any Lender or any L/C Issuer, including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the

Lenders at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any other Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any other Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.25, it being the intention of each Borrower that, until the Obligations are Paid in Full, the Obligations of each Borrower under this Section 10.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Administrative Agent or any Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the other Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any other Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any other Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. The Administrative Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by the Administrative Agent by one or more judicial or nonjudicial sales or other dispositions or may exercise any other right or remedy the Administrative Agent, any Lender, any L/C Issuer, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the other Borrowers hereunder except to the extent the Obligations have been Paid in Full.
(at)Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(au)The provisions of this Section 10.25 are made for the benefit of the Administrative Agent, each Lender, each L/C Issuer, each Bank Product Provider, and their respective successors and assigns, may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any L/C Issuer first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.25 shall remain in effect until all of the Obligations shall have been Paid in Full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.25 will automatically be reinstated, as though such payment had not been made.
(av)Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 10.25, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any Lender, any L/C Issuer, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been Paid in Full. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent, any Lender, any L/C Issuer hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Administrative Agent, for the benefit of itself, the Lenders, the L/C Issuers and the Bank Product Providers, and shall promptly be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after Payment in Full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
Section 1.18Bank Product Providers. Subject to this Section 10.26, each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as the Administrative Agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as the Administrative Agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release Bank Product Reserves and that if Bank Product Reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such Bank Product Reserves is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the

Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Product Agreement, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of Bank Products or a holder of Bank Product Obligations owing thereunder, and the consent of any such Bank Product Provider shall not be required (other than in their respective capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
Section 1.19Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(aw)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ax)As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 1.1Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Closing Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Closing Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Closing Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement. Each of the Borrowers, the Lenders party hereto (including certain financial institutions that were not “Lenders” immediately prior to the Closing Date) and the Administrative Agent agree to any action reasonably required by the Administrative Agent to have outstanding Revolving Credit Loans and participations in Letters of Credit and Swing Loans held ratably as of the Closing Date in accordance with the revised pro rata share of the Lenders in respect of the Commitments established hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

VISTA OUTDOOR INC., as Parent Borrower

By:_____/s/ Sudhanshu Priyadarshi______
Name: Sudhanshu Priyadarshi
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page – A&R Credit Agreement (Vista)]

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, Swing Lender and as a Lender

By:______/s/ Joe A Sacchetti______________
Name: Joe A. Sacchetti
Title: Duly Authorized Signatory

[Signature Page – A&R Credit Agreement (Vista)]

JPMorgan Chase Bank, N.A., as a Lender and L/C Issuer

By:_______/s/ Hai Nguyen_____________
Name: Hai Nguyen
Title: Authorized Officer
[Signature Page – A&R Credit Agreement (Vista)]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:_______/s/ Heather Wah_____________
Name: Heather Wah
Title: Vice President
[Signature Page – A&R Credit Agreement (Vista)]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:_______/s/ Luke Tripodi_____________
Name: Luke Tripodi
Title: Senior Vice President

[Signature Page – A&R Credit Agreement (Vista)]

MUFG BANK, LTD., as a Lender

By:_______/s/ Jeehae Kim_____________
Name: Jeehae Kim
Title: Vice President

[Signature Page – A&R Credit Agreement (Vista)]

REGIONS BANK, as a Lender

By:____/s/ Michael Kempel___________
Name: Michael Kempel
Title: Managing Director

[Signature Page – A&R Credit Agreement (Vista)]

FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender

By:_______/s/ Thomas Mullen___________
Name: Thomas Mullen
Title: Vice President

[Signature Page – A&R Credit Agreement (Vista)]

Bank of America, N.A., as a Lender

By:_______/s/ Gregory Kress_________
Name: Gregory Kress
Title: Senior Vice President

[Signature Page – A&R Credit Agreement (Vista)]

Morgan Stanley Senior Funding, Inc., as a Lender

By:_______/s/ Michael King________
Name: Michael King
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Vista)]

BOKF, NA DBA BOK FINANCIAL, as a Lender

By:_______/s/ Ryan P. Birnel__________
Name: Ryan P. Birnel
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Vista)]

Morgan Stanley Bank, N.A., as a Lender

By:_______/s/ Michael King_________
Name: Michael King
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Vista)]